                                                                       Exhibit 1

                    STRATEGIC BUSINESS COMBINATION AGREEMENT

                                 BY AND BETWEEN

                           STEAG ELECTRONIC SYSTEMS AG

                                       AND

                            MATTSON TECHNOLOGY, INC.


                                  JUNE 27, 2000

                               TABLE OF CONTENTS

                                                                                           PAGE
ARTICLE I.  CAPITALIZATION OF NEWCO..........................................................2
        1.1    Transfer of Foreign STEAG Subsidiary Shares to Newco..........................2

ARTICLE II.  PURCHASE AND SALE OF STOCK......................................................2
        2.1    Purchase and Sale of Stock....................................................2
        2.2    Adjustment for Capital Changes................................................2
        2.3    Assumed Obligations of STEAG..................................................3
        2.4    Closing.......................................................................3
        2.5    Certificate Legends...........................................................3
        2.6    Allocation of Purchase Price..................................................3
        2.7    Tax Election..................................................................4
        2.8    Early Condition Satisfaction Date.............................................4
        2.9    Post-Closing Adjustments......................................................5

ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF STEAG........................................6
        3.1    Due Incorporation.............................................................7
        3.2    Due Authorization.............................................................7
        3.3    Non-Contravention/Consents and Approvals......................................8
        3.4    Capital Structure.............................................................9
        3.5    Financial Statements; Undisclosed Liabilities; Other Documents...............10
        3.6    No Material Adverse Effects or Changes.......................................10
        3.7    Properties...................................................................11
        3.8    Intellectual Property........................................................12
        3.9    Insurance....................................................................13
        3.10   International Employee Plans.................................................13
        3.11   United States Employee Matters and ERISA.....................................14
        3.12   Labor Matters................................................................15
        3.13   Tax Returns and Audits.......................................................16
        3.14   Environmental Matters........................................................18
        3.15   Litigation...................................................................20
        3.16   Compliance with Applicable Laws..............................................20
        3.17   Contracts; No Defaults.......................................................21
        3.18   Change in Control and Severance Payments.....................................21
        3.19   Year 2000....................................................................21
        3.20   Broker's/Finder's Fees.......................................................22
        3.21   Interim Operations of Newco..................................................22
        3.22   Investment...................................................................22

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF MATTSON......................................22
        4.1    Due Incorporation, Subsidiaries, and Due Authorization.......................23
        4.2    Non-Contravention; Consents and Approvals....................................23
        4.3    Capitalization...............................................................24
        4.4    Financial Statements; Undisclosed Liabilities; Other Documents...............25
        4.5    SEC Filings..................................................................26
        4.6    No Material Adverse Effects or Changes.......................................26
        4.7    Properties...................................................................26


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
        4.8    Intellectual Property........................................................27
        4.9    Insurance....................................................................28
        4.10   Employee Matters and ERISA...................................................28
        4.11   Labor Matters................................................................30
        4.12   Tax Returns and Audits.......................................................30
        4.13   Environmental Matters........................................................32
        4.14   Litigation...................................................................33
        4.15   Compliance with Applicable Laws..............................................34
        4.16   Contracts; No Defaults.......................................................34
        4.17   Change in Control and Severance Payments.....................................34
        4.18   Year 2000....................................................................35
        4.19   Brokers and Finders..........................................................35
        4.20   Opinion of Financial Advisor.................................................35
        4.21   Vote Required................................................................35
        4.22   Investment Company Act.......................................................35
        4.23   CFM Agreement................................................................35

ARTICLE V. CONDUCT PRIOR TO THE CLOSING.....................................................36
        5.1    Conduct of Business of STEAG Subsidiaries....................................36
        5.2    Conduct of Business of Mattson...............................................38
        5.3    Other Negotiations...........................................................40
        5.4    German Counterpart Agreement.................................................41

ARTICLE VI. ADDITIONAL AGREEMENTS AND COVENANTS.............................................41
        6.1    Covenant to Satisfy Conditions...............................................41
        6.2    Proxy Materials and Stockholder Approval.....................................42
        6.3    Integration Committee........................................................43
        6.4    Employee Benefits............................................................43
        6.5    Sale of Shares Pursuant to Regulation D......................................44
        6.6    Access to Information........................................................44
        6.7    Confidentiality..............................................................45
        6.8    Public Disclosure............................................................45
        6.9    Regulatory Approval; Further Assurances......................................45
        6.10   Legal Requirements...........................................................46
        6.11   Stock Option Grants..........................................................47
        6.12   Conveyance Taxes.............................................................47
        6.13   STEAG Intercompany Indebtedness; Transfer to Newco...........................47
        6.14   Non-Solicitation of Employees................................................48
        6.15   NASDAQ Listing...............................................................48
        6.16   Directors; Nominating Committee; Officers....................................48
        6.17   Name.........................................................................48
        6.18   Access to Business Records...................................................48

ARTICLE VII. CONDITIONS TO THE STRATEGIC BUSINESS COMBINATION...............................49
        7.1    Conditions to Each Party's Obligation to Consummate the Strategic Business
               Combination..................................................................49
        7.2    Conditions to Obligations of Mattson.........................................50


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
        7.3    Conditions to Obligations of STEAG...........................................51

ARTICLE VIII. TERMINATION, AMENDMENT AND WAIVER.............................................53
        8.1    Optional Termination.........................................................53
        8.2    Automatic Termination........................................................55
        8.3    Effect of Termination........................................................55
        8.4    Amendment....................................................................55
        8.5    Extension; Waiver............................................................56
        8.6    Notice of Termination........................................................56

ARTICLE IX. INDEMNIFICATION.................................................................56
        9.1    Indemnification..............................................................56
        9.2    Procedures for Indemnification...............................................57
        9.3    Defense of Third Party Claims................................................57
        9.4    Settlement of Third Party Claims.............................................58

ARTICLE X. GENERAL PROVISIONS...............................................................59
        10.1   Notices......................................................................59
        10.2   Definitions..................................................................60
        10.3   Counterparts.................................................................60
        10.4   Entire Agreement; Nonassignability...........................................61
        10.5   Severability.................................................................61
        10.6   Remedies Cumulative..........................................................61
        10.7   No Survival of Warranties....................................................61
        10.8   Expenses.....................................................................61
        10.9   United States Dollars........................................................61
        10.10  Governing Law................................................................61
        10.11  Consent to Jurisdiction......................................................62
        10.12  Rules of Construction........................................................62
        10.13  Third Party Beneficiaries....................................................62
        10.14  Certain Payments by Mattson..................................................62



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                    STRATEGIC BUSINESS COMBINATION AGREEMENT


        THIS STRATEGIC BUSINESS COMBINATION AGREEMENT (this "Agreement"), dated as of June 27, 2000, is entered into by and among STEAG Electronic Systems AG, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany ("STEAG"), and Mattson Technology, Inc., a Delaware corporation ("Mattson").

                                    RECITALS

        A. STEAG and Mattson desire to enter into a transaction pursuant to which Mattson will directly or indirectly acquire 100% of the issued and outstanding capital stock, equity ownership or its equivalent (which, for purposes of this Agreement, shall be referred to as "capital stock") (the "Stock Acquisition") of the STEAG subsidiaries listed on Exhibit A to this Agreement and STEAG Electronic Systems Semiconductor GmbH, a Gesellschaft mit beschraenkter Haftung recently organized in connection with this Agreement and existing under the laws of the Federal Republic of Germany ("Newco") (collectively with the subsidiaries listed on Exhibit A, the "STEAG Subsidiaries").

        B. Prior to the Closing (as defined below), STEAG will contribute, assign or otherwise transfer all of the capital stock it owns directly in of each of those STEAG Subsidiaries incorporated or organized in jurisdictions other than the U.S.A. and Germany to Newco, and at STEAG's option, STEAG may also contribute, assign or otherwise transfer to Newco all of the capital stock STEAG owns directly in of each of those STEAG Subsidiaries incorporated in the U.S.A. (collectively, all such subsidiaries of STEAG that STEAG contributes or transfers to Newco, the "Foreign STEAG Subsidiaries" and such capital stock, the "Foreign Subsidiary Shares"), after which STEAG will own 100% of the capital stock of Newco.

        C. To effect the Stock Acquisition, at the Closing, STEAG will sell, assign and transfer to Mattson 100% of the issued and outstanding capital stock of Newco, each of the other STEAG Subsidiaries incorporated or organized in Germany and each of the STEAG Subsidiaries incorporated in the U.S.A. that STEAG owns directly and does not contribute or otherwise transfer to Newco (the "Direct STEAG Subsidiaries", and such capital stock, the "Direct Subsidiary Shares"), and in consideration thereof Mattson will issue and deliver to STEAG shares of Mattson's common stock, par value $0.001 per share (the "Mattson Common Stock"), as provided in Article II below (the "Share Issuance"; together, the Stock Acquisition and the Share Issuance are referred to herein as the "Strategic Business Combination").

        D. Concurrently herewith, Mattson, M2C Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Mattson ("M2C"), and CFM Technologies, Inc., a Pennsylvania corporation ("CFM"), are executing an Agreement and Plan of Merger of even date herewith (the "CFM Agreement") which provides (among other things) that, subject to the terms and conditions thereof, M2C shall be merged with and into CFM (the "CFM Merger"), and it is the intent and desire of STEAG, Mattson and CFM that the Strategic Business Combination and the CFM Merger be mutually conditioned on the simultaneous consummation of both such transactions for the long-term strategic benefit of their respective stockholders.


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        E. STEAG and Mattson desire to make certain representations, warranties, covenants, and agreements in connection with the transactions contemplated by this Agreement.

        F. The Supervisory Board (Aufsichtsrat) and the Management Board (Vorstand) of STEAG and the Board of Directors of Mattson have approved the transactions contemplated by this Agreement in accordance with the laws of their respective jurisdictions of organization and have authorized the execution and delivery of this Agreement.

        G. In order to induce STEAG to enter into this Agreement, Brad Mattson has entered into an agreement, dated the date hereof, between STEAG and Brad Mattson (the "Voting Agreement"), pursuant to which Brad Mattson has agreed to vote all of his shares of Mattson Common Stock in favor of the Mattson Stockholder Proposal (as defined in Section 4.2(b)(iii) below).

        NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, STEAG and Mattson agree as follows:

                                   ARTICLE I.

                             CAPITALIZATION OF NEWCO

        1.1 Transfer of Foreign STEAG Subsidiary Shares to Newco. Prior to the Closing (as defined below in Section 2.4), STEAG shall transfer and deliver, whether by capital contribution, sale or otherwise, the Foreign Subsidiary Shares to Newco, notarized in accordance with applicable law as necessary to effect their transfer. The transactions described in this Section 1.1 will be effected in such manner that (a) Newco will own all of the Foreign Subsidiary Shares, (b) Newco will have no other assets or liabilities (other than its initial 25,000 Euro cash capitalization) and (c) STEAG will own 100% of the issued and outstanding capital stock of Newco (the "Newco Shares" and, together with the Direct Subsidiary Shares, the "STEAG Shares").

                                   ARTICLE II.

                           PURCHASE AND SALE OF STOCK

        2.1 Purchase and Sale of Stock. At the Closing, Mattson shall purchase and accept delivery of the STEAG Shares from STEAG, and STEAG shall sell, transfer, and deliver the STEAG Shares to Mattson. In consideration of such sale, at the Closing, (a) Mattson shall issue and deliver to STEAG: (i) 11,850,000 shares of Mattson Common Stock, subject to adjustment pursuant to
Section 2.2 below (the "Mattson Shares"), (ii) US$100,000 payable in immediately available funds to an account designated in a written notice delivered to Mattson by STEAG at least three (3) business days prior to the Closing and (iii) if applicable, the Mattson Note referred to in Section 8.1(j), and (b) Mattson shall assume the obligations referred to in Section 2.3.

        2.2 Adjustment for Capital Changes. If, between the date of this Agreement and the Closing, the outstanding shares of Mattson Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, stock split, reverse stock split, combination, or exchange of shares, or a stock dividend or


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dividend payable in any other securities shall be declared with a record date within such period, or any similar event affecting shares of Mattson Common Stock shall have occurred (each a "Capital Change"), the number of Mattson Shares and/or type of security issuable to STEAG pursuant to the Share Issuance (the "Mattson Share Amount") shall be proportionately adjusted to reflect any such Capital Change.

        2.3 Assumed Obligations of STEAG. Effective upon the Closing, STEAG will assign to Mattson, and Mattson will assume from STEAG, STEAG's rights and obligations under the agreements, guarantees or other instruments listed on
Schedule 2.3 attached hereto. Except as provided in this Section 2.3 and
Schedule 2.3 or as expressly provided elsewhere in this Agreement, Mattson does not assume any obligation or right of STEAG.

        2.4 Closing. The closing of the transactions contemplated hereby (the "Closing") shall take place as soon as practicable, but no later than three (3) business days, after the later of (i) satisfaction or waiver of each of the conditions set forth in Article VII hereof and (ii) January 1, 2001, or at such other time as the parties hereto agree (the "Closing Date"). The Closing shall take place at the offices of Gray Cary Ware & Freidenrich LLP, 400 Hamilton Avenue, Palo Alto, CA 94301-1825 or at such other location or locations as the parties hereto agree.

        2.5 Certificate Legends. The Mattson Shares to be issued pursuant to this Article II shall not have been registered and shall be characterized as "restricted securities" under the United States federal securities laws, and under such laws such shares may be resold without registration under the Securities Act of 1933, as amended (the "Securities Act"), only in certain limited circumstances. Each certificate evidencing the Mattson Shares to be issued pursuant to this Article II shall bear the following legend:

        "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION UNDER THE SECURITIES ACT, SUCH EXEMPTION TO BE EVIDENCED BY AN OPINION OF LEGAL COUNSEL OR OTHER DOCUMENTATION REASONABLY ACCEPTABLE TO THE COMPANY."

and such other legends as required pursuant to the Stockholder Agreement (as defined in Section 7.2(f)).

        2.6 Allocation of Purchase Price. STEAG and Mattson agree to allocate the value of (i) the Newco Shares among the Foreign STEAG Subsidiaries and (ii) the Mattson Shares among the Direct STEAG Subsidiaries and Newco for financial accounting and tax purposes in accordance with the percentages set forth on the allocation schedule attached as Schedule 2.6 attached hereto. Neither STEAG nor Mattson shall voluntarily take any position for purposes of any federal, state, provincial, or local income tax with respect to the allocation of the Mattson Shares and Newco Shares which is inconsistent with such allocation. Nothing herein will limit STEAG's right to determine the stated values of the Direct Subsidiary Shares contributed to


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Newco or the number of Newco Shares issued as long as the percentages provided on Schedule 2.6 are unaffected.

        2.7 Tax Election. After consummation of the Strategic Business Combination, Mattson may, in its sole discretion, make an election, and may cause some or all of the STEAG Subsidiaries, to make an election, under Section 338(g) of the United States Internal Revenue Code of 1986, as amended (the "Code") (and any corresponding elections under state, local, or foreign law) with regard to the transactions contemplated by this Agreement. Mattson acknowledges and agrees that STEAG makes no representations or warranties that any such election is available and that STEAG shall have no liability to Mattson or any other person for the consequences of any such election.

        2.8 Early Condition Satisfaction Date. If (i) prior to December 1, 2000, all of the conditions set forth in Section 7.1 have been satisfied, Brad Mattson shall have executed and delivered counterparts of the Stockholder Agreement, and all of the conditions set forth in Sections 7.2 and 7.3 (other than conditions which, by their nature, can only be satisfied by delivery of securities, documents or other instruments on the Closing Date) would have been either satisfied or waived by the relevant party were the Closing to occur at such time and (ii) simultaneously with the actions contemplated by this Section 2.8, the actions contemplated by Section 1.10 of the CFM Agreement (the "CFM Early Satisfaction Date Actions") also occur and STEAG is provided reasonably satisfactory evidence of the simultaneous occurrence thereof, then, no later than three (3) business days thereafter (the "STEAG Early Condition Satisfaction Date") at a place and time (simultaneous with the CFM Early Satisfaction Date Actions), to be mutually agreed upon by the parties and CFM, the parties shall take the following actions:

        (a) Mattson and STEAG will each deliver or cause to be delivered to the other the closing certificates and legal opinions that would have been required at the Closing pursuant to Sections 7.2 (c) and (g) and Sections 7.3 (c) and (i); provided, that such certificates and opinions shall be dated as of the STEAG Early Condition Satisfaction Date and shall address representations, warranties and covenants, in the case of certificates, and opinions, in the case of legal opinions, as of such date;

        (b) Mattson and STEAG shall each execute and deliver the Stockholder Agreement; and Mattson and STEAG shall execute and deliver the Transition Services Agreement and such other agreements as would have been required at the Closing pursuant to Sections 7.2 and 7.3; provided, that such agreements shall be dated as of the STEAG Early Condition Satisfaction Date and shall become effective upon, but not before, the Closing Date; and

        (c) Mattson shall execute and deliver to STEAG an irrevocable acknowledgement and waiver, in form and substance reasonably satisfactory to STEAG and CFM, of the satisfaction or waiver of the closing conditions set forth in Sections 7.2 and the waiver of Mattson's termination rights set forth in Sections 8.1; and STEAG shall execute and deliver to Mattson an irrevocable acknowledgement and waiver, in form and substance reasonably satisfactory to Mattson and CFM, of the


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                satisfaction or waiver of the closing conditions set forth in
                Sections 7.3 and the waiver of STEAG's termination rights set forth in Sections 8.1.

        Notwithstanding anything contained in this Section 2.8 above, the Closing shall not occur, and STEAG shall not sell or transfer to Mattson, and Mattson shall not acquire ownership of, any of the STEAG Subsidiaries, prior to January 1, 2001.

        For the purposes of this Section 2.8, the condition set forth in Section 7.1(g) shall be deemed satisfied if, concurrently with the taking of the actions referred to in clauses (a), (b) and (c) above of this Section 2.8 on the STEAG Early Condition Satisfaction Date, the CFM Early Satisfaction Date Actions are taken.

        2.9 Post-Closing Adjustments. The following adjustments will be made with regard to the profits and losses, cash position and capitalization of the STEAG Subsidiaries following the Closing:

               (a) As promptly as practicable, but in no event more than 60 days following the Closing Date, Mattson shall prepare and deliver to STEAG (i) audited income statements of STEAG RTP Systems GmbH and STEAG MicroTech GmbH for the year ended December 31, 2000 (the "Year 2000 Income Statements"), and (ii) a statement of the aggregate cash and cash equivalents of the combined STEAG Subsidiaries as of December 31, 2000 (the "Closing Cash Statement" and, together with the Year 2000 Income Statements, the "Closing Financial Statements"). The Year 2000 Income Statements shall be prepared in accordance with German GAAP (as defined in Section 3.5) applied on a basis consistent with the accounting principles used in preparation of the income statements for STEAG RTP Systems GmbH and STEAG MicroTech GmbH referred to in Section 3.5(a). The Year 2000 Income Statements shall be audited by PricewaterhouseCoopers ("PWC"), using procedures and methods consistent with past practice; provided that Mattson's auditors, Arthur Andersen ("AA"), shall be permitted to participate in such audits. The Closing Cash Statement shall be certified by PWC. STEAG will make available such STEAG employees who are reasonably necessary for the preparation of the Closing Financial Statements, using the books and records of the STEAG Subsidiaries, to assist Mattson in preparing the Closing Financial Statements.

               (b) Unless within 10 business days after its receipt of the Closing Financial Statements, STEAG delivers to Mattson a detailed written statement describing its objections to the Year 2000 Income Statements or the Closing Cash Statement, such Closing Financial Statements shall be final and binding. If STEAG delivers such a written objection statement to Mattson, the parties and their respective auditors will use reasonable efforts to resolve any disputes, but if a final resolution is not reached within 20 business days after Mattson has submitted its objections, any remaining disputes will be resolved by an internationally recognized firm of independent certified public accountants (excluding PWC and AA) mutually selected by Mattson and STEAG or, if they are unable to agree, by PWC and AA (the "Reviewing Accountants"). The Reviewing Accountants shall be instructed to resolve any matters in dispute as promptly as practicable and, in any event, within 30 days after the dispute is submitted to them. The determination of the Reviewing Accountants will be final and binding. Mattson and STEAG will each pay one-half of the fees and expenses of the Reviewing Accountants. Mattson and STEAG shall cooperate with each other and the Reviewing


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

Accountants in connection with the matters contemplated by this Section 2.9, including by furnishing such information and access to such books, records (including accountants' work papers), personnel and properties as may be reasonably requested.

               (c) Within 5 days after the Closing Financial Statements become final, in accordance with the Profit Transfer Contracts (as defined in Section 3.5(c)), (i) Mattson will cause STEAG RTP Systems GmbH and/or STEAG MicroTech GmbH to transfer the net profit, if any, for fiscal year 2000 to STEAG, or (ii) STEAG will reimburse STEAG RTP Systems GmbH and/or STEAG MicroTech GmbH for the net loss, if any, for fiscal 2000.

               (d) If, after taking into account any profit and loss reimbursement pursuant to Section 2.9(c), the aggregate cash balance of the combined STEAG Subsidiaries would exceed $10,075,000, Mattson shall cause the additional cash in excess of $10,075,000 to be transferred to STEAG at the time of any payments under Section 2.9(c); provided, that Mattson shall not be obligated to transfer more than DM20,000,000 of such excess cash. If, after taking into account any profit and loss reimbursement pursuant to Section 2.9(c), the aggregate cash balance of the combined STEAG Subsidiaries would be less than $10,075,000, STEAG shall contribute to the STEAG Subsidiaries (allocated among the STEAG Subsidiaries as agreed by the parties) cash in the amount of such deficit at the time of any payments under Section 2.9(c ); provided, that STEAG shall not be obligated to contribute more than DM20,000,000 of such deficit.

        2.10 Transfer of U.S. STEAG Subsidiaries to Newco. Not later than 10 days prior to the Closing, STEAG may, at its sole discretion, transfer the shares of each of the STEAG Subsidiaries incorporated in the U.S.A. that STEAG owns directly to Newco. In such event, notwithstanding anything to the contrary contained in this Agreement, (i) STEAG shall have no obligation to transfer the shares of such U.S. STEAG Subsidiaries to Mattson at the Closing, and (ii) at the time of any contribution or reimbursement to or from the STEAG Subsidiaries pursuant to Section 2.9(c), STEAG shall contribute to the STEAG Subsidiaries (or the profit to be transferred to STEAG shall be reduced by) an amount equal to $12,300,000.

                                  ARTICLE III.

                     REPRESENTATIONS AND WARRANTIES OF STEAG

        STEAG represents and warrants to Mattson as follows, except as disclosed in a document of even date herewith and delivered by STEAG to Mattson referring to the representations and warranties in this Agreement (the "STEAG Disclosure Schedule"). (The STEAG Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III, and the disclosure in any such numbered and lettered section of the STEAG Disclosure Schedule shall qualify only the corresponding section in this Article III, except to the extent disclosure in any numbered and lettered section of the STEAG Disclosure Schedule is specifically cross-referenced in another numbered and lettered section of the STEAG Disclosure Schedule.)


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        3.1 Due Incorporation.

               (a) STEAG and each of the STEAG Subsidiaries is a corporation duly organized, validly existing, and, where such term is recognized under applicable law, in good standing under the laws of its jurisdiction of organization, with all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted. STEAG and each of the STEAG Subsidiaries is qualified to do business and is, where such term is recognized under applicable law, in good standing as a foreign corporation in each jurisdiction where the nature of the properties owned, leased, or operated by it and the business transacted by it require such qualification, except where the failure to be so qualified would not reasonably be expected to have a STEAG Material Adverse Effect (as defined in Section 3.6 hereof). The jurisdictions in which the STEAG Subsidiaries are qualified to do business as a foreign corporation are set forth next to each such entity's name on Section 3.1 of the STEAG Disclosure Schedule. True, correct, and complete copies of STEAG's Memorandum and Articles of Association (Satzung) and Management Board (Vorstand) Rules of Procedure (Geschaeftsordnung), and the organizational documents of each STEAG Subsidiary have been delivered to Mattson.

               (b) Section 3.1 of the STEAG Disclosure Schedule sets forth the name of each STEAG Subsidiary, the nation or jurisdiction of its incorporation or organization, a description of the equity ownership interest in each such STEAG Subsidiary by STEAG, any other STEAG Subsidiary, and/or any other person, and a brief description of the principal line or lines of business conducted by each such entity. Except as set forth on Section 3.1 of the STEAG Disclosure Schedule, all of the issued and outstanding shares or other units of capital stock of each STEAG Subsidiary are validly issued, fully paid, nonassessable, and free of preemptive rights, and are owned, directly or indirectly, by STEAG free and clear of any liens, claims, encumbrances, security interests, equities, charges, and options of any nature whatsoever, and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies, or other commitments, understandings, restrictions, arrangements, rights, or warrants, including any right of conversion or exchange under any outstanding security, instrument, or other agreement, obligating any such subsidiary to issue, deliver, or sell, or cause to be issued, delivered, or sold, additional shares of its capital stock or obligating it to grant, extend, or enter into any such agreement or commitment (collectively, "Encumbrances"). None of the STEAG Subsidiaries are subject or party to any profit distribution, profit-sharing or profit transfer agreements other than the Profit Transfer Contracts as defined in Section 3.5(c). At the Closing, Mattson will receive good and valid title to shares or other units of capital stock representing one hundred percent (100%) of the equity ownership interest of Newco and each Direct STEAG Subsidiary, and Newco will hold good and valid title to each Foreign STEAG Subsidiary, free and clear of any Encumbrances.

        3.2 Due Authorization. STEAG has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance by STEAG of this Agreement have been duly and validly approved and authorized by the Management Board (Vorstand) and the Supervisory Board (Aufsichtsrat) of STEAG and, except for resolutions and corporate formalities required to implement Section 1.1, no other actions or proceedings on the part of STEAG are necessary to authorize this Agreement and the transactions contemplated hereby. STEAG has duly and validly executed and delivered this Agreement. This Agreement constitutes the legal, valid, and binding obligation of STEAG enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization, or other laws from time to time in effect which affect creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

        3.3 Non-Contravention/Consents and Approvals.

               (a) The execution and delivery of this Agreement by STEAG does not, and the performance by STEAG of its obligations hereunder and the consummation of the transactions contemplated hereby, will not conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any lien upon any of the assets or properties of STEAG or any STEAG Subsidiary under, any of the terms, conditions or provisions of (i) Memorandum and Articles of Association (Satzung) or Management Board (Vorstand) Rules of Procedure, or the articles of incorporation or bylaws (or other comparable charter documents) of STEAG or any STEAG Subsidiary, or (ii) subject to the taking of the actions described in paragraph (b) of this Section 3.3, (x) any statute, law, rule, regulation, or ordinance (together, "Laws") applicable to STEAG and the STEAG Subsidiaries, or any judgment, decree, order, writ, permit, or license, of any Governmental Entity (as defined in paragraph (b) below), applicable to STEAG or any STEAG Subsidiary or any of their respective assets or properties, or (y) any contract, agreement, or commitment to which STEAG or any STEAG Subsidiary is a party or by which STEAG or any STEAG Subsidiary or any of their respective assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, terminations, modifications, accelerations, and creations and impositions of liens which would not reasonably be expected to have a STEAG Material Adverse Effect or would not result in the inability of STEAG to consummate the transactions contemplated by this Agreement.

               (b) No consent, approval, order, or notice to or authorization of, or registration, declaration, or filing with, any United States federal, state, local, or foreign court, administrative agency or commission, or other governmental entity or instrumentality (including a stock exchange or other self-regulatory body) (a "Governmental Entity"), is required to be made or obtained by STEAG or any of the STEAG Subsidiaries for the execution and delivery of this Agreement or the consummation by STEAG of the transactions contemplated hereby, the failure to obtain which would reasonably be expected to have a STEAG Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated hereby, except for:

                      (i) the filing of a pre-merger notification report by STEAG or its ultimate parent entity under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the expiration or termination of the applicable waiting period thereunder;

                      (ii) the filing of required documents with the relevant Governmental Entities of the countries or political subdivisions in which STEAG is qualified to transact business, including, if applicable, any filing under the German Act Against Restraints on Competition of 1958 (Gesetz gegen Wettbewerbsbeschraenkungen), and the expiration or termination of the waiting period thereunder;

                      (iii) ministerial notices, filings and registrations with local Governmental Entities in connection with the transfers of the Direct Subsidiary Shares to Newco by STEAG; and

                      (iv) such other filings, authorization orders and approvals as may be required of state and local Governmental Entities (the "Local Approvals") which are specified in Schedule 3.3 hereto.

        3.4 Capital Structure.

               (a) Section 3.4 of the STEAG Disclosure Schedule sets forth for each of the STEAG Subsidiaries:

                      (i) where such concept is recognized under applicable legal and accounting principles, the number of authorized shares or other units of each class or series of capital stock;

                      (ii) the number of shares or other units of each class or series of capital stock which are issued and outstanding as of the date of this Agreement;

                      (iii) where applicable, the registered share capital;

                      (iv) the number of shares of other units of each class or series of capital stock, if any, which are held in the treasury of such entity as of the date of this Agreement;

                      (v) the number of shares or other units of each class or series of capital stock, if any, which are reserved for issuance, indicating each particular reservation; and

                      (vi) the aggregate number of shares or other units of each class or series of capital stock, if any, subject to employee stock options or other rights to purchase or receive capital stock granted under any stock option or other stock-based employee or non-employee director benefit plans.

               (b) There are no authorized, issued, reserved for issuance, or outstanding, (i) securities of STEAG or any of the STEAG Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the STEAG Subsidiaries, or (ii) warrants, calls, options, or other rights to acquire from the STEAG Subsidiaries, or any obligation of any of the STEAG Subsidiaries to issue, any shares of capital stock or voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the STEAG Subsidiaries; and, except for this Agreement, there are no outstanding obligations of the STEAG Subsidiaries to repurchase, redeem, or otherwise acquire any such securities or to issue, deliver, or sell, or cause to be issued, delivered, or sold, any such securities.

        3.5 Financial Statements; Undisclosed Liabilities; Other Documents.

               (a) For purposes of this Agreement, the "STEAG Financial Statements" shall mean the separate audited financial statements of each of the STEAG Subsidiaries as of December 31, 1999 and December 31, 1998 (including all notes thereto) and the unaudited combined, consolidated financial statements of the STEAG Subsidiaries as of December 31, 1999 and December 31, 1998, consisting of the balance sheets at such dates and the related statements of income for the years then ended (except as otherwise specified in Section 3.5(a) of the STEAG Disclosure Schedule). The audited STEAG Financial Statements for each STEAG Subsidiary have been prepared in accordance with generally accepted accounting principles ("GAAP") applicable in the respective countries in which each STEAG Subsidiary is incorporated or organized, and the unaudited combined, consolidated STEAG Financial Statements have been prepared in accordance with U.S. GAAP, in each case consistently applied. The STEAG Financial Statements present fairly the financial position of the STEAG Subsidiaries as at the dates thereof and the results of operations of the STEAG Subsidiaries for the periods covered thereby, except for the absence of notes to the unaudited combined, consolidated STEAG Financial Statements.

               (b) The STEAG Subsidiaries do not have any liabilities or obligations of any nature, whether accrued, absolute, contingent, or otherwise, except (i) as set forth on or reflected in the December 31, 1999 unaudited combined, consolidated balance sheet of the STEAG Entities (the "STEAG Base Balance Sheet") or the notes to the December 31, 1999 audited STEAG Financial Statements for each of the STEAG Subsidiaries, (ii) liabilities and obligations incurred since December 31, 1999 which are either incurred in the ordinary course of its business consistent with past practice, or, if incurred outside the ordinary course of business, are not substantial in amount, (iii) such other liabilities and obligations that, individually and in the aggregate, do not have and would not reasonably be expected to have a STEAG Material Adverse Effect, and (iv) as otherwise set forth on the STEAG Disclosure Schedule.

               (c) The Profit Transfer Contracts, dated September 30 and 26, 1997, respectively, between STEAG, on the one hand, and STEAG RTP Systems GmbH and STEAG MicroTech GmbH, on the other hand (the "Profit Transfer Contracts") shall have terminated on or before December 31, 2000; provided that such German STEAG Subsidiaries will continue to be obligated in accordance with such agreements to transfer any profits or losses for the year ending December 31, 2000 at such time after December 31, 2000 and in such manner as is set forth in
Section 2.9.

        3.6 No Material Adverse Effects or Changes. Except as described on
Section 3.6 of the STEAG Disclosure Schedule, or as disclosed in or reflected in the STEAG Financial Statements, or as contemplated by this Agreement, since December 31, 1999, none of the STEAG Subsidiaries has (i) taken any of the actions set forth in subparagraphs (a) through (r) of Section 5.1 hereof, (ii) suffered any STEAG Material Adverse Effect, and no facts or conditions exist which are reasonably likely to have, in the aggregate, a STEAG Material Adverse Effect, (iii) suffered any damage, destruction, or Loss to any of its assets or properties which is material to the STEAG Subsidiaries, taken as a whole (whether or not covered by insurance), or (iv) increased the base compensation of any executive officer of any of the STEAG Subsidiaries, other than in the ordinary course of business consistent with past practice by more than 10%.

"Loss" shall mean liabilities, losses, costs, claims, damages, penalties, and expenses (including attorneys' fees and expenses and costs of investigation and litigation). "STEAG Material Adverse Effect" shall mean an effect on the business, operations, assets, liabilities, results of operations, cash flows or condition (financial or otherwise), of all or any of the STEAG Subsidiaries, which is materially adverse to the STEAG Subsidiaries, taken as a whole; provided, that any Loss (including loss of business) suffered by STEAG or any of the STEAG Subsidiaries as a result of certain patent litigation between CFM and certain STEAG affiliates or the settlement thereof shall not be deemed to constitute a STEAG Material Adverse Effect for purposes of this Agreement.

        3.7 Properties.

               (a) Except as disclosed on Section 3.7 of the STEAG Disclosure Schedule, the STEAG Subsidiaries (i) have good and valid title to all of the tangible and intangible assets, properties, and rights reflected in the STEAG Base Balance Sheet or acquired after December 31, 1999 (other than assets leased under the leases set forth in Section 3.7 of the STEAG Disclosure Schedule and assets disposed of in the ordinary course of business since the date of the STEAG Base Balance Sheet), and (ii) at the Closing Date will have good and valid title to all material tangible and intangible assets, properties, and rights referred to in clause (i) above, in each case free and clear of any lien, encumbrance, pledge, or similar interest, except for liens for Taxes not yet due and payable and other imperfections of title that, individually and in the aggregate, are not substantial in character or amount and do not materially interfere with the business of the STEAG Subsidiaries as presently conducted ("Permitted Liens"). The tangible and intangible assets, properties and rights owned by the STEAG Subsidiaries taken together are sufficient to permit the conduct of such business as presently conducted.

               (b) Except as otherwise identified in Section 3.7 of the STEAG Disclosure Schedule hereto, the material tangible assets of each of the STEAG Subsidiaries, including all mobile equipment, are, in the aggregate, in good condition and repair, reasonable wear and tear excepted, and are, in the aggregate, in condition suitable for the use to which they are put in the respective business of each of the STEAG Subsidiaries.

               (c) Set forth on Section 3.7(b) of the STEAG Disclosure Schedule is a complete list of the facilities in which the STEAG Subsidiaries operate or conduct business, and for each such facility identifying the title of the lease, the date of expiration, the monthly rent and the landlord. True and complete copies of every such lease have been delivered to Mattson or its counsel.

        3.8 Intellectual Property. Except as disclosed in Section 3.8 of the STEAG Disclosure Schedule hereto:

               (a) All of the trademarks, trade names, service marks, patents, copyrights (including any registrations of or pending applications for any of the foregoing), technology, trade secrets, inventions, know-how, designs, computer programs, mask works, processes, and all other intangible assets, properties, and rights used by any STEAG Subsidiary in the conduct of its business, other than such items the loss or absence of which (individually or in the aggregate) would not have a STEAG Material Adverse Effect (the "STEAG Intellectual

Property"), are either (i) owned by the relevant STEAG Subsidiary free and clear of any lien, encumbrance, pledge, or similar interest and are not subject to any license, royalty or other agreement or (ii) licensed by the relevant STEAG Subsidiary pursuant to an agreement described in Section 3.8(g).

               (b) None of the STEAG Intellectual Property has been since January 1, 1998 or is the subject of any pending or, to STEAG's knowledge, threatened (in writing) litigation or claim of infringement.

               (c) No license or royalty agreement to which any STEAG Subsidiary is a party (including any agreement regarding Licensed Intellectual Property as defined below) is, to STEAG's knowledge, in breach or default by any party thereto or the subject of any notice of termination given or threatened (in writing), which breach, default or termination would reasonably be expected to have a STEAG Material Adverse Effect.

               (d) To STEAG's knowledge, none of the products manufactured or sold by the STEAG Subsidiaries, nor any process, method, part, design, or material they employ, nor the marketing, distribution and use by the STEAG Subsidiaries of any such product or any service, infringe any trademark, service mark, trade name, copyright, trade secret, patent, or confidential or proprietary rights of a third party and the STEAG Subsidiaries have not received any written notice contesting their right to use any STEAG Intellectual Property, which claim or contestation, if successful, would reasonably be expected to have a STEAG Material Adverse Effect.

               (e) To the extent that any STEAG Intellectual Property is licensed by a third party to any STEAG Subsidiary (such STEAG Intellectual Property referred to as "Licensed Intellectual Property"), the consummation of the transactions contemplated hereunder will not (i) constitute a breach or default under any such license agreement which would give the other contracting party a right to terminate such agreement; (ii) alter or diminish the rights assigned or transferred to Mattson or Newco from that originally granted to any STEAG Subsidiary (as the case may be) under such agreement; or (iii) alter or increase the obligations delegated or transferred to Mattson or Newco from that originally imposed on any STEAG Subsidiary (as the case may be) under such agreement.

               (f) STEAG has disclosed to Mattson any standard forms of Assignment Agreement generally signed by employees of STEAG Subsidiaries. To STEAG's knowledge, all employees of the STEAG Subsidiaries who are employed for the purpose of the development, invention or creation of any STEAG Intellectual Property have signed an agreement which is substantially similar to the aforementioned form which, when signed by an employee, is valid and enforceable against such employee.

               (g) Section 3.8(g) of the STEAG Disclosure Schedule sets forth a true and complete list of (i) all material agreements regarding Licensed Intellectual Property; (ii) all patents and patent applications, registered trademarks and service marks, registered copyrights, registered mask works, trade names and service marks and any applications therefor, included in the STEAG Intellectual Property (other than any Licensed Intellectual Property), and specifies the jurisdictions in which such STEAG Intellectual Property has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners; and (iii) all agreements to which any of the STEAG Intellectual Property (other than any Licensed Intellectual Property) may be subject.

               (h) There are no exclusive licenses, exclusive distributorship agreements, or noncompetition agreements with respect to the use of any STEAG Intellectual Property or the development, sale, or distribution of any products of any STEAG Subsidiary, or any other material restrictions regarding the right of any of the STEAG Subsidiaries to fully exploit any STEAG Intellectual Property anywhere in the world. None of the STEAG Subsidiaries is a party to any reseller or distribution agreement, other than agreements that can be cancelled or terminated without cost or penalty upon notice of sixty (60) days or less.

        3.9 Insurance. Section 3.9 of the STEAG Disclosure Schedule hereto contains an accurate and complete list of all policies of fire, liability, worker's compensation, title, and other forms of insurance owned or held by any STEAG Subsidiary. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been, or prior to the Closing Date, will be, paid and no notice of cancellation or termination has been received with respect to any such policy except as would not have a STEAG Material Adverse Effect. STEAG has delivered to Mattson a true and complete copy or description of all insurance policies, including all occurrence-based policies, applicable to the STEAG Subsidiaries, since January 1, 1998. Except as set forth in Section 3.9 of the STEAG Disclosure Schedule, none of the STEAG Subsidiaries has been unable to obtain insurance with respect to its assets or operations since January 1, 1998.

        3.10 International Employee Plans. Section 3.10 of the STEAG Disclosure Schedule contains a complete list or a description of each material compensation scheme, retirement plan or program, collective agreement with a union or worker's council, employee loan, bonus, and/or incentive system, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, or fringe benefits, whether written or, to STEAG's knowledge, unwritten, that has been adopted or maintained by any of the STEAG Subsidiaries, whether formally or, to STEAG's knowledge, informally, for the benefit of employees outside the United States ("STEAG International Employee Plans"). Each STEAG International Employee Plan has been established, maintained, and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such STEAG International Employee Plan. No STEAG International Employee Plan has unfunded liabilities, that as of the Closing Date, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent any of the STEAG Subsidiaries (or Mattson following the Strategic Business Combination) from terminating or amending any STEAG International Employee Plan at any time for any reason.

        3.11 United States Employee Matters and ERISA. With regard to those employees of any STEAG Subsidiary which is located within the United States (a "US STEAG Subsidiary"):

               (a) Section 3.11 of STEAG Disclosure Schedule contains a true and complete list of each employee benefit plan, program, policy, arrangement, or agreement which is or has been sponsored, maintained, or contributed to by any US STEAG Subsidiary covering employees, former employees, directors, or former directors of such US STEAG Subsidiary or their beneficiaries, or providing benefits to such persons in respect of services provided to any such entity, including, but not limited to, any employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any severance or change in control agreement, plan, policy, or program between the US STEAG Subsidiary and any employee thereof (collectively, the "US STEAG Benefit Plans"). For purposes of this Section 3.11, "US STEAG Subsidiary" includes any STEAG Subsidiary which has employees in the U.S., other than employees of STEAG subsidiaries incorporated outside the U.S.A. on temporary assignment or secondment in the U.S.A.

               (b) Contributions. All contributions and other payments required to be made for any period through the date to which this representation speaks, by any US STEAG Subsidiary to any US STEAG Benefit Plan (or to any person pursuant to the terms thereof) have been timely made or paid in full, or, to the extent not required to be made or paid on or before the date to which this representation speaks, have been properly reflected in the STEAG Financial Statements.

               (c) Qualification; Compliance. Each of the US STEAG Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has either obtained from the Internal Revenue Service (the "IRS") a favorable determination letter as to its qualified status under the Code, including all amendments to the Code which are currently effective, or has time remaining to apply under applicable Treasury Regulations or Internal Revenue Service pronouncements for a determination or opinion letter and to make any amendments necessary to obtain a favorable determination or opinion letter; and, to the knowledge of STEAG, no circumstances exist that could reasonably be expected to result in the revocation of any such determination. Each US STEAG Subsidiary is in compliance in all material respects with, and each of the US STEAG Benefit Plans is and has been operated in all material respects in compliance with, all applicable laws, rules, and regulations governing such plan, including, without limitation, ERISA and the Code. Each US STEAG Benefit Plan intended to provide for the deferral of income, the reduction of salary or other compensation, or to afford other income tax benefits, complies in all material respects with the requirements of the applicable provisions of the Code or other laws, rules, and regulations required to provide such income tax benefits. There are no pending or, to the knowledge of STEAG, threatened claims under or in respect of any US STEAG Benefit Plan by or on behalf of any employee, former employee, director, former director, or beneficiary thereof, or otherwise involving any US STEAG Benefit Plan (other than routine claims for benefits).

               (d) Title I or IV Liabilities. No event has occurred and, to the knowledge of STEAG, there exists no condition or set of circumstances that would reasonably be expected (and none of the transactions contemplated hereunder are reasonably likely) to subject (i) any US STEAG Subsidiary to any material liability (whether to a governmental agency, a multiemployer plan, or any other person or entity) arising under or based upon any provision of Title I or Title IV of ERISA or (ii) STEAG, any US STEAG Subsidiary or any entity which under Code Section 414(b), (c), (m) or (o) would be required to be a single employer with any US STEAG Subsidiary to any material liability (whether to a governmental agency, a multiemployer plan or any other person or entity) arising under or based upon any provision under Title IV of ERISA.

               (e) Documents Made Available. STEAG has made available to Mattson a true and correct copy of each collective bargaining agreement to which any US STEAG Subsidiary is a party or under which any US STEAG Subsidiary has obligations and, with respect to each US STEAG Benefit Plan, where applicable,
(i) such plan, including all amendments thereto, and the most recent summary plan description, (ii) the five (5) most recent annual reports filed with the IRS, (iii) each related trust agreement and insurance contract, (iv) the most recent determination of the IRS with respect to the qualified status of such US STEAG Benefit Plan, (v) the most recent actuarial report or valuation for the most recent three (3) years, (vi) compliance and nondiscrimination tests for the last three (3) plan years, (vii) all insurance policies and certificates purchased by or to provide benefits under such plan, (viii) all contracts and agreements to which any US STEAG Subsidiary is a party with third party administrators, actuaries, investment managers, consultants, and other independent contractors that relate to such plan, and (ix) standard Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") forms and notices and (x) every private letter ruling, prohibited transaction exemption or other ruling or determination from the IRS, Department of Labor, Pension Benefit Guaranty Corporation, or other Governmental Entity with respect to such plan. To the knowledge of STEAG, in the case of each US STEAG Benefit Plan, no employee handbook or similar employee communication relating to such plan nor any written communication of benefits under such plan from the administrator thereof, in either case that has not been delivered or made available to Mattson, describes the terms of such plan in a manner that is materially inconsistent with the documents and summary plan descriptions relating to such plan that have been made available pursuant to the foregoing sentence.

               (f) Post-Retirement Obligations. No US STEAG Benefit Plan provides post-retirement health or welfare benefits to any individual, other than as required by Section 601 et seq. of ERISA and Section 4980B of the Code or any other laws, rules, or regulations.

        3.12 Labor Matters. Each STEAG Subsidiary has conducted and currently is conducting its business in compliance in all material respects with all laws relating to employment and employment practices, terms, and conditions of employment, wages, and hours and nondiscrimination in employment. Except as disclosed in Section 3.12 of the STEAG Disclosure Schedule, there are, and during the past three years there have been, no labor strikes, slow-downs or work stoppages pending or, to STEAG's knowledge, threatened against or involving any STEAG Subsidiary. Except as disclosed in Section 3.12 of the STEAG Disclosure Schedule, none of the employees of any STEAG Subsidiary is covered by any collective bargaining agreement, no collective bargaining agreement is currently being negotiated, and, to STEAG's knowledge, no attempt is currently being made or during the past three years has been made to organize any employees of any STEAG Subsidiary to form or enter a labor union or similar organization.

        3.13 Tax Returns and Audits. For the purposes of this Agreement, a "Tax" or, collectively, "Taxes" means any and all federal, state, local, foreign, and other taxes, assessments, and other governmental charges, duties, impositions, and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use, and occupation, and value added, ad valorem, transfer, gains, franchise, capital stock, severance, withholding, payroll, recapture, employment, excise, unemployment insurance, social security, business license, occupation, business organization, stamp, environmental, and property taxes, together with all interest, penalties, and additions imposed with respect to such amounts. "Tax Return" as used in this Agreement, means a report, return, or other information required to be supplied to a Governmental Entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes STEAG or any STEAG Subsidiary, as the case may be, or Mattson or any Mattson Subsidiary, as the case may be.

        Except as set forth in Section 3.13 of the STEAG Disclosure Schedule hereto:

               (a) Filing of Timely Tax Returns. Each STEAG Subsidiary has filed (or there has been filed on its behalf) all material Tax Returns required to be filed by each of them under applicable law. All such Tax Returns were and are in all material respects true, complete, and correct and filed on a timely basis.

               (b) Payment of Taxes. Each STEAG Subsidiary has, within the time and in the manner prescribed by law, paid all Taxes required to have been paid except for those contested in good faith and for which adequate reserves have been taken.

               (c) Tax Liens. There are no Tax liens upon the assets of any STEAG Subsidiary except liens for Taxes not yet due.

               (d) Withholding Taxes. Each STEAG Subsidiary has complied in all material respects with the provisions of applicable law relating to the withholding of Taxes, including the requirement, within the time and in the manner prescribed by law, to withhold from employee wages and pay over to the proper Governmental Entities all amounts required.

               (e) Extensions of Time for Filing Tax Returns. No STEAG Subsidiary has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

               (f) Waivers of Statute of Limitations. No STEAG Subsidiary has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

               (g) Expiration of Statute of Limitations. The statute of limitations for the assessment of all Taxes has expired for all applicable Tax Returns of each STEAG Subsidiary or those Tax Returns have been examined by the appropriate taxing authorities for all periods through the date hereof, and no deficiency for any Taxes has been proposed, asserted, or assessed against any STEAG Subsidiary that has not been resolved and paid in full.

               (h) Audit, Administrative and Court Proceedings. No audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of any STEAG Subsidiary.

               (i) Powers of Attorney. No power of attorney currently in force has been granted by any STEAG Subsidiary concerning any Tax matter.

               (j) Tax Rulings. No STEAG Subsidiary has received a Tax Ruling (as defined below) or entered into a Closing Agreement (as defined below) with any taxing authority that would reasonably be expected to have a continuing STEAG Material Adverse Effect after the Closing Date. "Tax Ruling," as used in this Agreement, shall mean a written ruling of a taxing authority relating to Taxes. "Closing Agreement," as used in this Agreement, shall mean a written and legally binding agreement with a taxing authority relating to Taxes.

               (k) Availability of Tax Returns. STEAG has made available to Mattson complete and accurate copies of (i) all Tax Returns, and any amendments thereto, filed by any STEAG Subsidiary since January 1, 1998, (ii) all audit reports received from any taxing authority relating to any Tax Return filed by any STEAG Subsidiary and (iii) any Closing Agreements entered into by any STEAG Subsidiary with any taxing authority.

               (l) Tax Sharing Agreements. No STEAG Subsidiary is a party to any agreement relating to allocating or sharing of Taxes.

               (m) Liability for Others. No STEAG Subsidiary has any liability for Taxes of any person other than STEAG and the STEAG Subsidiaries (i) under any applicable law as a transferee or successor, (ii) by contract, or (iii) otherwise, excluding potential obligations to pay tax liabilities for foreign consultants or employees not to exceed $250,000 in the aggregate.

               (n) Affiliated Group. None of the STEAG Subsidiaries is and none has been a member of an affiliated group of corporations filing a consolidated income tax return, or a group of corporations filing a consolidated, combined, or unitary income tax return under applicable tax law, other than a group the common parent of which is or was STEAG itself, STEAG's parent company or another STEAG Subsidiary.

               (o) Accounting Adjustments. None of the STEAG Subsidiaries has agreed to make, nor is it required to make, any material adjustments under applicable tax law by reason of a change in accounting method or otherwise.

               (p) Partnerships or Joint Ventures. None of the STEAG Subsidiaries is and none has been a member of a limited liability company or a party to any joint venture, partnership, or other arrangement or contract that is reported as a partnership for income tax purposes.

               (q) Indemnities. None of the STEAG Subsidiaries has entered into any indemnity for the benefit of any person in connection with any Tax such as would reasonably be expected to result in a STEAG Material Adverse Effect.

        3.14 Environmental Matters. Except as disclosed in Section 3.14 of the STEAG Disclosure Schedule:

               (a) Compliance. Each STEAG Subsidiary is in compliance with all applicable Environmental Laws (as defined in Section 3.14(g)(ii) hereof), and neither STEAG nor any STEAG Subsidiary has received any written communication from any person or Governmental Entity that alleges that any STEAG Subsidiary is not in compliance with applicable Environmental Laws, except where the failure to be in such compliance would not in the aggregate reasonably be expected to have a STEAG Material Adverse Effect. STEAG has provided Mattson with complete and correct copies of or access to all reports, studies, assessments, and test results in its possession relating to any storage, use, or disposal of Hazardous Materials (as defined in Section 3.14(g)(iii) hereof) by any STEAG Subsidiary or on any property owned, leased to, controlled by, used by or adjacent to that of any STEAG Subsidiary.

               (b) Environmental Permits. Each STEAG Subsidiary has obtained or has applied for all environmental, health and safety permits, and governmental authorizations (collectively, the "Environmental Permits") necessary for the construction of its facilities or the conduct of its operations, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and each STEAG Subsidiary is in compliance with all terms and conditions of the Environmental Permits, except where the failure to be in compliance would not in the aggregate reasonably be expected to have a STEAG Material Adverse Effect, and STEAG believes that any transfer, renewal, or reapplication for any Environmental Permit required as a result of the Strategic Business Combination can be accomplished in the ordinary course of business.

               (c) Environmental Claims. There are no Environmental Claims (as defined in Section 3.14(g)(i) hereof) pending or, to STEAG's knowledge, threatened (i) against any STEAG Subsidiary or joint ventures, or (ii) against any real or personal property or operations that any STEAG Subsidiary owns, leases, or manages, in whole or in part.

               (d) Releases. To STEAG's knowledge, there have been no Releases (as defined in Section 3.14(g)(iv) hereof) of any Hazardous Material (as defined in Section 3.14(g)(iii) hereof) on, at, upon, into or from any property owned, leased to, controlled by or used by any STEAG Subsidiary, nor has there been any Release of Hazardous Material, including, but, not limited to, the off-site disposal of Hazardous Material, that would reasonably be expected to form the basis of any Environmental Claim against any STEAG Subsidiary, except any Environmental Claims that, individually or in the aggregate, would not have a STEAG Material Adverse Effect.

               (e) USTs, ACM and Lead-Based Paint. To STEAG's knowledge, there are no underground storage tanks or related piping located on, at, upon, into or from any property owned, leased to, controlled by or used by any STEAG Subsidiary, nor is there any asbestos or asbestos-containing material or lead-based paint in, on or at any property or any facility or equipment owned, leased or operated in connection with the business of any STEAG Subsidiary which would reasonably be expected to result in a STEAG Material Adverse Effect.

               (f) Predecessors. STEAG has no knowledge of any Environmental Claim pending or threatened, or of any Release of Hazardous Materials that would reasonably be likely to form the basis of any Environmental Claim, in each case against any person or entity (including, without limitation, any predecessor of any STEAG Subsidiary) whose liability any STEAG Subsidiary has or may have retained or assumed either contractually or by operation of law or against any real or personal property which any STEAG Subsidiary formerly owned, leased or managed, in whole or in part which would reasonably be expected to result in a STEAG Material Adverse Effect.

               (g) As used in this Agreement:

                      (i) "Environmental Claim" means any and all administrative, regulatory, or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings, or notices of noncompliance or violation by any person or entity (including any Governmental Entity) alleging liability or potential liability (including, without limitation, potential responsibility for or liability for enforcement costs, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries, fines or penalties) arising out of, based on or resulting from (A) the presence, or Release or threatened Release into the environment, of any Hazardous Materials at any location, whether or not owned, operated, leased, or managed by any STEAG Subsidiaries or joint ventures (for purposes of this Section 3.14);
(B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; or (C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation, or injunctive relief resulting from the presence or Release of any Hazardous Materials.

                      (ii) "Environmental Laws" means all applicable federal, state, local, and foreign laws, rules, regulations, and requirements of common law relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface, or subsurface strata) or protection of human health as it relates to Hazardous Materials, including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials.

                      (iii) "Hazardous Materials" means (a) any petroleum or petroleum products, radioactive materials, asbestos, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls ("PCBs") in regulated concentrations; (b) any chemicals, materials, or substances which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import, under any Environmental Law; and (c) any other chemical, material, substance, or waste, which is regulated under any Environmental Law in a jurisdiction in which STEAG or any of its subsidiaries or joint ventures operate.

                      (iv) "Release" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater, or property.

        3.15 Litigation.

               (a) Except as disclosed in Section 3.15 of the STEAG Disclosure Schedule or in the STEAG Financial Statements (including the notes thereto), there are no actions, suits, arbitrations, regulatory or other proceedings, litigation, or governmental investigations by or before any court, arbitration or Governmental Entity (collectively, a "Legal Proceeding"), which is now pending or, to STEAG's knowledge, threatened (in writing) against or affecting any of the STEAG Subsidiaries, or any of the STEAG Subsidiaries' officers or directors in their capacity as such, or any of the STEAG Subsidiaries' respective properties or businesses, which, if decided adversely to the STEAG Subsidiaries, would reasonably be expected to have a STEAG Material Adverse Effect. Except as disclosed in Section 3.15 of the STEAG Disclosure Schedule, none of the STEAG Subsidiaries is currently subject to any order, judgment, decree, injunction, stipulation, or consent order of or with any court or other Governmental Entity. Since January 1, 1998, none of the STEAG Subsidiaries has entered into any agreement to settle or compromise any Legal Proceeding pending or threatened against it which has involved any obligation other than the payment of money or for which any STEAG Subsidiary, as the case may be, has any continuing obligation.

               (b) There are no claims or Legal Proceedings pending or, to STEAG's knowledge, threatened (in writing) by or against STEAG with respect to this Agreement or in connection with the transactions contemplated hereby or thereby.

               (c) Except as set forth on Section 3.15 of the STEAG Disclosure Schedule, to STEAG's knowledge, there are no pending or threatened (in writing) claims against any director, officer, employee, or agent of the STEAG Subsidiaries in their capacity as such, or any other Person which, if decided adversely to such Person, would reasonably be expected to give rise to any claim for indemnification against any STEAG Subsidiary.

        3.16 Compliance with Applicable Laws. Except as disclosed in Section
3.16 of the STEAG Disclosure Schedule, each STEAG Subsidiary holds all permits, licenses, variances, exemptions, orders, and approvals of all Governmental Entities which are required for the operation of their respective businesses, except those the absence of which would not reasonably be expected to have a STEAG Material Adverse Effect (the "STEAG Permits"). Each STEAG Subsidiary is in compliance with the terms of the STEAG Permits, except where the failure so to comply would not reasonably be expected to have a STEAG Material Adverse Effect. Except as disclosed in Section 3.16 of the STEAG Disclosure Schedule, to STEAG's knowledge, neither STEAG nor any STEAG Subsidiary is in violation of any law, ordinance, or regulation of any Governmental Entity, except for possible violations which individually and in the aggregate do not have a STEAG Material Adverse Effect.

        3.17 Contracts; No Defaults. Except as described in Section 3.17 of the STEAG Disclosure Schedule, none of the STEAG Subsidiaries is a party to or subject to any agreement, contract, or commitment, written or, to the knowledge of STEAG, oral (including, without limitation, leases of real property), which
(i) has expected receipts or expenditures by any of the STEAG Subsidiaries, alone or in the aggregate, in excess of $5 million, other than purchase orders from customers and purchase orders to suppliers in the ordinary course of business, (ii) requires, as its primary purpose, any of the STEAG Subsidiaries to indemnify any Person, (iii) grants any exclusive material licenses or distributorships to any party, (iv) evidences indebtedness for borrowed or loaned money of $1 million or more, including guarantees of such indebtedness (other than trade accounts receivable and trade accounts payable), or (v) has an initial term of more than one year and is not cancelable without significant penalties by any of the STEAG Subsidiaries on 60 days' or less notice (other than employment agreements with a current term of three years or less) (each of the items described under (i) through (v), a "Material Contract"). None of the STEAG Subsidiaries is in default or, to STEAG's knowledge, alleged to be in default under any such Material Contract and, to STEAG's knowledge, no other party thereto is in default except as would not reasonably be expected to have a STEAG Material Adverse Effect. To STEAG's knowledge, nothing has occurred which, with or without the passage of time or giving of notice or both, would constitute a default by any STEAG Subsidiary or by any other party under any such Material Contract except as would not reasonably be expected to have a STEAG Material Adverse Effect. STEAG has not received any written or, to its knowledge, oral, notification that any such Material Contract is not likely to be renewed. The Strategic Business Combination contemplated by this Agreement will not create a default under or permit the termination of or otherwise adversely affect any such Material Contract in a manner that would reasonably be expected to have a STEAG Material Adverse Effect. Except as described in Section 3.17 of the STEAG Disclosure Schedule hereto, neither STEAG nor any STEAG Subsidiary is required to give any notice to any person regarding this Agreement or the transactions contemplated hereby pursuant to the terms of any such Material Contract.

        3.18 Change in Control and Severance Payments. Except as set forth on
Section 3.18 of the STEAG Disclosure Schedule, none of the STEAG Subsidiaries have any material plans, programs, or agreements to which they are parties, or to which they are subject, pursuant to which payments (or acceleration of benefits) may be required upon, or may become payable directly or indirectly as a result of, a change of control of any of the STEAG Subsidiaries (including by reason of the consummation of the Strategic Business Combination), or otherwise upon termination of employment of any individual with any STEAG Subsidiary.

        3.19 Year 2000. As of the date hereof, the computer systems used by any of the STEAG Subsidiaries, and any third party service providers used by any of the foregoing, have not exhibited any material deficiencies with respect to formatting in connection with processing any dates after December 31, 1999 ("Year 2000 Problem"). All issues and modifications, if any, regarding the Year 2000 Problem compliance by the STEAG Subsidiaries have been resolved by third-party service providers and the STEAG Subsidiaries. To STEAG's knowledge, there is no inability on the part of any customer, insurance company, or service provider with which the STEAG Subsidiaries transact business to timely remedy their own deficiencies in respect of the Year 2000 Problem, which inability, individually or in the aggregate, would reasonably be expected to have a STEAG Material Adverse Effect.

        3.20 Broker's/Finder's Fees. Except for Morgan Stanley & Co. Incorporated, neither STEAG nor any officer, director, or employee of STEAG has employed any broker, finder, or investment banker or incurred any liability for any brokerage or investment banking fees, commissions, or finders' fees in connection with the transactions contemplated by this Agreement.

        3.21 Interim Operations of Newco. Newco is a newly organized Gesellschaft mit beschraenkter Haftung formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Prior to the Closing, Newco will not have conducted any business, incurred any liabilities, or engaged in any other transactions, other than entering into this Agreement and doing such acts as are necessary in its capacity as a holding company with respect to the Foreign STEAG Subsidiaries under this Agreement.

        3.22 Investment. STEAG is an "accredited investor" as defined in Rule 501(a) under the Securities Act of 1933, as amended. In making its investment decision to acquire the

Mattson Shares, STEAG is not relying on any oral or written representations or assurances from Mattson or any other person other than as set forth in this Agreement, in a document executed by a duly authorized representative of Mattson making reference to this Agreement, or the Mattson SEC Documents (as defined in Section 4.5). STEAG has such experience in business and financial matters that it is capable of evaluating the risk of its investment in the Mattson Shares and determining the suitability of its investment. By reason of STEAG's business and financial and the business and financial experience of STEAG's professional advisors, STEAG has the capacity to protect its own interest in connection with the Strategic Business Combination. STEAG represents that it is able to bear the economic risk of an investment in the Mattson Shares. STEAG understands that no United States federal or state agency or similar agency of any other country has passed upon or made any recommendation or endorsement of Mattson, this transaction, or the acquisition of the Mattson Shares.

                                   ARTICLE IV.

                    REPRESENTATIONS AND WARRANTIES OF MATTSON

        Mattson represents and warrants to STEAG as follows, except as disclosed in a document of even date herewith and delivered by Mattson to STEAG referring to the representations and warranties in this Agreement (the "Mattson Disclosure Schedule"). (The Mattson Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IV, and the disclosure in any such numbered and lettered section of the Mattson Disclosure Schedule shall qualify only the corresponding section in this Article IV, except to the extent disclosure in any numbered and lettered section of the Mattson Disclosure Schedule is specifically cross-referenced in another numbered and lettered section of the Mattson Disclosure Schedule.)

        4.1 Due Incorporation, Subsidiaries, and Due Authorization.

               (a) Due Incorporation. Mattson is a corporation duly organized, validly existing, and in good standing under the laws of Delaware, with all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted. Mattson is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of the properties owned, leased, or operated by it and the business transacted by it require such qualification, except where the failure to be so qualified would not reasonably be expected to have a Mattson Material Adverse Effect (as defined in Section 4.6 hereof). True, correct, and complete copies of Mattson's Certificate of Incorporation and By-Laws, as amended, have been delivered to STEAG.

               (b) Subsidiaries. Except as set forth in Section 4.1 of the Mattson Disclosure Schedule, Mattson has no direct or indirect subsidiaries, either wholly or partially owned, and Mattson does not hold any economic, voting, or management interest in any Person or own any security issued by any Person. For purposes of this Agreement, any direct or indirect subsidiary of Mattson, whether wholly or partially owned, is a "Mattson Subsidiary." Except as set forth on in Section 4.1 of the Mattson Disclosure Schedule hereto, all of the issued and outstanding shares of capital stock of each Mattson Subsidiary are validly issued, fully paid, nonassessable, and free of preemptive rights, and are owned, directly or indirectly, by Mattson free and clear of any liens, claims, encumbrances, security interests, equities, charges, and options of any nature whatsoever, and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies, or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument, or other agreement, obligating any such subsidiary to issue, deliver, or sell, or cause to be issued, delivered, or sold, additional shares of its capital stock or obligating it to grant, extend, or enter into any such agreement or commitment.

               (c) Due Authorization. Mattson has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance by Mattson of this Agreement have been duly and validly approved by the Board of Directors of Mattson, and no other actions or proceedings on the part of Mattson are necessary to authorize this Agreement and the transactions contemplated hereby, other than the approval of the Mattson Stockholder Proposal (as defined in Section 4.2(b)(iii)) by the stockholders of Mattson. Mattson has duly and validly executed and delivered this Agreement. This Agreement constitutes the legal, valid, and binding obligation of Mattson, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization, or other laws from time to time in effect which affect creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

        4.2 Non-Contravention; Consents and Approvals.

               (a) The execution and delivery of this Agreement by Mattson does not, and the performance by of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification, or acceleration of, or result in the creation or imposition of any lien upon any of the assets or properties of Mattson under any of the terms, conditions, or provisions of (i) the Certificate of Incorporation or Bylaws of Mattson, or (ii) subject to obtaining the necessary approval by the stockholders of Mattson and the taking of the actions described in paragraph (b) of this Section 4.2, (x) any Law applicable to Mattson or any judgment, decree, order, writ, permit, or license of any Governmental Entity applicable to Mattson or (y) any contract, agreement, or commitment to which Mattson is a party or by which Mattson or any of its assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, terminations, modifications, accelerations, and creations and impositions of liens which would not reasonably be expected to have a Mattson Material Adverse Effect or result in the inability of Mattson to consummate the transactions contemplated by this Agreement.

               (b) No consent, approval, order, or notice to or authorization of, or registration, declaration, or filing with any Governmental Entity is required to be made or obtained by Mattson in connection with the execution and delivery of this Agreement or the consummation by Mattson of the transactions contemplated hereby, the failure to obtain which would reasonably be expected to have a Mattson Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated hereby, except for:

                      (i) the filing of a pre-merger notification report under the HSR Act and the expiration or termination of the applicable waiting period thereunder, and, if applicable, the filing of required documents with relevant Governmental Entities of the countries or political subdivisions in which the STEAG Subsidiaries or CFM conduct business including, if applicable, any filing under the German Act Against Restraints on Competition of 1958 (Gesetz gegen Wettbewerbsbeschraenkungen) and the expiration or termination of the waiting period thereunder;

                      (ii) the approval of the Mattson Shares for listing on NASDAQ upon official notice of issuance;

                      (iii) the approval by the stockholders of Mattson of a single proposal (the "Mattson Stockholder Proposal") that provides for: (A) the Share Issuance and the issuance of shares of Mattson Common Stock pursuant to the CFM Agreement, and (B) if necessary to effect the Strategic Business Combination and/or the CFM Merger, an increase in the shares reserved under Mattson's stock option plans (the "Plan Reserve Increase"); and

                      (iv) the consents and approvals specified on Section 4.2 of the Mattson Disclosure Schedule.

        4.3 Capitalization.

               (a) The authorized capital stock of Mattson consists of 60,000,000 shares of Mattson Common Stock, par value $0.001 per share, and 2,000,000 shares of Preferred Stock, par value $0.001 per share. On the date hereof, there are issued and outstanding 20,887,000 shares of Mattson Common Stock and no shares of Preferred Stock. All of the issued and outstanding shares of Mattson Common Stock are, and the Mattson Shares, when issued in accordance with the terms of this Agreement, will be, duly and validly authorized and issued and outstanding, fully paid, and nonassessable. On the date hereof, there are 6,575,000 shares of Mattson Common Stock reserved for issuance under Mattson stock option plans, of which 1,523,204 shares are subject to outstanding options, and no shares are reserved for issuance upon exercise of outstanding warrants.

               (b) Except for this Agreement and the CFM Agreement, and except as set forth above and in Section 4.3 of the Mattson Disclosure Schedule, there are no shares of Mattson Common Stock or other equity securities (whether or not such securities have voting rights) of Mattson issued or outstanding or any subscriptions, options, warrants, calls, rights, convertible securities, or other agreements or commitments of any character and no preemptive or similar rights obligating Mattson to issue, transfer, or sell any shares of capital stock or other securities (whether or not such securities have voting rights) of Mattson. Except for this Agreement and the CFM Agreement, and except as set forth in Section 4.3 of the Mattson Disclosure Schedule hereto, there are no outstanding contractual obligations of Mattson which relate to the purchase, sale, issuance, repurchase, redemption, acquisition, transfer, disposition, holding, or voting of any shares of capital stock or other securities of Mattson. Brad Mattson has entered into the Voting Agreement.

        4.4 Financial Statements; Undisclosed Liabilities; Other Documents.

               (a) For purposes of this Agreement, "Mattson Financial Statements" shall mean the audited financial statements of Mattson as of December 31, 1999 and December 31, 1998 (including all notes thereto), and the unaudited financial statements of Mattson included in Mattson's Quarterly Report on Form 10-Q for the quarter ended March 26, 2000, consisting of the consolidated balance sheets at such dates and the related consolidated statements of income, stockholders' equity, and cash flows for each of the twelve-month periods ended December 31, 1999, December 31, 1998, and December 31, 1997, and the three month period ended March 26, 2000. The Mattson Financial Statements have been prepared in accordance with US GAAP consistently applied and present fairly the financial position, assets and liabilities of Mattson as at the dates thereof and the revenues, expenses, results of operations, and cash flows of Mattson for the periods covered thereby.

               (b) Mattson and the Mattson Subsidiaries do not have any liabilities or obligations of any nature, whether accrued, contingent, absolute, or otherwise, except (i) as set forth or reflected in the March 26, 2000 balance sheet (the "Mattson Base Balance Sheet") in Mattson's Form 10-Q for the fiscal quarter ended March 26, 2000; (ii) such other liabilities and obligations that individually and in the aggregate, do not have and would not reasonably be expected to have a Mattson Material Adverse Effect; (iii) liabilities and obligations incurred since March 26, 2000 which are either incurred in the ordinary course of its business consistent with past practices or, if incurred outside the ordinary course of business are not substantial in amount; and (iv) as otherwise set forth on the Mattson Disclosure Schedule.

        4.5 SEC Filings. Except as set forth in Section 4.5 of the Mattson Disclosure Schedule hereto, Mattson has timely filed all required forms, reports, and other documents with the SEC since November 1, 1997, all of which complied when filed, in all material respects, with all applicable requirements of the Securities Act and Securities Exchange Act, as applicable. Mattson has heretofore delivered to STEAG complete and correct copies of (i) its Annual Report on Form 10-K for the fiscal year ended December 31, 1999, (ii) its Quarterly Report on Form 10-Q for the fiscal quarter ended March 26, 2000, (iii) all proxy statements relating to Mattson's meetings of shareholders (whether annual or special) since November 1, 1997 and (iv) all other reports, forms and other documents filed by Mattson with the SEC since November 1, 1997 (together, the "Mattson SEC Documents"). Except as set forth on Section 4.5 of the Mattson Disclosure Schedule hereto, as of their respective dates, such reports, forms and other documents (including all exhibits and schedules thereto and documents incorporated by reference therein) did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. The audited financial statements and the unaudited interim financial statements of STEAG included or incorporated by reference in such reports, forms and other documents were prepared in accordance with GAAP consistently applied during the periods involved (except as may be otherwise indicated in the notes thereto), and fairly present the financial position of Mattson as of the dates thereof and the results of its operations and changes in financial position for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments).

        4.6 No Material Adverse Effects or Changes. Except as listed on Section
4.6 of the Mattson Disclosure Schedule hereto, as contemplated by this Agreement, or as described in Mattson's Quarterly Report on Form 10-Q for the fiscal quarter ended March 26, 2000, since January 1, 2000, neither Mattson nor any Mattson Subsidiary has (i) taken any of the actions set forth in subparagraphs (a) through (k) of Section 5.2 hereof, (ii) suffered any Mattson Material Adverse Effect, and no facts or conditions exist which are reasonably likely to have, in the aggregate, a Mattson Material Adverse Effect, or (iii) suffered any damage, destruction, or Loss to any of its assets or properties which is material to Mattson (whether or not covered by insurance). "Mattson Material Adverse Effect" shall mean an effect on the business, operations, assets, liabilities, results of operations, cash flows or condition (financial or otherwise) of Mattson and the Mattson Subsidiaries, taken as a whole, which is materially adverse to Mattson and the Mattson Subsidiaries on a consolidated basis.

        4.7 Properties.

               (a) Except as disclosed on Section 4.7 of the Mattson Disclosure Schedule hereto, Mattson and each Mattson Subsidiary (i) has good and valid title to all of the tangible and intangible assets, properties, and rights reflected in the Mattson Base Balance Sheet or acquired after March 26, 2000 (other than assets leased under the leases set forth in Section 4.7 of the Mattson Disclosure Schedule hereto and assets disposed of in the ordinary course of business since the date of the Mattson Base Balance Sheet), and (ii) at the Closing Date will have good and valid title to all of such material tangible and intangible assets, properties, and rights referred to in clause (i) above, in each case free and clear of any lien, encumbrance, pledge or similar interest, except for Permitted Liens.

               (b) Except as otherwise identified in Section 4.7 of the Mattson Disclosure Schedule hereto, the material tangible assets of Mattson and each Mattson Subsidiary, taken as a whole, including all mobile equipment, are, in the aggregate, in good condition and repair, reasonable wear and tear excepted, and are, in the aggregate, in condition suitable for the use to which they are put in Mattson's business.

        4.8 Intellectual Property. Except as disclosed on Section 4.8 of the Mattson Disclosure Schedule hereto:

               (a) All of the trademarks, trade names, service marks, patents, copyrights (including any registrations of or pending applications for any of the foregoing), technology, trade secrets, inventions, know-how, designs, computer programs, processes, and all other intangible assets, properties, and rights used by Mattson or any Mattson Subsidiary in the conduct of its business, other than such items the loss or absence of which (individually or in the aggregate) would not have a Mattson Material Adverse Effect (the "Mattson Intellectual Property"), are either (i) owned by Mattson or any Mattson Subsidiary free and clear of any liens, and are not subject to any license, royalty, or other agreement or (ii) licensed by Mattson or the relevant Mattson Subsidiary pursuant to a valid and subsisting license agreement.

               (b) None of the Mattson Intellectual Property has been since January 1, 1998 or is the subject of any pending or, to Mattson's knowledge, threatened (in writing) litigation or claim of infringement.

               (c) No license or royalty agreement to which Mattson or any Mattson Subsidiary is a party, including any agreement regarding Licensed Intellectual Property as defined below, is, to Mattson's knowledge, in breach or default by any party thereto or the subject of any notice of termination given or threatened (in writing), which breach, default or termination would reasonably be expected to have a Mattson Material Adverse Effect.

               (d) To Mattson's knowledge, none of the products manufactured or sold by Mattson or any Mattson Subsidiary, nor any process, method, part, design, nor material they employ, nor the marketing and use by Mattson or any Mattson Subsidiary of any such product or any service, infringe any trademark, service mark, trade name, copyright, trade secret, patent, or confidential or proprietary rights of another and Mattson and the Mattson Subsidiaries have not received any written notice contesting their right to use any Mattson Intellectual Property, which claim or contestation, if successful, would reasonably be expected to have a Mattson Material Adverse Effect.

               (e) Mattson has disclosed to STEAG any standard forms of Assignment Agreement generally signed by employees of Mattson Subsidiaries. To Mattson's knowledge, all employees of the Mattson Subsidiaries who are employed for the purpose of the development, invention or creation of any Mattson Intellectual Property have signed an agreement which is substantially similar to the aforementioned form which, when signed by an employee, is valid and enforceable against such employee.

               (f) There are no exclusive licenses, exclusive distributorship agreements, or noncompetition agreements with respect to the use of any Mattson Intellectual Property or the development, sale, or distribution of any Mattson products, or any other material restrictions regarding the right of Mattson or any of the Mattson Subsidiaries to fully exploit Mattson Intellectual Property anywhere in the world. Neither Mattson nor any of the Mattson Subsidiaries is a party to any reseller or distribution agreement, other than agreements that can be cancelled or terminated without cost or penalty upon notice of sixty (60) days or less.

        4.9 Insurance. Section 4.9 of the Mattson Disclosure Schedule hereto contains an accurate and complete list of all policies of fire, liability, worker's compensation, title, and other forms of insurance owned or held by Mattson or any Mattson Subsidiary. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been, or prior to the Closing Date, will be, paid and no notice of cancellation or termination has been received with respect to any such policy except as would not have a Mattson Material Adverse Effect. Mattson has delivered to STEAG a true and complete copy or description of all insurance policies, including all occurrence-based policies, applicable to Mattson or the Mattson Subsidiaries, since January 1, 1998. Except as set forth in Section 4.9 of the Mattson Disclosure Schedule, neither Mattson nor any Mattson Subsidiary has been unable to obtain insurance with respect to its assets or operations since January 1, 1998.

        4.10 Employee Matters and ERISA. Except as set forth in Section 4.10 of the Mattson Disclosure Schedule hereto:

               (a) Benefit Plans. Section 4.11 of the Mattson Disclosure Schedule contains a true and complete list of each employee benefit plan, program, policy, arrangement, or agreement which is or has been sponsored, maintained, or contributed to by Mattson and the Mattson Subsidiaries covering employees, former employees, directors, or former directors of Mattson and the Mattson Subsidiaries or their beneficiaries, or providing benefits to such persons in respect of services provided to any such entity, including, but not limited to, any employee benefit plans within the meaning of Section 3(3) of ERISA, and any severance or change in control agreement, plan, policy, or program between Mattson and the Mattson Subsidiaries and any employee thereof (collectively, the "Mattson Benefit Plans"). Neither Mattson nor any Mattson Subsidiary is obligated to contribute to any "multi-employer plan" as defined in Section 3(37) ERISA. Section 4.11 of the Mattson Disclosure Schedule separately lists each Mattson Benefit Plan that has been adopted or maintained by any Mattson Subsidiary, whether formally or informally, for the benefit of employees outside of the United States ("Mattson International Benefit Plans").

               (b) Contributions. All contributions and other payments required to be made for any period through the date to which this representation speaks, by Mattson or any Mattson Subsidiary to any Mattson Benefit Plan (or to any person pursuant to the terms thereof) have been timely made or paid in full, or, to the extent not required to be made or paid on or before the date to which this representation speaks, have been properly reflected in the Mattson Financial Statements.

               (c) Qualification; Compliance. Each of the Mattson Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has either obtained from the IRS a favorable determination letter as to its qualified status under the Code, including all amendments to the Code which are currently effective, or has time remaining to apply under applicable Treasury Regulations or Internal Revenue Service pronouncements for a determination or opinion letter and to make any amendments necessary to obtain a favorable determination or opinion letter; and, to the knowledge of Mattson, no circumstances exist that could reasonably be expected to result in the revocation of any such determination. Mattson and each Mattson Subsidiary is in compliance in all material respects with, and each of Mattson Benefit Plans is and has been operated in all material respects in compliance with, all applicable laws, rules, and regulations governing such plan, including, without limitation, ERISA and the Code. Each Mattson Benefit Plan intended to provide for the deferral of income, the reduction of salary or other compensation, or to afford other income tax benefits complies in all material respects with the requirements of the applicable provisions of the Code or other laws, rules, and regulations required to provide such income tax benefits. There are no pending or, to the knowledge of Mattson, threatened claims under or in respect of any Mattson Benefit Plan by or on behalf of any employee, former employee, director, former director, or beneficiary thereof, or otherwise involving any Mattson Benefit Plan (other than routine claims for benefits).

               (d) Title I or IV Liabilities. No event has occurred and, to the knowledge of Mattson, there exists no condition or set of circumstances that would reasonably be expected (and none of the transactions contemplated hereunder are reasonably likely) to subject Mattson or any Mattson Subsidiary to any material liability (whether to a governmental agency, a multiemployer plan, or any other person or entity) arising under or based upon any provision of Title I or Title IV of ERISA.

               (e) Documents Made Available. Mattson has made available to STEAG a true and correct copy of each collective bargaining agreement to which Mattson is a party or under which Mattson has obligations and, with respect to each Mattson Benefit Plan, where applicable, (i) such plan, including all amendments thereto, and the most recent summary plan description, (ii) the five (5) most recent annual reports filed with the IRS, (iii) each related trust agreement and insurance contract, (iv) the most recent determination of the IRS with respect to the qualified status of such Mattson Benefit Plan, (v) the most recent actuarial report or valuation for the most recent three (3) years, (vi) compliance and nondiscrimination tests for the last three (3) plan years, (vii) all insurance policies and certificates purchased by or to provide benefits under such plan, (viii) all contracts and agreements to which Mattson or any Mattson Subsidiary is a party with third party administrators, actuaries, investment managers, consultants and other independent contractors that relate to such plan, (ix) standard COBRA forms and notices, and (x) every private letter ruling, prohibited transaction exemption, or other ruling or determination from the IRS, Department of Labor, Pension Benefit Guaranty Corporation, or other Governmental Entity with respect to such plan. To the knowledge of Mattson, in the case of each Mattson Benefit Plan, no employee handbook or similar employee communication relating to such plan nor any written communication of benefits under such plan from the administrator thereof, in either case that has not been delivered or made available to STEAG, describes the terms of such plan in a manner that is materially inconsistent with the documents and summary plan descriptions relating to such plan that have been made available pursuant to the foregoing sentence.

               (f) Post Retirement Obligations. No Mattson Benefit Plan provides post-retirement health or welfare benefits to any individual, other than as required by Section 601 et seq. of ERISA and Section 4980B of the Code or any other laws, rules, or regulations.

        4.11 Labor Matters. Mattson and each Mattson Subsidiary have conducted and currently are conducting their businesses in compliance in all material respects with all laws relating to employment and employment practices, terms and conditions of employment, wages and hours, and nondiscrimination in employment. Except as disclosed on Section 4.11 of the Mattson Disclosure Schedule hereto, there are, and during the past three years there have been, no labor strikes, slow-downs or work stoppages pending or, to Mattson's knowledge, threatened against or involving Mattson or any Mattson Subsidiary. Except as disclosed in Section 4.11 of the Mattson Disclosure Schedule, none of the employees of Mattson or any Mattson Subsidiary is covered by any collective bargaining agreement, no collective bargaining agreement is currently being negotiated and, to Mattson's knowledge, no attempt is currently being made or during the past three years has been made to organize any employees of Mattson or the Mattson Subsidiaries to form or enter a labor union or similar organization.

        4.12 Tax Returns and Audits. Except as set forth in Section 4.12 of the Mattson Disclosure Schedule hereto:

               (a) Filing of Timely Tax Returns. Mattson and each Mattson Subsidiary have filed (or there has been filed on its behalf) all material Tax Returns required to be filed by it under applicable law. All such Tax Returns were and are in all material respects true, complete, and correct, and filed on a timely basis.

               (b) Payment of Taxes. Mattson and each Mattson Subsidiary have, within the time and in the manner prescribed by law, paid all Taxes required to have been paid except for those contested in good faith and for which adequate reserves have been taken.

               (c) Tax Liens. There are no Tax liens upon the assets of Mattson except liens for Taxes not yet due.

               (d) Withholding Taxes. Mattson and each Mattson Subsidiary have complied in all material respects with the provisions of applicable law relating to the withholding of Taxes, including the requirement, within the time and in the manner prescribed by law, to withhold from employee wages and pay over to the proper governmental authorities all amounts required.

               (e) Extensions of Time for Filing Tax Returns. Neither Mattson nor any Mattson Subsidiary has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

               (f) Waivers of Statute of Limitations. Neither Mattson nor any Mattson Subsidiary has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

               (g) Expiration of Statute of Limitations. The statute of limitations for the assessment of all Taxes has expired for all applicable Tax Returns of Mattson and each Mattson Subsidiary or those Tax Returns have been examined by the appropriate taxing authorities for all periods through the date hereof, and no deficiency for any Taxes has been proposed, asserted or assessed against Mattson or any Mattson Subsidiary that has not been resolved and paid in full.

               (h) Audit, Administrative and Court Proceedings. No audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of Mattson or any Mattson Subsidiary.

               (i) Powers of Attorney. No power of attorney currently in force has been granted by Mattson or any Mattson Subsidiary concerning any Tax matter.

               (j) Tax Rulings. Neither Mattson nor any Mattson Subsidiary has received a Tax Ruling or entered into a Closing Agreement with any taxing authority that would reasonably be expected to have a continuing Mattson Material Adverse Effect after the Closing Date.

               (k) Tax Sharing Agreements. Neither Mattson nor any Mattson Subsidiary is a party to any agreement relating to allocating or sharing of Taxes.

               (l) Liability for Others. Neither Mattson nor any Mattson Subsidiary has any liability in excess of $250,000 for Taxes of any person other than Mattson and the Mattson Subsidiaries (i) under any applicable law, as a transferee or successor, (ii) by contract or (iii) otherwise.

               (m) Affiliated Group. Neither Mattson nor any Mattson Subsidiary is or has been a member of an affiliated group of corporations filing a consolidated, combined, or unitary income tax return under applicable tax law other than a group the common parent of which is or was Mattson itself (or a Mattson subsidiary).

               (n) Accounting Adjustments. Neither Mattson nor any Mattson Subsidiary has agreed to make, nor is required to make, any material adjustment under applicable tax law by reason of a change in accounting method or otherwise.

               (o) Partnerships or Joint Ventures. Neither Mattson nor any Mattson Subsidiary is or has been a member of a limited liability company or a party to any joint venture, partnership, or other arrangement or contract that is reported as a partnership for federal income tax purposes.

               (p) Indemnities. Neither Mattson nor any Mattson Subsidiary has entered into an indemnity for the benefit of any person in connection with any Tax such as would reasonably be expected to have a Mattson Material Adverse Effect.

               (q) Availability of Tax Returns. Mattson has made available to STEAG complete and accurate copies of (i) all Tax Returns, and any amendments thereto, filed by Mattson and any Mattson Subsidiary since January 1, 1998, (ii) all audit reports received from any taxing authority relating to any Tax Return filed by Mattson or any Mattson Subsidiary and (iii) any Closing Agreements entered into by Mattson or any Mattson Subsidiary with any taxing authority.

        4.13 Environmental Matters. Except as disclosed in Section 4.13 of the Mattson Disclosure Schedule hereto:

               (a) Compliance. Mattson and each Mattson Subsidiary is in compliance with all applicable Environmental Laws and Mattson has not received any written communication from any person or Governmental Entity that alleges that Mattson or any Mattson Subsidiary is not in compliance with applicable Environmental Laws, except where the failure to be in such compliance would not in the aggregate reasonably be expected to have a Mattson Material Adverse Effect. Mattson has provided STEAG with complete and correct copies of or access to all reports, studies, assessments, and test results in its possession relating to any storage, use, or disposal of Hazardous Materials by Mattson and any Mattson Subsidiary or on any property owned, leased to, controlled by, used by or adjacent to that of Mattson or any Mattson Subsidiary.

               (b) Environmental Permits. Mattson and each Mattson Subsidiary have obtained or have applied for all Environmental Permits necessary for the construction of their facilities or the conduct of their operations, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and Mattson and each Mattson Subsidiary is in compliance with all terms and conditions of the Environmental Permits, except where the failure to be in compliance would not in the aggregate reasonably be expected to have a Mattson Material Adverse Effect, and Mattson believes that any transfer, renewal or reapplication for any Environmental Permit required as a result of the Strategic Business Combination can be accomplished in the ordinary course of business.

               (c) Environmental Claims. There are no Environmental Claims pending or threatened (i) against Mattson or any Mattson Subsidiary, any subsidiary or joint ventures, or (ii) against any real or personal property or operations Mattson or any Mattson Subsidiary owns, leases or manages, in whole or in part.

               (d) Releases. To Mattson's knowledge, there have been no Releases of any Hazardous Materials on, at, upon, into or from any property owned, leased to, controlled by or used by Mattson or any Mattson Subsidiary, nor has there been any Release of Hazardous Materials, including, but, not limited to, the off-site disposal of Hazardous Materials, that would reasonably be expected to form the basis of any Environmental Claim against Mattson or any Mattson Subsidiary, except any Environmental Claims that, individually or in the aggregate, would not have a Mattson Material Adverse Effect.

               (e) USTs, ACM and Lead-Based Paint. To Mattson's knowledge, there are no underground storage tanks or related piping located on, at, upon, into or from any property owned, leased to, controlled by or used by Mattson or any Mattson Subsidiary, nor is there any asbestos or asbestos-containing material or lead-based paint in, on or at any property or any facility or equipment owned, leased or operated in connection with the business of Mattson or any Mattson Subsidiary which would reasonably be expected to result in a Mattson Material Adverse Effect.

               (f) Predecessors. Mattson has no knowledge of any Environmental Claim pending or threatened, or of any Release of Hazardous Materials that would reasonably be likely to form the basis of any Environmental Claim, in each case against any person or entity (including, without limitation, any predecessor of Mattson or any Mattson Subsidiary) whose liability Mattson has or may have retained or assumed either contractually or by operation of law or against any real or personal property which Mattson or any Mattson Subsidiary formerly owned, leased or managed, in whole or in part which would reasonably be expected to result in a Mattson Material Adverse Effect.

        4.14 Litigation.

               (a) Except as disclosed in Section 4.14 of the Mattson Disclosure Schedule hereto or in the Mattson Financial Statements (including the notes thereto), there are no actions, suits, arbitrations, regulatory proceedings or other litigation, proceedings or governmental investigations by or before any court, arbitration or Governmental Entity which is now pending or, to Mattson's knowledge, threatened (in writing) against or affecting Mattson, Mattson Subsidiaries or any of their officers or directors in their capacity as such, or any of their respective properties or businesses which, if decided adversely to Mattson or the Mattson subsidiaries, would reasonably be expected to have a Mattson Material Adverse Effect. Except as set forth in Section 4.14 of the Mattson Disclosure Schedule, all of the proceedings pending against Mattson and Mattson Subsidiaries are covered and being defended by insurers (subject to such deductibles as are set forth in such Schedule). Except as disclosed in Section
4.14 of the Mattson Disclosure Schedule hereto, neither Mattson nor any Mattson Subsidiary is currently subject to any order, judgment, decree, injunction, stipulation or consent order of or with any court or other Governmental Entity. Since January 1, 2000, neither Mattson nor any Mattson Subsidiary has entered into any agreement to settle or compromise any proceeding pending or threatened against it which has involved any obligation other than the payment of money or for which Mattson or any Mattson Subsidiary, as the case may be, has any continuing obligation.

               (b) There are no claims, actions, suits, proceedings, or investigations pending or, to Mattson's knowledge, threatened (in writing) by or against Mattson with respect to this Agreement or in connection with the transactions contemplated hereby.

               (c) Except as set forth in Section 4.14 of the Mattson Disclosure Schedule, to Mattson's knowledge, there are no pending or threatened (in writing) claims against any director, officer, employee or agent of Mattson or the Mattson Subsidiaries, in their capacity as such, or any other Person which, if decided adversely to such Person would reasonably be expected to give rise to any claim for indemnification against Mattson or any Mattson Subsidiary.

        4.15 Compliance with Applicable Laws. Except as disclosed in Section
4.15 of the Mattson Disclosure Schedule hereto, Mattson and each Mattson Subsidiary holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are required for the operation of its business, except those the absence of which would not reasonably be expected to have a Mattson Material Adverse Effect (the "Mattson Permits"). Mattson and each Mattson Subsidiary is in compliance with the terms of Mattson Permits, except where the failure so to comply would not reasonably be expected to have a Mattson Material Adverse Effect. Except as disclosed in Section 4.15 of the Mattson Disclosure Schedule, to Mattson's knowledge, Mattson and each Mattson Subsidiary is not in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which individually and in the aggregate do not have a Mattson Material Adverse Effect.

        4.16 Contracts; No Defaults. Except as described in Section 4.16 of the Mattson Disclosure Schedule, neither Mattson nor any Mattson Subsidiary is a party to or subject to any agreement, contract, or commitment, written or, to the knowledge of Mattson, oral (including, without limitation, leases of real property), which (i) has expected receipts or expenditures by Mattson or any Mattson Subsidiary, alone or in the aggregate, in excess of $2 million, other than purchase orders from customers and purchase orders to suppliers in the ordinary course of business, (ii) requires, as its primary purpose, Mattson or any Mattson Subsidiary to indemnify any Person, (iii) grants any exclusive material licenses or distributorships to any party, (iv) evidences indebtedness for borrowed or loaned money of $1 million or more, including guarantees of such indebtedness (other than trade accounts receivable and trade accounts payable), or (v) has an initial term of more than one year and is not cancelable without significant penalties by Mattson or any Mattson Subsidiary on 60 days' or less notice or (other than employment agreements with a current term of three years or less) (each of the items described under (i) through (v), a "Material Contract"). Neither Mattson nor any Mattson Subsidiary is in default or alleged to be in default under any such Material Contract and, to Mattson's knowledge, no other party thereto is in default except as would not reasonably be expected to have a Mattson Material Adverse Effect. To Mattson's knowledge, nothing has occurred which, with or without the passage of time or giving of notice or both, would constitute a default by Mattson or any Mattson Subsidiary or by any other party under any such Material Contract except as would not reasonably be expected to have a Mattson Material Adverse Effect. Mattson has not received any written or, to its knowledge, oral, notification that any such Material Contract is not likely to be renewed. The Strategic Business Combination contemplated by this Agreement will not create a default under or permit the termination of or otherwise adversely affect any such Material Contract in a manner that would reasonably be expected to have a Mattson Material Adverse Effect. Except as described in Section 4.16 of the Mattson Disclosure Schedule hereto, neither Mattson nor any Mattson Subsidiary is required to give any notice to any person regarding this Agreement or the transactions contemplated hereby pursuant to the terms of any such Material Contract.

        4.17 Change in Control and Severance Payments. Except as set forth in
Section 4.17 of the Mattson Disclosure Schedule, neither Mattson nor any Mattson Subsidiary has any material plans, programs or agreements to which it is a party, or to which it is subject, pursuant to which payments (or acceleration of benefits) may be required upon, or may become payable directly or indirectly as a result of, or by reason of the consummation of the Strategic Business Combination.

        4.18 Year 2000. As of the date hereof, the computer systems used by Mattson, any Mattson Subsidiary and any third party service providers used by either of the foregoing have not exhibited any material deficiencies with respect to formatting for the Year 2000 Problem. All issues and modification, if any, regarding Year 2000 Problem compliance by Mattson or Mattson Subsidiaries have been resolved by third-party service providers and Mattson. To Mattson's knowledge, there is no inability on the part of any customer, insurance company or service provider with which Mattson or Mattson Subsidiaries transact business to timely remedy their own deficiencies in respect of the Year 2000 Problem, which inability, individually or in the aggregate, would reasonably be expected to have a Mattson Material Adverse Effect.

        4.19 Brokers and Finders. Except for Alliant Partners, neither Mattson nor any officer, director, or employee of Mattson has employed any brokers, finder or investment banker or incurred any liability for any brokerage or investment banking fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

        4.20 Opinion of Financial Advisor. Mattson has received the opinion of Alliant Partners to the effect that the shares of Mattson Common Stock to be issued to STEAG in the Strategic Business Combination and the shares of Mattson Common Stock to be issued to stockholders of CFM pursuant to the CFM Merger, taken together, are fair from a financial point of view to the holders of Mattson Common Stock, and a true and correct copy of such opinion has been provided to STEAG.

        4.21 Vote Required. The approval of the Mattson Stockholder Proposal by the affirmative vote of a majority of the votes cast in person or by proxy by the holders of Mattson Common Stock is the only vote of the holders of any class or series of the capital stock of Mattson required to approve the Mattson Stockholder Proposal.

        4.22 Investment Company Act. Mattson and each Mattson Subsidiary (i) is not an "investment company," or a company "controlled" by, or an "affiliated company" with respect to, an "investment company" within the meaning of the Investment Company Act of 1940, as amended (the "Investment Company Act"), or
(ii) satisfies all conditions for an exemption from the Investment Company Act, and, accordingly, neither Mattson nor any Mattson Subsidiary is required to be registered under the Investment Company Act.

        4.23 CFM Agreement. Mattson has furnished to STEAG a true and complete copy of the proposed CFM Agreement, as well as the disclosure schedules thereto and the proposed related stock option and voting agreements contemplated by the recitals thereto, in each case in the form in which such document is being executed by the respective parties thereto concurrently with the execution of this Agreement by STEAG and Mattson.

                                   ARTICLE V.
                          CONDUCT PRIOR TO THE CLOSING

        5.1 Conduct of Business of STEAG Subsidiaries. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, STEAG and Newco agree (except to the extent expressly contemplated by this Agreement or as consented to in writing by Mattson), to carry on the business of the STEAG Subsidiaries in the ordinary course in substantially the same manner as heretofore conducted; to pay and to cause to be paid the debts and Taxes of the STEAG Subsidiaries when due subject to good faith disputes over such debts or Taxes, to pay or perform other obligations when due, and to use all reasonable efforts to preserve intact its present business organizations, keep available the services of the present officers, employees and consultants of the STEAG Subsidiaries and preserve the STEAG Subsidiaries' relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with the STEAG Subsidiaries. STEAG agrees to promptly notify Mattson of any event or occurrence described in clauses (a) through (s) below. Without limiting the foregoing, except as expressly contemplated by this Agreement (including with respect to the formation and capitalization of Newco and the transfer of the Foreign Subsidiaries Shares to Newco) or Section 5.1 of the STEAG Disclosure Schedule, STEAG shall not allow, cause or permit any of the STEAG Subsidiaries to do, cause, or permit any of the following as to any of them, without the prior written consent of Mattson:

               (a) Charter Documents. Cause or permit any amendments to any of their Memorandum and Articles of Association (Satzung), Management Board (Vorstand) Rules of Procedure (Geschaftsordnung), Articles, Bylaws, or other applicable organizational or charter documents;

               (b) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock, or property) in respect of any of their capital stock, or split, combine, or reclassify any of their capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of their capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of their capital stock except from former employees, directors, and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service;

               (c) Stock Option Plans, Etc. Accelerate, amend, or change the period of exercisability or vesting of options or other rights granted under any of their stock plans or authorize cash payments in exchange for any options or other rights granted under any of such plans;

               (d) Issuance of Securities. Issue, deliver, or sell or authorize or propose the issuance, delivery, or sale of, or purchase or propose the purchase of, any shares of their capital stock or securities convertible into, or subscriptions, rights, warrants, or options to acquire, or other agreements or commitments of any character obligating them to issue any such shares or other convertible securities other than the issuance of shares of their common stock pursuant to the exercise of stock options, warrants, or other rights therefore outstanding as of the date of this Agreement;

               (e) Intellectual Property. Transfer to any person or entity any rights to STEAG Intellectual Property other than in the ordinary course of business consistent with past practice;

               (f) Exclusive Rights. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of the STEAG Products or STEAG Intellectual Property;

               (g) Dispositions. Sell, lease, license, or otherwise dispose of or encumber any of their properties or assets which are material individually or in the aggregate, to the STEAG Subsidiaries, taken as a whole, except in the ordinary course of business, consistent with past practice;

               (h) Indebtedness. Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others other than intercompany loans from STEAG or any of its affiliates which loans will be cancelled at or prior to Closing;

               (i) Agreements. Enter into, terminate, or amend, in a manner which will adversely affect the business of the STEAG Subsidiaries (i) any agreement involving an obligation to pay or the right to receive $2,000,000 or more, (ii) any agreement relating to the license, transfer, or other disposition or acquisition of STEAG Intellectual Property rights or rights to market or sell STEAG Products, or (iii) any other agreement which is or would be a Material Contract, other than, in the case of clauses (i), (ii) and (iii), in the ordinary course of business;

               (j) Payment of Obligations. Pay, discharge, or satisfy in an amount in excess of $2,000,000 in the aggregate, any claim, liability, or obligation (absolute, accrued, asserted or unasserted, contingent, or otherwise) arising other than in the ordinary course of business, other than the payment, discharge, or satisfaction of liabilities reflected or reserved against in the STEAG Financial Statements;

               (k) Capital Expenditures. Make any capital expenditures, capital additions, or capital improvements in excess of $2,000,000 beyond the aggregate amounts provided in the operation plans for the STEAG Subsidiaries in effect on the date of the Agreement;

               (l) Insurance. Materially reduce the amount of any material insurance coverage provided by existing insurance policies, other than in the ordinary course of business;

               (m) Termination or Waiver. Terminate or waive any right of substantial value, other than in the ordinary course of business;

               (n) Employee Benefit Plans; New Hires; Pay Increases. Amend any STEAG Employee Plan or STEAG International Employee Plan or adopt any plan that would constitute a STEAG Employee Plan or STEAG International Employee Plan except as required by law, regulation or tax qualification requirement, hire any new executive officer-level employee or hire additional employees such that the number of worldwide employees of the STEAG Subsidiaries exceeds, in aggregate, 120% of the worldwide aggregate number of such employees on the date of this Agreement, pay any special bonus (except payments made pursuant to written agreements outstanding on the date hereof), or increase the benefits, salaries, or wage rates of its employees except in the ordinary course of business in accordance with its standard past practice; provided, that the STEAG Subsidiaries may pay such reasonable special bonuses and grant such reasonable increases in salaries, wages and other benefits as STEAG deems appropriate in order to attract or retain its employee work force and management personnel at levels consistent with current practice;

               (o) Severance Arrangements. Grant any severance or termination pay or benefits (i) to any director or officer or (ii) to any other employee of a US STEAG Subsidiary except payments made pursuant to written agreements outstanding on the date hereof and/or disclosed on the STEAG Disclosure Schedule and except for reasonable severance or termination arrangements as STEAG deems appropriate in order to attract or retain its employee work force and management personnel at levels consistent with current practice;

               (p) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association, or other business organization or division thereof or otherwise acquire or agree to acquire any assets which are material individually or in the aggregate, to the business of any of the STEAG Subsidiaries;

               (q) Taxes. Other than in the ordinary course of business, make or change any material election in respect of Taxes, adopt or change any material accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, enter into any closing agreement pertaining to material matters, settle any material claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes;

               (r) Revaluation. Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business or as required by applicable law or regulations; or

               (s) Other. Agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through (r) above, or take any action which would cause a material breach of its representations or warranties contained in this Agreement or prevent it from materially performing or cause it not to materially perform its covenants hereunder.

        5.2 Conduct of Business of Mattson. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, Mattson agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by STEAG), to carry on the business of Mattson in the ordinary course in substantially the same manner as heretofore conducted; to pay and to cause to be paid the debts and Taxes of Mattson and the Mattson Subsidiaries when due subject to good faith disputes over such debts or Taxes and to pay or perform other obligations when due, and to use all reasonable efforts to preserve intact its present business organizations, keep available the services of the present officers, key employees and consultants of Mattson and preserve Mattson's relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with Mattson, to the end that Mattson's good will and ongoing businesses shall be unimpaired at the Closing. Mattson agrees to promptly notify STEAG of any event or occurrence not in the ordinary course of business for Mattson, and of any event which could have a Mattson Material Adverse Effect. Without limiting the foregoing, except as expressly contemplated by this Agreement or Section 5.2 of the Disclosure Schedule, Mattson shall not do, cause, or permit any of the following, without the prior written consent of
STEAG:

               (a) Charter Documents. Cause or permit any amendments to its Certificate of Incorporation or Bylaws;

               (b) Dividend; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock, or property) in respect of any of its capital stock, or split, combine, or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of their capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors, and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service;

               (c) Transfer of Material Assets. Sell, transfer, convey, assign or otherwise dispose of its material assets or properties, except sales of inventory in the ordinary course of business, consistent with past practice;

               (d) Waiver of Claims. Waive, release or cancel any claims against third parties or debts owing to it, or any rights which have any value in an amount greater than $5,000,000;

               (e) Change in Accounting. Make any changes in its accounting systems, policies, principles or practices, other than as may be required by reason of changes in GAAP or rules and regulations of the SEC pertaining to accounting principles or practices;

               (f) Capital Expenditures. Authorize or make any capital expenditures which individually or in the aggregate are in excess of $25,000,000;

               (g) Tax Elections. Make or change any Tax election or Tax accounting method or settle or compromise any material federal, state, local or foreign Tax dispute, or waive or extend the statute of limitations in respect of any such Taxes or make any other Tax filings other than in the ordinary course of business and consistent with past practice or incident to the filing for extensions for Tax Reports;

               (h) Settlement. Pay or agree to pay any amount in settlement or compromise of any suits or claims of liability in an amount more than $10,000,000;

               (i) Issuances. Issue, sell, transfer, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or series of Mattson or any of its Subsidiaries, other than (i) issuances of Common Stock pursuant to the exercise of employee or director stock options outstanding on the date of this Agreement or that are granted in accordance with clause (iii) below, (ii) the issuance of up to 4,500,000 shares of Mattson Common Stock, plus the assumption of unexercised options to purchase stock of CFM, in the CFM Merger, (iii) additional options or stock-based awards to acquire Mattson Common Stock granted under the terms of any employee or director stock option or compensation plan or arrangement of Mattson as in effect as of this Agreement in the ordinary course consistent with past practice, or (iv) the issuance of up to 2,000,000 shares of Mattson Common Stock in connection with acquisitions of assets or businesses;

               (j) Certain Transactions. Adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Mattson or any of its significant Subsidiaries, other than transactions permitted under Sections 5.3(b) and (c);

               (k) Dispositions. Sell, lease, license or otherwise dispose of any of their properties or assets which are material individually or in the aggregate to the business of Mattson and its subsidiaries, taken as a whole, except in the ordinary course of business, consistent with past practice; or

               (l) Other. Take or agree in writing or otherwise to take, any of the actions described in Sections 5.2(a) through (k) above, or any action which would cause a material breach of its representations or warranties contained in this Agreement or prevent it from materially performing or cause it not to materially perform its covenants hereunder.

        5.3 Other Negotiations.

               (a) Prior to the termination of this Agreement pursuant to
Article VIII (the "Exclusivity Period"), STEAG will not (and it will use its best efforts to assure that its officers, directors, employees, agents and affiliates do not on its behalf) take any action (directly or indirectly) to solicit, initiate, seek, encourage or support any inquiry, proposal or offer (whether written or oral) from, furnish any information to, or participate in any negotiations with, any corporation, partnership, person or other entity or group (other than discussions with Mattson) regarding any acquisition of STEAG or the STEAG Subsidiaries, any merger or consolidation with or involving STEAG or the STEAG Subsidiaries, or any acquisition of any material portion of the stock or assets of STEAG or any of the STEAG Subsidiaries. STEAG agrees that any such negotiations in progress as of the date hereof will be terminated or suspended during the Exclusivity Period. During the Exclusivity Period, STEAG will immediately notify Mattson regarding any contact by any third party regarding any offer, proposal or inquiry regarding any such acquisition or financing of STEAG or any of the STEAG Subsidiaries. In no event will STEAG or any of the STEAG Subsidiaries accept or enter into an agreement concerning any such third party transaction during the Exclusivity Period. During the Exclusivity Period, STEAG will immediately notify Mattson regarding any contact by any third party regarding any offer proposal or inquiry regarding any such acquisition.

               (b) During the Exclusivity Period, Mattson will not (and it will use its best efforts to assure that its officers, directors, employees, agents and affiliates do not on its behalf) take any action (directly or indirectly) to solicit, initiate, seek, or encourage any inquiry, proposal or offer (whether written or oral) from any corporation, partnership, person or other entity or group (other than discussions with STEAG), or, except in response to an unsolicited inquiry, proposal or offer (whether written or oral) from any such person, furnish any information to, or participate in any negotiations with any such person, regarding (i) any merger or consolidation with or involving Mattson which results in the stockholders of Mattson prior to such transaction owning less than 50% of the capital stock of the surviving corporation, or any acquisition of any material portion of the stock or assets of Mattson (an "Acquisition Transaction") or (ii) any acquisition, whether by merger, stock acquisition, asset acquisition, joint venture, partnership or otherwise, by Mattson of any business which competes with STEAG or the STEAG Subsidiaries in the RTP, CVD, wet processing or copper businesses. Mattson agrees that any such negotiations in progress as of the date hereof will be terminated or suspended during the Exclusivity Period. In no event will Mattson accept or enter into an agreement concerning any such third party transaction during the Exclusivity Period. During the Exclusivity Period, Mattson will immediately notify STEAG regarding any contact by any third party regarding any offer, proposal or inquiry regarding any such acquisition.

               (c) Notwithstanding the foregoing provisions of this Section 5.3, Mattson and STEAG will each have the right to conduct discussions with and furnish information to CFM with regard to the CFM Merger and the Strategic Business Combination, and further provided that Mattson and STEAG agree to provide each other prompt updates regarding any such discussions. Notwithstanding the foregoing provisions of this paragraph 5.3, Mattson is permitted to pursue negotiations with and furnish information in connection with potential transaction(s) disclosed to STEAG in writing prior to the date of this Agreement, and to enter into and consummate agreements to effectuate such transaction(s).

        5.4 German Counterpart Agreement. As promptly as practicable following the date of this Agreement, Mattson and STEAG shall execute and deliver the German-law-governed agreement attached as Exhibit D hereto (the "Counterpart Agreement"), which shall be notarized in accordance with German law or as otherwise agreed among the parties.

                                   ARTICLE VI.
                       ADDITIONAL AGREEMENTS AND COVENANTS

        6.1 Covenant to Satisfy Conditions. Subject to the terms and conditions hereof, each party hereto shall use its reasonable commercial efforts to take all action required of it to satisfy the conditions set forth in Article VII, and otherwise to fulfill its obligations under the terms of this Agreement and to facilitate the consummation of the transactions contemplated hereby. No party shall, nor shall any party permit any of its subsidiaries to, willfully take any action that would or is reasonably likely to result in a material breach of any provision of this Agreement or in any of its representations and warranties set forth in this Agreement being untrue in any material respect on and as of the Closing Date.

        6.2 Proxy Materials and Stockholder Approval. As soon as practicable after the date hereof, Mattson will prepare and file with the SEC, at its own expense, a joint proxy statement/prospectus relating to the Mattson Stockholder Proposal (the "Proxy Statement") to be presented for voting and adoption at meetings of the Mattson stockholders (the "Mattson Stockholders' Meeting") and the shareholders of CFM. Mattson will duly call, give notice of, convene and hold the Mattson Stockholders' Meeting as promptly as practicable to consider and vote on the Mattson Stockholder Proposal. Subject to its fiduciary obligations under applicable law, the Board of Directors of Mattson shall recommend to Mattson's stockholders the approval of the Mattson Stockholder Proposal. The Proxy Statement will comply as to form in all material respects with all applicable laws, including the Securities Exchange Act of 1934, as amended. STEAG shall provide such information about the STEAG Subsidiaries as Mattson shall reasonably request. The information supplied by Mattson for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to Mattson's stockholders or at the Closing, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication which has become false or misleading. Notwithstanding the foregoing, Mattson makes no representation, warranty or covenant with respect to any information supplied by STEAG in writing expressly for inclusion in the Proxy Statement. The information supplied by STEAG in writing expressly for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to Mattson's stockholders, nor at the Closing, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which it is made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication which has become false or misleading. Notwithstanding the foregoing, STEAG makes no representation, warranty or covenant with respect to any information contained in the Proxy Statement which was not provided in writing by STEAG expressly for inclusion in the Proxy Statement. Each of STEAG and Mattson agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Proxy Statement or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Proxy Statement. Mattson will promptly advise STEAG, and STEAG will promptly advise Mattson, in writing if at any time prior to the Closing either Mattson or STEAG shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Proxy Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law (including information relating to CFM). If at any time prior to the Closing Date any event with respect to Mattson, its officers, and directors or any of its subsidiaries shall occur which is or should be described in an amendment of, or a supplement to, the Proxy Statement, such event shall be so described and the presentation in such amendment or supplement of such information will not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading in any material respect or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading.

        6.3 Integration Committee. To facilitate transition and integration planning, Mattson, STEAG and CFM will maintain an integration committee (the "Integration Committee") consisting of the CEO's of Mattson, CFM and STEAG, Dr. Ludger Viefhues and the future head of integration planning for Mattson, which will continue to develop the organization and staffing plan prior to Closing. As of the Closing, the Mattson Board of Directors will establish and appoint in accordance with the procedures for establishing committees set forth in Mattson's By-laws an "Executive Staffing Committee," consisting of Dr. Jochen Melchior and Brad Mattson (and, if agreed by Mattson and STEAG, one additional representative of each of STEAG and Mattson), which will remain in place for one year following closing, and will be responsible during that period for making key personnel decisions (including the hiring and firing of CEO, CFO, COO, general managers for divisions). A mutually acceptable independent Mattson board member will be appointed as a tiebreaker in the event the Executive Staffing Committee reaches deadlock on an issue.

        6.4 Employee Benefits. For a period of two years following the Closing, Mattson will provide or cause benefits to be provided to all employees of the STEAG Subsidiaries who were employees of US STEAG Subsidiaries who were so employed immediately prior to the Closing ("STEAG Employees") that are no less favorable in the aggregate to the benefits provided to the STEAG Employee on the date of this Agreement, and thereafter will provide STEAG Employees with benefits comparable to those provided to similarly-situated and located employees of Mattson. Time of service with STEAG Subsidiaries shall be credited for all purposes, other than benefit accrual, under any comparable plans maintained by Mattson, except to the extent such credit would result in a duplication of benefits. Notwithstanding the foregoing, to the extent a Mattson sabbatical plan remains in effect for employees in a particular country, the service credited to STEAG Employees under the Mattson employee benefit programs shall not be considered for purposes of eligibility to participate in Mattson's sabbatical plan. Mattson and STEAG agree that where applicable with respect to any medical or dental benefit plan of Mattson, (i) Mattson shall waive, with respect to any STEAG Employee, any pre-existing condition exclusion and actively-at-work requirements (to the extent such exclusion or requirement would not have applied under the applicable Mattson employee benefit plan) and (ii) any covered expenses incurred on or before the Closing by a STEAG Employee or a STEAG Employee's covered dependents shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing to the same extent as such expenses would be taken into account if incurred by similarly situated employees of Mattson. STEAG Employees shall receive compensation no less favorable than their current salaries. Mattson acknowledges the obligations of German companies toward their employees. Mattson shall provide continuation health care coverage to all STEAG Employees and their qualified beneficiaries who incur a qualifying event after the Closing Date in accordance with and to the extent required, under the continuation health care coverage requirements of Section 4980D of the Code and Sections 601 through 608 of ERISA ("COBRA"). STEAG shall be responsible for providing continuation coverage and all related notices to the extent required by law to any STEAG Employee (or qualified beneficiary) who incurs a "qualifying event" under COBRA on or before the Closing Date. STEAG and/or the relevant STEAG Subsidiary, as applicable, will terminate the STEAG RTP Systems Inc. 401(k) Savings Plan immediately prior to Closing, unless Mattson, in its sole and absolute discretion, agrees to sponsor and maintain such plan by providing STEAG with written notice of such election at thirty (30) days before the Closing Date. Unless Mattson provides such notice to STEAG, Mattson shall receive from STEAG evidence that the STEAG RTP Systems Inc. 401(k) Savings Plan has been terminated pursuant to resolutions of the relevant STEAG Subsidiary's Board of Directors (the form and substance of which resolutions shall be subject to review and approval by Mattson), effective as of the day immediately preceding the Closing Date.

        6.5 Sale of Shares Pursuant to Regulation D. The parties hereto acknowledge and agree that the Mattson Shares issuable to STEAG pursuant to
Article II hereof, shall constitute "restricted securities" under the Securities Act. Until such time as such shares are no longer "restricted securities" under the Securities Act, the certificates of Mattson Common Stock shall bear the legend set forth in Section 2.5 hereof.

        6.6 Access to Information.

               (a) STEAG and its counsel and advisors shall have reasonable access during normal business hours to all books, records, assets and contracts of or relating to Mattson, and Mattson and its counsel and advisors shall have reasonable access during normal business hours to all books, records, assets and contracts of or relating to the STEAG Subsidiaries, in each case to complete such party's respective diligence investigation for the purposes of the Strategic Business Combination. Key personnel shall be made available by each party as necessary to assist in this diligence effort. Each party will permit the other party on prior notice to contact key customers and suppliers as part of the due diligence process.

               (b) Subject to compliance with applicable law, from the date hereof until the Closing, each of Mattson and STEAG shall confer on a regular and frequent basis with one or more representatives of the other party to report material operational matters and the general status of ongoing operations.

               (c) No information or knowledge obtained in any investigation pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated hereby. Notwithstanding the foregoing sentence, to the extent that either Mattson or STEAG obtains information which the receiving party knows the failure of which to include in the STEAG Disclosure Schedule or the Mattson Disclosure Schedule, as the case may be, would result in a breach of a representation and warranty herein by the other party, then the party that first obtained such information shall promptly notify the other in writing of such information and such other party may supplement or amend the STEAG Disclosure Schedule or the Mattson Disclosure Schedule, as the case may be; provided, however, that, if the disclosure pursuant to such supplement or amendment would constitute a basis pursuant to Section 7.2(b) or Section 7.3(b), as the case may be, under which Mattson or STEAG, respectively, would have the right to not consummate the Strategic Business Combination and the transactions contemplated hereby, then Mattson or STEAG shall have ten (10) days from the date of such amendment or supplement being delivered to the other party pursuant to Section 10.1 to terminate this Agreement pursuant to Section (h) or (i), respectively, after which such amendment or supplement shall be deemed accepted. Notwithstanding any other provision hereof, if the Closing occurs, any such supplement or amendment of the STEAG Disclosure Schedule or the Mattson Disclosure Schedule, as the case may be, will be effective to cure and correct for all purposes any breach of any representation, warranty or covenant which would have existed by reason of STEAG or Mattson, respectively, not having made such supplement or amendment.

        6.7 Confidentiality. The parties acknowledge that Mattson and STEAG have previously executed a Mutual Non-Disclosure Agreement dated February 25, 2000 (the "Non-Disclosure Agreement"), which Non-Disclosure Agreement is hereby incorporated herein by reference and shall continue in full force and effect in accordance with its terms.

        6.8 Public Disclosure. Unless otherwise permitted by this Agreement, Mattson and STEAG shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or with the NASDAQ Stock Market (in which case the disclosing party shall, to the extent practicable within the time available to comply therewith, use its reasonable efforts to obtain the consent of the other party prior to such disclosure).

        6.9 Regulatory Approval; Further Assurances.

               (a) Each party shall use all reasonable efforts to file, as promptly as practicable after the date of this Agreement, all notices, reports, and other documents required to be filed by such party with any Governmental Entity with respect to the Strategic Business Combination and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Entity. Without limiting the generality of the foregoing, STEAG and Mattson shall, promptly after the date of this Agreement, prepare and file the notifications required under the HSR Act in connection with the Strategic Business Combination, and such filings as are required under the Act Against Restraints on Competition of 1958 (Gesetz gegen Wettbewerbsbeschrankungen). Each party shall use all reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant hereto in connection with the Strategic Business Combination and the other transactions contemplated by this Agreement. STEAG and Mattson shall respond as promptly as practicable to (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general or other Governmental Entity in connection with antitrust or related matters. Each of STEAG and Mattson shall give the other party prompt notice of the commencement of any Legal Proceeding by or before any Governmental Entity with respect to the Strategic Business Combination or any of the other transactions contemplated by this Agreement, keep the other party informed as to the status of any such Legal Proceeding, and promptly inform the other party of any communication to or from, and any proposed undertaking or agreement with the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding any such filings or the Strategic Business Combination. STEAG and Mattson will consult and cooperate with one another in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion, or proposal made or submitted in connection with any Legal Proceeding under or relating to the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"). In addition, each party shall give the other prior notice of, and except as may be prohibited by any Governmental Entity or by any legal requirement, in connection with any Legal Proceeding under or relating to the Antitrust Laws or any other similar Legal Proceeding, each of STEAG and Mattson will permit authorized representatives of the other party to be present at and participate in each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion, or proposal made or submitted to any Governmental Entity in connection with any such Legal Proceeding.

               (b) Each of Mattson and STEAG shall use all reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the Antitrust Laws. In connection therewith, if any Legal Proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement is violative of any Antitrust Law, each of Mattson and STEAG shall cooperate and use all reasonable efforts vigorously to contest and resist any such Legal Proceeding, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent (each an "Order"), that is in effect and that prohibits, prevents, or restricts consummation of the Strategic Business Combination or any other transactions contemplated by this Agreement, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal and all available legislative action, unless by mutual agreement Mattson and STEAG decide that litigation is not in their respective best interests. Notwithstanding the foregoing or any other provisions of this Agreement, nothing in this Section 6.9(b) shall limit a party's right to terminate this Agreement pursuant to Article VIII, so long as such party has up to then complied in all material respects with its obligations under this Section 6.9(b). Each of STEAG and Mattson shall use all reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement. Notwithstanding anything to the contrary in this Agreement, neither Mattson nor STEAG shall be required to hold separate (including by trust or otherwise) or divest any of their respective businesses or assets.

        6.10 Legal Requirements. Subject to 6.9(b), each of STEAG, and Mattson will, and will cause their respective subsidiaries to, take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of or any registration, declaration, or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

        6.11 Stock Option Grants. Effective on the Closing, the Board of Directors of Mattson will grant options to purchase 850,000 shares of Mattson Common Stock (as adjusted for any stock split, stock dividend, reverse stock split and recapitalization) to directors, officers and employees of the STEAG subsidiaries under existing Mattson Stock Option Plans, with an exercise price equal to the fair market value of Mattson Common Stock on the date of the Closing and with other terms consistent with outstanding Mattson Stock options.

        6.12 Conveyance Taxes. STEAG and Mattson shall cooperate in the preparation, execution, and filing of all returns, questionnaires, applications, or other documents regarding any property transfer or gains, sales, use, value added, stock transfer, and stamp Taxes, any transfer, recording, registration, and other fees or any similar taxes that become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Closing. Each party shall pay any such Taxes or fees imposed on it by any taxing authority (and any penalties and interest with respect to such Taxes and fees) that become payable in connection with the transactions contemplated by this Agreement.

        6.13 STEAG Intercompany Indebtedness; Transfer to Newco.

               (a) As soon as practicable after the date of this Agreement, STEAG will cause agreements or instruments of transfer with respect to the transfer of the Foreign STEAG Subsidiaries to Newco to be duly executed and, to the extent necessary, filed or registered. Thereafter, STEAG will use commercially reasonable efforts to cause Newco to become the owner, in accordance with all applicable legal requirements, of the Foreign Subsidiary Shares.

               (b) As soon as practicable after the date of this Agreement but, in any event, prior to the Closing, STEAG will take such action as is reasonably necessary to cause all indebtedness of any of the STEAG Subsidiaries to STEAG or any of its affiliates (other than another STEAG Subsidiary), other than Excluded Indebtedness (as defined in the next sentence) to be cancelled without any payment on the part of such STEAG Subsidiaries. The term Excluded Indebtedness means: (i) accounts payable to STEAG Electronic Systems spol s r.o.; (ii) any reimbursement obligations under any other provision of this Agreement; (iii) rental payments owed under leases between any STEAG Subsidiary and STEAG Walsum Immobilien AG; (iv) obligations under the Profit Transfer Contracts; and (v) obligations to reimburse payments made by STEAG to or on behalf of certain employees in France. As of the date of this Agreement, the amount of indebtedness of the STEAG Subsidiaries to STEAG that will be forgiven pursuant to this Section 6.13(b) is approximately DM 200,000,000.

        6.14 Non-Solicitation of Employees. Mattson and STEAG each agrees that, without the prior written consent of the other, it will not, and will cause its controlled affiliates not to, during the term of this Agreement and for a period of one year from the date of termination of this Agreement directly or indirectly (including through instruction to its agents) solicit for employment any person who is now employed by the other; provided however, that neither Mattson nor STEAG nor any of their respective affiliates is prohibited from making general, public solicitations for employment for any position or from employing any current employee of the other party who contacts the party on his or her own initiative and without impermissible solicitation by such party. The obligations set forth in this Section 6.14 will survive the termination of this Agreement.

        6.15 NASDAQ Listing. Mattson will use its reasonable commercial efforts to cause the Mattson Shares issuable pursuant to the terms of this Agreement to be approved for listing on

NASDAQ, subject to official notice of issuance, as promptly as practicable after the date of this Agreement and in any event prior to the Closing.

        6.16 Directors; Nominating Committee; Officers. Mattson shall cause the actions required to be taken as of Closing under Section 1 of the Stockholder Agreement to be taken on or prior to the Closing Date, including (a) causing the Board of Directors of Mattson to be expanded from five (5) to seven (7) members;
(b) causing two (2) persons designated by STEAG to be appointed to the Board of Directors of Mattson; (c) causing one of the STEAG designees to be named Chairman of the Board of Directors of Mattson; and (d) causing Mattson's Bylaws to be amended. During the period between the Early Condition Satisfaction Date, if applicable, and the Closing Date, Mattson will provide the STEAG designees with notice of all meetings of the Board (at such times and with such additional information as is provided to current directors) and shall permit such STEAG designees to attend, either in person or by videoconference, all such meetings, subject to such STEAG designees agreeing to keep confidential all information disclosed in connection with such meetings.

        6.17 Name. The name of the company resulting from the Strategic Business Combination (the "Company") will be Mattson or such other name, if any, which the parties, acting through the Integration Committee, mutually determine to be more beneficial to the company's business, such determination to be made in a timely manner. In the event that a different name is agreed upon, Mattson shall take such corporate and other action as is reasonably necessary to effect such name change. Within one year after the Closing Date, Mattson will cause the names of each of the STEAG Subsidiaries to be changed so as to no longer include the name "STEAG," and from and after the first anniversary of the Closing Date, Mattson shall, and shall cause its subsidiaries to, otherwise discontinue the use of the name "STEAG". Notwithstanding the foregoing, Mattson and its subsidiaries may continue to use any current product names and trademarks containing the name "STEAG" to the extent associated with any products currently manufactured and sold by the STEAG Subsidiaries, as well as modified, but otherwise substantially similar, versions of such products.

        6.18 Access to Business Records. From and after the Closing, each party shall afford the other reasonable access to all preclosing business records of or directly relating to the STEAG Subsidiaries, upon reasonable notice during ordinary business hours for all reasonable business purposes, and each party shall permit the other party to make copies of any such records and retain possession of such copies.

                                  ARTICLE VII.
                CONDITIONS TO THE STRATEGIC BUSINESS COMBINATION

        7.1 Conditions to Each Party's Obligation to Consummate the Strategic Business Combination. The respective obligations of each party to consummate the Strategic Business Combination shall be subject to the satisfaction on or prior to the Closing Date of the following conditions, except that, to the extent permitted by applicable law, such conditions may be waived in writing by the joint action of the parties hereto; provided, however, that the condition specified in Section 7.1(g) hereof may be waived only by a written instrument executed by each of Mattson, STEAG and CFM:

               (a) Stockholder Approval. The stockholders of Mattson shall have approved the Mattson Stockholder Proposal in accordance with Mattson's Certificate of Incorporation and By-laws, applicable state corporate laws and the rules and listing requirements of NASDAQ and in accordance with this Agreement.

               (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or any other Governmental Entities, or other legal or regulatory restraint or prohibition preventing the consummation of the Strategic Business Combination shall be and remain in effect, nor shall there be any action taken, or any law, statute, rule, regulation, decree or order been enacted, adopted, entered, enforced, or deemed applicable to the Strategic Business Combination, which remains in effect and which makes the consummation of the Strategic Business Combination illegal.

               (c) Regulatory Approval. Any waiting period applicable to the Strategic Business Combination or any of the transactions contemplated hereby, including but not limited to a waiting period under HSR Act or the Act Against Restraint on Competition of 1958 (Gesetz gegen Wettbewerbeschrenkuyen) shall have expired or been terminated, and any other required U.S. or German regulatory approvals, including, but not limited to, any approvals required by the German cartel office or the European Union or any council, commission, or subdivision thereof, shall have been obtained. STEAG and each of the STEAG Subsidiaries, and Mattson shall have timely obtained from each Governmental Entity all approvals, waivers, and consents, if any, necessary for consummation of the Strategic Business Combination and the several transactions contemplated hereby, including such approvals, waivers, and consents as may be required under the Securities Act, and under state Blue Sky laws.

               (d) NASDAQ Listing. The Mattson Shares issuable pursuant to the Strategic Business Combination shall have been approved for listing by NASDAQ upon official notice of issuance.

               (e) Legal Proceedings. There shall not be pending any Legal Proceeding by any Governmental Entity or other person: (i) challenging or seeking to restrain or prohibit the consummation of the Strategic Business Combination; (ii) relating to the Strategic Business Combination and seeking to obtain from Mattson, STEAG, or the STEAG Subsidiaries any damages or other relief that would be material to either Mattson or STEAG; (iii) seeking to prohibit or limit in any material respect Mattson's ability to vote, receive dividends with respect to, or otherwise exercise ownership rights with respect to the stock of the STEAG Subsidiaries; (iv) seeking to prohibit or limit in any material respect STEAG's ability to vote, receive dividends with respect to, or otherwise exercise ownership rights with respect to the Mattson Shares, (v) which would materially and adversely affect the right of Mattson to own the assets or operate the business of the STEAG Subsidiaries; (vi) seeking to compel Mattson, STEAG or any of their controlled affiliates to dispose of or hold separate any material assets, (vii) which is reasonably likely to have a STEAG Material Adverse Effect or a Mattson Material Adverse Effect, or (viii) which is reasonably likely to enjoin, restrain or prohibit any integration of any operations of the STEAG Subsidiaries with those of Mattson or Mattson's Subsidiaries.


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

               (f) Transfers to Newco. Newco shall have become the owner, in accordance with all applicable legal requirements, of the outstanding capital stock of all of the Foreign STEAG Subsidiaries.

               (g) Closing of CFM Merger. The closing of the CFM Merger shall occur concurrently with the Closing.

        7.2 Conditions to Obligations of Mattson. The obligations of Mattson to consummate the Strategic Business Combination and the transactions contemplated under the Agreement shall be further subject to the satisfaction, at or prior to the Closing, of the following conditions, except as may be waived by Mattson in writing:

               (a) Compliance With Agreements and Covenants. STEAG and the STEAG Subsidiaries each shall have performed and complied in all material respects with all of its covenants, obligations and agreements contained in this Agreement to be performed and complied with on or prior to the Closing Date.

               (b) Representations and Warranties. The representations and warranties of STEAG contained herein (i) shall be true and correct in all material respects, on and as of the date of this Agreement, and (ii) shall also be true and correct, on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except for such inaccuracies which in the aggregate do not constitute, and are not reasonably expected to result in, a STEAG Material Adverse Effect (disregarding for purposes of evaluating whether subsection (b)(ii) of this condition is satisfied, any "Material Adverse Effect" or other materiality qualifications contained in such representations and warranties).

               (c) Closing Certificate. Mattson shall have received a certificate signed by authorized officers of STEAG, dated the Closing Date, certifying that the conditions set forth in Section 7.2(a) and 7.2(b) have been satisfied.

               (d) Consents and Approvals. Mattson shall have received written evidence reasonably satisfactory to it that all consents and approvals required to be obtained in connection with the Strategic Business Combination and the transactions contemplated hereby have been obtained and shall be in full force and effect, and all required filings have been made, other than those consents and approvals which, individually and in the aggregate, would not have a Mattson Material Adverse Effect.

               (e) No STEAG Material Adverse Effect. No STEAG Material Adverse Effect shall have occurred and no event shall have occurred which, in the reasonable judgment of Mattson, is reasonably likely to have a STEAG Material Adverse Effect.

               (f) Stockholder Agreement. STEAG shall have executed the Stockholder Agreement substantially in the form set forth as Exhibit B (the "Stockholder Agreement"), with full force and effect from and after the Closing.

               (g) Opinion. Counsel for STEAG in the U.S.A. shall have delivered to Mattson an opinion in the form attached hereto as Exhibit 7.2(g).

               (h) Transition Services Agreement. STEAG shall have executed a Transition Services Agreement to be mutually agreed by STEAG and Mattson, acting through the Integration Committee, and having terms consistent with the key points set forth in Exhibit C (the "Transition Services Agreement"), with full force and effect from and after the Closing.

               (i) Subsidiary Director Resignations. Mattson shall have received the written resignations, effective as from the Closing Date, of the directors of all of the STEAG Subsidiaries, except for those employee/directors whom the parties have mutually agreed, through the Integration Committee, to retain immediately following the Closing.

               (j) Other Closing Documents. Mattson shall have received the share certificates evidencing the STEAG Shares, the documents and instruments required for the notarization and transfer of the STEAG Shares and such other closing and transfer documents as Mattson shall reasonably request to effect and consummate the Strategic Business Combination and the transactions contemplated hereby, in each case in form and substance reasonably satisfactory to Mattson and its counsel.

        7.3 Conditions to Obligations of STEAG. The obligations of STEAG to consummate the Strategic Business Combination under this Agreement shall be further subject to the satisfaction, at or prior to the Closing, of the following conditions except as may be waived by STEAG in writing:

               (a) Compliance with Agreements and Covenants. Mattson shall have performed and complied in all material respects with all of its covenants, obligations and agreements contained in this Agreement, to be performed and complied with on or prior to the Closing Date.

               (b) Representations and Warranties. The representations and warranties of Mattson contained herein (i) shall be true and correct on and as of the date of this Agreement in all material respects, and (ii) shall also be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except for such inaccuracies which, in the aggregate, do not constitute and are not reasonably expected to result in, a Mattson Material Adverse Effect (disregarding for purposes of evaluating whether subsection (b)(ii) of this condition is satisfied, any "Material Adverse Effect" or other materiality qualifications contained in such representations and warranties).

               (c) Closing Certificate. STEAG shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of Mattson, dated the Closing Date, certifying that the conditions set forth in Section 7.3(a) and 7.3(b) have been satisfied.

               (d) Consents and Approvals. STEAG shall have received written evidence reasonably satisfactory to it that all consents and approvals required to be obtained in connection with the Strategic Business Combination and the transactions contemplated hereby have been obtained and shall be in full force and effect, and all required filings have been made other than those consents and approvals which, individually and in the aggregate, would not have a STEAG Material Adverse Effect.

               (e) No Mattson Material Adverse Effect. No Mattson Material Adverse Effect shall have occurred and no event shall have occurred which, in the reasonable judgment of STEAG, is reasonably likely to have a Mattson Material Adverse Effect.

               (f) Other Closing Documents. STEAG shall have received share certificates evidencing the Mattson Shares and such other documents and instruments as STEAG shall reasonably request to effect and consummate the Strategic Business Combination and the transactions contemplated hereby, in each case in form and substance reasonably satisfactory to STEAG and its counsel.

               (g) Stockholder Agreement. Mattson and Brad Mattson shall have executed the Stockholder Agreement, with full force and effect from and after the Closing.

               (h) Transition Services Agreement. Mattson shall have executed the Transition Services Agreement, with full force and effect from and after the Closing.

               (i) Opinion. Counsel for Mattson shall have delivered to STEAG an opinion in the form attached hereto as Exhibit 7.3(i).

               (j) Composition of Board of Directors; Officers; Nominating Committee; Bylaws. The actions required under Section 1 of the Stockholder Agreement as of Closing shall have been taken.

               (k) Option Grants. The grants of options contemplated under
Section 6.11 of this Agreement shall have been made effective as of the Closing.

                                  ARTICLE VIII.
                        TERMINATION, AMENDMENT AND WAIVER

        8.1 Optional Termination. This Agreement may be terminated at any time prior to the Closing by action taken or authorized by the Board of Directors or the Supervisory Board, as applicable, of the terminating party or parties and, except as provided below, whether before or after approval of the Mattson Stockholder Proposal by the stockholders of Mattson:

               (a) By mutual written consent of Mattson, STEAG and CFM;

               (b) By either Mattson or STEAG, if the Closing shall not have occurred on or before February 28, 2001 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

               (c) By either Mattson or STEAG, if any Governmental Entity (i) shall have issued an order, decree or ruling or taken any other action (which the parties shall have used their reasonable commercial efforts to resist, resolve or lift, as applicable, in accordance with Section 6.9) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable or (ii) shall have failed to issue an order, decree or ruling or to take any other action, and such denial of a request to issue such order, decree, ruling or take such other action shall have become final and nonappealable (which order, decree, ruling or other action the parties shall have used their reasonable commercial efforts to obtain, in accordance with Section 6.9), in the case of each of (i) and (ii) which is necessary to fulfill the conditions set forth in Article VII, as applicable; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose failure to use their reasonable commercial efforts has been the cause of such action or inaction;

               (d) By either Mattson or STEAG, if the approval of the stockholders of Mattson contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of Mattson stockholders (including any adjournment or postponement thereof) at which the vote was taken; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the failure to obtain such approval is attributable to a failure on the part of such party to perform any material obligation required to be performed by such party;

               (e) By STEAG, if (i) Mattson shall have materially breached its obligations under this Agreement by reason of a failure to call the Mattson Stockholders Meeting in accordance with this Agreement or a failure to prepare and mail to its stockholders the Proxy Statement as required hereunder, (ii) Mattson's Board of Directors shall have failed to recommend that Mattson's stockholders vote in favor of approval of the Mattson Stockholder Proposal or shall have withdrawn, modified or changed in a manner adverse to STEAG such recommendation, whether or not permitted by the terms of this Agreement (iii) Mattson shall have entered into a definitive acquisition agreement for an Acquisition Transaction involving Mattson, or (iv) an Acquisition Transaction involving Mattson shall have occurred, or (v) Mattson shall have materially breached its obligations under Section 5.3(b), or (vi) Brad Mattson shall have materially breached his obligations under the Voting Agreement;

               (f) By Mattson if (i) Mattson shall have entered into a definitive acquisition agreement for an Acquisition Transaction or (ii) an Acquisition Transaction involving Mattson shall have occurred;

               (g) By Mattson, if STEAG shall have materially breached its obligations under Section 5.3(a), but only if such breach results in STEAG entering into a third party acquisition agreement prohibited by such provision or otherwise materially adversely affects Mattson's ability to consummate the transactions contemplated by this Agreement;

               (h) By Mattson if (i) any of STEAG's representations and warranties shall have been inaccurate as of the date of this Agreement or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 7.2(b) would not be satisfied or (ii) any of STEAG's covenants contained in this Agreement shall have been breached such that the condition set forth in Section 7.2(a) would not be satisfied; provided, however, that if an inaccuracy in the representations and warranties of STEAG arising as of a date subsequent to this Agreement is curable by STEAG by the Termination Date and STEAG is continuing to exercise all reasonable efforts to cure such inaccuracy, then Mattson may not terminate this Agreement under this Section 8.1(h) on account of such inaccuracy;

               (i) By STEAG if (i) any of Mattson's representations and warranties shall have been inaccurate as of the date of this Agreement or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 7.3(b) would not be satisfied or (ii) if any of Mattson's covenants contained in this Agreement shall have been breached such that the condition set forth in
Section 7.3(a) would not be satisfied; provided, however, that if an inaccuracy in Mattson's representations and warranties arising as of a date subsequent to the date of this Agreement is curable by Mattson by the Termination Date and Mattson is continuing to exercise all reasonable efforts to cure such inaccuracy, then STEAG may not terminate this Agreement under this Section 8.1(i) on account of such inaccuracy; or

               (j) By STEAG, if the Closing Stock Price (as defined in this
Section 8.1(l)) is less than $20.00 (subject to appropriate adjustment in the event of a Capital Change). The "Closing Stock Price" shall mean the average of the closing sale prices of Mattson Common Stock as reported in the Wall Street Journal on the basis of information provided by the Nasdaq National Market for each of the twenty trading days immediately preceding (but not including) the date two (2) business days prior to the earlier of (i) the satisfaction or waiver of each of the conditions set forth in Article VII hereof and (ii) the STEAG Early Condition Satisfaction Date, if applicable. Notwithstanding the foregoing, STEAG shall not be permitted to terminate this Agreement pursuant to this Section 8.1(j) if the Closing Stock Price is at least $15.78, provided that Mattson, in its sole discretion, elects to deliver to STEAG at the Closing a Mattson Note (as defined below) as additional consideration for the sale of the STEAG Shares by STEAG to Mattson, which Mattson note is in a principal amount equal to the product obtained by multiplying 11,850,000 by the difference between $20.00 and the Closing Stock Price. A "Mattson Note" is an unsecured promissory note payable by Mattson with a term of three (3) years, with simple interest payable annually at LIBOR plus 2%.

        In the event of termination of this Agreement and abandonment of the Strategic Business Combination pursuant to this Article VIII, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement, except as provided in Section
8.3 hereof and except that (i) nothing herein will relieve any party from liability for any material breach of this Agreement and (ii) the agreements contained in Sections 6.15, 8.3 and 10.14 hereof shall survive.

        8.2 Automatic Termination. Upon the termination for any reason of the CFM Agreement prior to the consummation of the Strategic Business Combination, this Agreement shall automatically terminate without any further action on the part of either party.

        8.3 Effect of Termination.

               (a) If STEAG shall terminate this Agreement pursuant to Section 8.1(d) or (e) or Mattson shall terminate this Agreement pursuant to Section 8.1(f), then Mattson shall promptly, but in no event later than the date of such termination, pay STEAG a nonrefundable fee in an amount equal to $20,000,000, payable by wire transfer of immediately available funds to an account designated by STEAG.

               (b) If Mattson shall terminate this Agreement pursuant to Section 8.1(g), then STEAG shall promptly, but in no event later than the date of such termination, pay Mattson a nonrefundable fee in an amount equal to $20,000,000, payable by wire transfer of immediately available funds to an account designated by Mattson.

               (c) The parties acknowledge that the agreements contained in this
Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, none of the parties would enter into this Agreement; accordingly, if either the STEAG or Mattson fails promptly to pay any amount due pursuant to this Section 8.3, and, in order to obtain such payment, the other party commences a suit which results in a judgment against such party for the fee set forth in this Section 8.3, such party shall pay to the other party its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at two points above the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. The parties agree that any remedy or amount payable pursuant to this Section 8.3 shall not preclude any other remedy or amount payable hereunder and shall not be an exclusive remedy for any breach of any representation, warranty, covenant or agreement contained in this Agreement.

        8.4 Amendment. This Agreement may be amended by the parties at any time before or after receipt of approval by Mattson stockholders of the Mattson Stockholder Proposal; provided, however, that after receipt of the Mattson stockholder approval, there shall be made no amendment that by law requires further approval by the stockholders of Mattson without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

        8.5 Extension; Waiver. At any time prior to the Closing, the parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) subject to the proviso of Section 8.4, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

        8.6 Notice of Termination. Any party wishing to terminate this Agreement under Section 8.1 shall deliver written notice to the other party, setting forth the paragraph under Section 8.1 pursuant to which the Agreement is being terminated and, unless obvious from the nature of the termination clause, a description of the facts and circumstances forming the basis for such termination; provided, that any failure to provide such additional details shall not affect the validity of the termination. Upon the automatic termination of the Agreement under Section 8.2, Mattson shall give STEAG written notice thereof. Any such termination notice shall be delivered in accordance with
Section 10.1 of this Agreement.


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

                                   ARTICLE IX.
                                 INDEMNIFICATION

        9.1 Indemnification.

               (a) Survival of Warranties. The representations and warranties made by STEAG in Sections 3.1 through 3.4 and by Mattson in Sections 4.1 through
4.3 shall survive the Closing and continue in full force and effect for a period of one year following the Closing, except for the last sentence of Section 3.1(b) and the third sentence of Section 4.3(a), each of which shall survive for an unlimited period of time. The representations and warranties by STEAG set forth in Section 3.13 shall survive the Closing and continue in full force and effect until thirty (30) days after the expiration of the applicable statute of limitations.

               (b) STEAG will indemnify and hold harmless Mattson, its affiliates and its and their respective officers, directors, agents, attorneys and employees (hereinafter referred to individually as an "Mattson Indemnified Person" and collectively as "Mattson Indemnified Persons") from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including, without limitation, legal fees, (collectively, "Damages") arising out of any misrepresentation or breach of any of the representations and warranties by STEAG in Sections 3.1 through 3.4 and
3.13. Mattson will indemnify, defend and hold harmless STEAG, its affiliates and its and their respective officers, directors, agents, attorneys and employees (hereinafter referred to individually as a "STEAG Indemnified Person" and collectively as "STEAG Indemnified Persons") from and against any and all Damages arising out of any misrepresentation or breach of the representations and warranties by Mattson in Sections 4.1 through 4.3. The obligations of STEAG to indemnify a Mattson Indemnified Person for any Damages is subject to the condition that STEAG shall have received an Indemnification Claim (as defined in Section 9.2) for all Damages for which indemnity is sought on or before the expiration date for the applicable representation or warranty set forth in
Section 9.1(a) above. The obligation of Mattson to indemnify a STEAG Indemnified Person for Damages is subject to the condition that Mattson shall have received an Indemnification Claim for all Damages for which indemnity is sought on or before the expiration date for the applicable representation or warranty set forth in Section 9.1(a) above.

        9.2 Procedures for Indemnification.

               (a) As used in this ARTICLE IX, the term "Indemnitor" means the party against whom indemnification hereunder is sought, and the term "Indemnitee" means the party seeking indemnification hereunder.

               (b) A claim for indemnification hereunder (an "Indemnification Claim") shall be made by Indemnitee by delivery of a written notice to Indemnitor requesting indemnification and specifying the basis on which indemnification is sought in reasonable detail (and shall attach relevant documentation related to the Indemnification Claim), the amount of the asserted Damages, and, in the case of a Third Party Claim, containing (by attachment or otherwise) such other information as Indemnitee shall have concerning such Third Party Claim.

               (c) If the Indemnification Claim involves a Third Party Claim, then the procedures set forth in Section 9.3 hereof shall be observed by Indemnitee and Indemnitor.

               (d) If the Indemnification Claim involves a matter other than a Third Party Claim (as defined below), Indemnitor shall have thirty (30) days to object to such Indemnification Claim by delivery of a written notice of such objection to Indemnitee specifying in reasonable detail the basis for such objection. Failure to timely so object shall constitute a final and binding acceptance of the Indemnification Claim by Indemnitor, and the Indemnification Claim shall thereafter be paid by Indemnitor in accordance with Section 9.2(e) hereof. If an objection is timely delivered by Indemnitor and the dispute is not resolved within twenty (20) business days from the delivery of such objection (the "Negotiation Period"), the parties shall be entitled to pursue their remedies at law and in equity subject to the terms of this Agreement.

               (e) Upon determination of the amount of an Indemnification Claim, whether by (i) an agreement between Indemnitor and Indemnitee, (ii) an arbitration award or (iii) a final judgment (after expiration of all periods for appeal of such judgment) or other final nonappealable order, Indemnitor shall pay the amount of such Indemnification Claim by check within ten (10) days of the date such amount is determined.

        9.3 Defense of Third Party Claims. Should any claim be made, or suit or proceeding (including, without limitation, a binding arbitration or an audit by any taxing authority) be instituted against Indemnitee which, if prosecuted successfully, would be a matter for which Indemnitee is entitled to indemnification under this Agreement (a "Third Party Claim"), the obligations and liabilities of the parties hereunder with respect to such Third Party Claim shall be subject to the following terms and conditions:

               (a) Indemnitee shall give Indemnitor written notice of any such claim promptly after receipt by Indemnitee of notice thereof. Any delay in giving notice hereunder which does not materially prejudice Indemnitor, shall not affect Indemnitee's rights to Indemnification hereunder. Indemnitor may, at its option, (i) undertake control of the defense thereof by counsel of its own choosing reasonably acceptable to Indemnitee, or (ii) decline to assume control of but participate in the defense thereof provided that such participation by Indemnitee shall be at its own expense. Indemnitee may participate in the defense through its own counsel at its own expense. The assumption of the defense of any Third Party Claim by Indemnitor shall be an acknowledgment by Indemnitor that such Third Party Claim is subject to indemnification under the provisions of this ARTICLE IX and that such provisions are binding on Indemnitor. If, however, Indemnitor fails or refuses to undertake the defense of such Third Party Claim within twenty (20) days after written notice of such claim has been delivered to Indemnitor by Indemnitee, Indemnitee shall have the right to undertake the defense, compromise and, subject to Section 9.4, settlement of such Third Party Claim with counsel of its own choosing. In the circumstances described in the preceding sentence, Indemnitee shall, promptly upon its assumption of the defense of such Third Party Claim, make an Indemnification Claim as specified in Section 9.2(b) which shall be deemed an Indemnification Claim that is not a Third Party Claim for the purposes of the procedures set forth herein. Failure of Indemnitee to furnish written notice to Indemnitor of a Third Party Claim shall not release Indemnitor from Indemnitor's obligations hereunder, except to the extent Indemnitor is prejudiced by such failure.

               (b) Indemnitee and Indemnitor shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such claim and furnishing employees of Indemnitee as may be reasonably necessary for the preparation of the defense of any such Third Party Claim or for testimony as witness in any proceeding relating to such claim.

        9.4 Settlement of Third Party Claims. Unless Indemnitor has failed to fulfill its obligations under this ARTICLE IX, no settlement by Indemnitee of a Third Party Claim shall be made without the prior written consent by or on behalf of Indemnitor, which consent shall not be unreasonably withheld or delayed. If Indemnitor has assumed the defense of a Third Party Claim as contemplated by Section 9.3, no settlement of such Third Party Claim may be made by Indemnitor without the prior written consent by or on behalf of Indemnitee, which consent shall not be unreasonably withheld or delayed. In the event of any dispute regarding the reasonableness of a proposed settlement, the party that will bear the larger financial loss resulting from such settlement shall make the final determination in respect thereto, which determination shall be final and binding on all involved parties.

        9.5 Limitation on Indemnification. Notwithstanding anything contained in this Article IX to the contrary, except for breaches of Section 3.13 (which shall not be limited),(a) the maximum aggregate liability of STEAG to Mattson Indemnified Persons for indemnification pursuant to Section 9.1(b) shall not exceed the value of the Mattson Shares on the Closing Date (the "Transaction Value"), in the case of a breach of Sections 3.1, 3.2, 3.3 or 3.4, and (b) the maximum aggregate liability of Mattson to STEAG Indemnified Persons for indemnification pursuant to Section 9.1(b) shall not exceed the Transaction Value. Notwithstanding the preceding sentence, to the extent any breach of Sections 3.1, 3.2, 3.3 or 3.4 relates to one or more of the STEAG Subsidiaries denoted as "Foreign Sales Subsidiaries" on Schedule 2.6, the maximum aggregate liability of STEAG to Mattson Indemnified Persons for indemnification pursuant to Section 9.1(b) shall not exceed twice the value of that percentage of the Mattson Shares on the Closing Date allocated to such Foreign Sales Subsidiaries in accordance with Section 2.6.



                                   ARTICLE X.
                               GENERAL PROVISIONS

        10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered if delivered personally (upon receipt), or three (3) business days after being mailed by registered or certified mail, postage prepaid (return receipt requested), or one (1) business day after it is sent by commercial overnight courier service, or upon transmission, if sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

               (a) if to Mattson, to:

        Mattson Technology, Inc.
        3550 West Warren Avenue
        Fremont, California 94538
        Attention:  Brad Mattson
        Fax:    (510) 492-7052
        Tel:    (510) 657-5900

        with a copy to:

        Gray Cary Ware & Freidenrich LLP
        400 Hamilton Avenue
        Palo Alto, CA 94301
        Attention:  Bradley J. Rock
        Fax:    (650) 327-3699
        Tel:    (650) 833-2000

               (b) if to STEAG or the STEAG Subsidiaries, to:

        STEAG Electronic Systems AG
        Ruettenscheider Strasse 1-3
        D-45128 Essen, Germany
        Attention:   Chief Executive Officer
        Fax:    011-49-201-801-6630
        Tel:    011-49-201-801-2193
        Attention:   General Counsel
        Fax:    011-49-201-801-6684
        Tel:    011-49-201-801-2510


        with a copy to:

        Dewey Ballantine LLP
        1301 Avenue of the Americas
        New York, NY 10019
        Attention:  Marc R. Packer
        Fax:  (212) 259-6333
        Tel:  (212) 259-8000

        10.2 Definitions. In this Agreement any reference to any event, change, condition or effect being "material" with respect to any entity or group of entities means any material event, change, condition or effect related to the financial condition, properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity or group of entities. In this Agreement, any reference to a party's "knowledge" means such party's actual knowledge after reasonable inquiry of officers, directors, and other employees of such party reasonably believed to have knowledge of such matters; provided, that "such other employees" shall be limited to those persons listed on Schedule 10.2 under such party's name. A "person" means any corporation, proprietorship, firm, partnership, limited partnership, trust, association, individual, or other entity. In this Agreement, "affiliate" means, with respect to any person, any other person, directly or indirectly, controlling, controlled by, or under common control with, such person, and "control" (including the correlative terms "controlling", "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise. The term "joint venture" of a person shall mean any person that is not a subsidiary of such person, in which such person or one or more of its subsidiaries owns an equity interest, other than equity interests held for passive investment purposes which are less than 10% of any class of the outstanding voting securities or equity of any such person.

        10.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

        10.4 Entire Agreement; Nonassignability. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, the STEAG Disclosure Schedule, and the Mattson Disclosure Schedule constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, including the letter agreement between the parties dated May 25, 2000, provided that the Non-Disclosure Agreement shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms. This Agreement shall not be assigned by operation of law or otherwise without the written consent of the other party.

        10.5 Severability. In the event that any provision of this Agreement, or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void, or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business, and other purposes of such void or unenforceable provision.

        10.6 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

        10.7 No Survival of Warranties. Except as otherwise provided in Article IX, none of the representations and warranties in this Agreement or in any instrument or document delivered pursuant to this Agreement shall survive the Closing. This Section 10.7 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Closing.

        10.8 Expenses. In the event that the Strategic Business Combination is not consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including legal, accounting and investment banking fees, shall be paid by the party incurring such expense, except as provided in Sections 8.3 and 10.14. In the event the Strategic Business Combination is consummated, the costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including legal, accounting and investment banking fees, by (i) STEAG shall be borne fifty percent (50%) by STEAG and fifty percent (50%) by the STEAG Subsidiaries, and (ii) Mattson shall be borne by Mattson.

        10.9 United States Dollars. All references to dollars herein shall mean United States dollars.

        10.10 Governing Law. The assignment and transfer of capital stock of the Foreign STEAG Subsidiaries to Newco, the issuance of shares of Newco, and the assignment and transfer of capital stock of Newco and the other Direct STEAG Subsidiaries to Mattson (to the extent such actions are conducted in Germany) shall be governed by and effected in accordance with German law. In all other respects, this Agreement shall be governed by and effected in accordance with Delaware law without regard to the principles of conflicts of laws thereof.

        10.11 Consent to Jurisdiction. Except with respect tothe matters described in the first sentence of Section 10.10, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arising out of or relates to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, including, without limitation, a motion to dismiss on the grounds of forum non conveniens, (c) agrees that it will not bring any action arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of Delaware or a Delaware state court, and (d) waives any right to a trial by jury with respect to any claim, counterclaim, or action arising out of or in connection with this Agreement or the transactions contemplated hereby.

        10.12 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

        10.13 Third Party Beneficiaries. This Agreement is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.

        10.14 Certain Payments by Mattson.

               (a) If this Agreement shall automatically terminate pursuant to
Section 8.2 hereof by reason of the CFM Agreement terminating pursuant to Sections 8.1(g) or (i) of the CFM Agreement, then Mattson shall promptly, but in no event later than three (3) business days following the date of such termination (or such later date as STEAG shall request), make a nonrefundable cash payment to STEAG in an amount equal to the aggregate amount of all actual and documented fees and expenses (including all attorneys' fees, accountants' fees, financial advisory fees and filing fees) that have been paid by or on behalf of STEAG in connection with the preparation and negotiation of this Agreement or otherwise in connection with the Strategic Business Combination, provided that in no event shall such amount exceed $5,000,000, such amount to be payable by wire transfer of immediately available funds to an account designated by STEAG.

               (b) If (i) this Agreement shall automatically terminate pursuant to Section 8.2 hereof and (ii) the reason for such termination is that either Mattson or CFM has terminated the CFM Agreement under circumstances obligating (or potentially obligating) CFM to pay Mattson the termination fee specified in
Section 8.2(b) or (c) of the CFM Agreement, then Mattson shall, within three (3) business days of receipt of such termination fee or any portion thereof, remit to STEAG, in the manner specified in Section 10.14 (a) hereof, one-half of the amount actually received by Mattson from CFM.

               (c) If (i) this Agreement is terminated by Mattson pursuant to
Section 8.1(h) and (ii) as a result of such termination, STEAG is required to pay CFM the $40 million fee specified in Section 3.04(ii) of the Interim Patent License Agreement dated the date hereof between CFM, a subsidiary of CFM and STEAG, Mattson shall, immediately upon request from STEAG, by written notice given in the manner specified in Section 10.1, that it is required to make or has made such payment to CFM, remit to CFM or STEAG, as the case may be, one-half of the amount to be paid as so paid by STEAG to CFM provided that Mattson shall not be required to make any payment in advance of, or in an amount greater than, a payment by STEAG.




            (The remainder of this page is left intentionally blank)

        IN WITNESS WHEREOF, STEAG and Mattson have caused this Agreement to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.


STEAG ELECTRONIC SYSTEMS AG
By: /s/ Dr. Hans Betz
   ------------------------------------
        Dr. Hans Betz, CEO


By: /s/ PPE Luetke-Daldrup
   ------------------------------------
        Dr. Berthold Luetke-Daldrup



MATTSON TECHNOLOGY, INC.


By: /s/ Brad Mattson
   ------------------------------------
        Brad Mattson, Chairman
        and Chief Executive Officer

                                    EXHIBIT A

                    STEAG ELECTRONIC SYSTEMS AG SUBSIDIARIES

STEAG RTP Systems GmbH
STEAG MicroTech GmbH
STEAG RTP Systems, Inc.
STEAG CVD Systems Ltd.
STEAG CVD Systems, Inc.
STEAG Cutek, Inc.
STEAG Electronic Systems Inc.
STEAG Electronic Systems (UK) Ltd.
STEAG Electronic Systems South East Asia PTE Ltd.
STEAG Electronic Systems Korea Ltd.
STEAG Electronic Systems Japan Co., Ltd.

                                    EXHIBIT B

                              STOCKHOLDER AGREEMENT

        THIS STOCKHOLDER AGREEMENT (the "Agreement") is entered into as of ___ _, 2000, by and between MATTSON TECHNOLOGY, INC., a Delaware corporation (the "Company"), STEAG ELECTRONIC SYSTEMS AG, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany ("Stockholder") and BRAD MATTSON, an individual who is a director and the Chief Executive Officer of the Company ("Mattson").

        A. On June 27, 2000, the Company and Stockholder entered into a Strategic Business Combination Agreement (the "Combination Agreement") pursuant to which, subject to satisfaction or waiver of the conditions therein, (i) Stockholder will sell and transfer 100% of the issued and outstanding capital stock or other equity ownership interests of certain wholly-owned subsidiaries of Stockholder to the Company, and (ii) the Company shall issue to Stockholder 11,850,000 shares of restricted common stock, par value $.001 per share ("Common Stock"), of the Company (the "STEAG Transaction").

        B. Upon consummation of the STEAG Transaction, Stockholder will own approximately, 31.9% of all outstanding shares of Common Stock and Mattson will own 3,535,516 shares of Common Stock (or approximately 9.5% of all outstanding shares of Common Stock).

        C. On June 27, 2000, the Company, CFM Technologies, Inc., a Pennsylvania corporation ("CFM"), and M2C Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of the Company ("M2C"), entered into an Agreement and Plan of Merger (the "CFM Merger Agreement") pursuant to which, subject to satisfaction or waiver of the conditions therein, and concurrently with the consummation of the STEAG Transaction, (i) M2C will merge with and into CFM, resulting in CFM continuing as the surviving corporation and M2C ceasing to exist as a separate corporation (the "CFM Merger") and (ii) the Company will issue approximately 4,100,000 shares of Common Stock to the stockholders of CFM and will assume outstanding CFM stock options in accordance with the CFM Merger Agreement.

        D. The parties believe that it is in the best interests of the Company, the Stockholder and Mattson to provide for certain rights and obligations of the parties with respect to various corporate matters.

        NOW THEREFORE, the parties hereto agree as follows:

                   1. Board Representation; Executive Staffing; Nominating
                                Committee; Voting Arrangements.

        1.1 Board Representation; Executive Staffing. Commencing on the Effective Date, during the term of this Agreement, the Board of Directors of the Company shall consist of seven (7) members, two of whom shall be designated by Stockholder (the "Stockholder Representatives"), one of whom shall be the Chief Executive Officer of the Company and, subject to Section 1.1(b) below, the remaining four of whom shall be incumbent Independent

Directors (as such term and certain other capitalized terms are defined in Section 8.11) as of the Effective Date, or successors, at least three of whom shall be Independent Directors, nominated in accordance with the Company's Bylaws, as amended from time to time (the "Bylaws").

               (a) Effective as of the Effective Date (as defined in Section 7.1), the Company shall cause the authorized size of the Board of Directors to be increased to seven (7) members from five (5) members, and the Company shall cause two (2) persons designated by Stockholder as the initial Stockholder Representatives to be appointed to fill the two vacant seats so created. One such initial Stockholder Representative shall be Dr. Jochen Melchior, who shall be elected and appointed to the class of the Company's Board of Directors scheduled to be elected at the third (3rd) Annual Meeting of the Company's stockholders following the Closing (i.e., Class III). The other initial Stockholder Representative shall be elected and appointed to the class of the Company's Board of Directors scheduled to be elected at the second (2nd) Annual Meeting of the Company's stockholders following the Closing (i.e., Class II). The second initial Stockholder Representative will be identified and designated by Stockholder in EXHIBIT A attached hereto. If either Stockholder Representative or any successor thereto ceases to be a director of the Company at any time prior to the expiration of such Stockholder Representative's designated term as director, whether as a result of death, resignation, retirement, disqualification, removal from office or other cause, the Company shall cause a successor designated by Stockholder to be elected and appointed to fill the vacancy so created. The Company agrees that, at the request of Stockholder, as soon as practicable following such request, it will cooperate with Stockholder to attempt to remove any Stockholder Representative, to the extent permitted by Delaware law, and to take any action reasonably requested by Stockholder for that purpose including, without limitation, to call a stockholders meeting and hold such meeting as soon as practicable following such request. Stockholder Representatives who are not employees of the Company will receive the same benefits and compensation as other non-employee directors of the Company.

               (b) To the extent required pursuant to the CFM Merger Agreement, effective as of the effective time of the CFM Merger, the Company may cause one person designated by CFM (the "CFM Representative") to serve on the Company's Board of Directors as a member of Class III of the Board of Directors, in place of an incumbent Independent Director of the Company. If the CFM Representative ceases to be a director of the Company prior to the expiration of the CFM Representative's designated term as director, whether as a result of death, resignation, retirement, disqualification, removal from office or other cause, the vacancy so created shall be filled by the Company's Board of Directors, in accordance with the Company's Bylaws, with an Independent Director or other person unanimously approved by the Nominating Committee (as defined in Section 1.2).

               (c) Effective as of the Effective Date, the members of the Company's Board of Directors other than the members elected and appointed pursuant to Section 1.1(a) and (b) herein shall be the Chief Executive Officer of the Company and the other incumbent directors of the Company as of such date.

               (d) Effective as of the Effective Date, the Company shall cause:
(i) Dr. Jochen Melchior, a Stockholder Representative, to serve as Chairman of the Board for a term of one (1) year, and (ii) Mattson to serve as Vice-Chairman of the Board and as Chief Executive Officer of the Company.

               (e) Effective as of the Effective Date, the Company shall cause Dr. Ludger Viefhues to be named Chief Operating Officer/President of the Company for a term of one year, subject to removal by the Executive Staffing Committee (as defined below).

               (f) Effective as of the Effective Date, the Board of Directors of the Company will establish an "Executive Staffing Committee," in accordance with the provisions set forth in the Bylaws with respect to the formation of committees of the Board of Directors, with members consisting of Dr. Jochen Melchior and Mattson and, if agreed by the Company and Stockholder, one additional representative of each of Stockholder and the Company. The Executive Staffing Committee will remain in place for one year following the Effective Date, and will be responsible during that period for making key personnel decisions (including the hiring and firing of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and the general managers for divisions). One (1) Independent Director reasonably acceptable to Stockholder and the Company will be appointed as a tiebreaker member of the Executive Staffing Committee in the event the committee reaches deadlock on an issue or staffing decision.

               (g) The Company will cause the nomination of the Stockholder Representatives for election as directors of the Company at each Annual Meeting of the Company's stockholders at which the term of an incumbent Stockholder Representative will expire, until the termination of this Agreement.

        1.2 Nominating Committee. Effective as of the Effective Date, the Company's Bylaws shall establish a nominating committee (the "Nominating Committee") to evaluate and propose nominees to serve as directors to succeed the CFM Representative or any Independent Director who leaves office, or to fill additional vacancies on the Board of Directors not otherwise provided for in
Section 1.1(a) herein. During the term of this Agreement, the Nominating Committee shall be comprised of three (3) Board members, at least one of whom shall be a Stockholder Representative. For a period of three (3) years following the Effective Date, the Nominating Committee shall nominate only those nominees who have received the unanimous approval of the Nominating Committee members. The Bylaws will further provide that in the event the Nominating Committee fails to nominate a nominee within four (4) months after a Board seat becomes vacant, the Board of Directors may act to elect and appoint a nominee to fill the vacancy.

        1.3 Election of Nominees. Each of Stockholder and Mattson agrees to be present and voting and to affirmatively vote for the election of the nominees for director designated or nominated pursuant to Sections 1.1 and 1.2 herein, including without limitation, the Stockholder Representatives, at each meeting of the Company's stockholders at which directors are to be elected.

        1.4 Interested Party Transactions. In the event any proposed transaction between the Company, on the one hand, and Stockholder or any of its Affiliates, on the other hand, is submitted to the Company's stockholders for their approval, Stockholder agrees to vote its shares of Voting Stock with regard to such proposed transaction in the same proportion (for, against or abstain) as all shares of Voting Stock not owned by Stockholder and represented and voting at a stockholders' meeting are voted with regard to such proposed transaction; provided, that the foregoing shall not apply to a transaction among the Company and its stockholders generally or with respect to any transaction provided for in this Agreement including, without limitation, Stockholder's exercise of its rights under Section 3 hereto.

        1.5 Amendment to Bylaws. Prior to or simultaneous with the Closing, the Company shall cause the Bylaws of the Company to be amended and restated in the form of Exhibit B hereto.

               2. Standstill Restrictions on Further Purchases of Company Stock.

        2.1 Restriction on Acquisition of Voting Stock. Except with prior Disinterested Director Approval, except as otherwise provided in Section 2.4 of this Agreement and except for any stock issuances by the Company in respect of any stock split, stock dividend, recapitalization or similar corporate transaction, or upon exercise of securities issued pursuant to rights distributed to holders of Common Stock generally, Stockholder shall not (and Stockholder shall not permit any of its majority-owned and controlled Affiliates
to) acquire, either directly or indirectly, agree to acquire or make a tender or exchange offer to acquire any shares of Voting Stock of the Company; provided, however, that the foregoing restriction shall not apply to a transfer by Stockholder of all or any portion of the Voting Stock held by Stockholder to any of its Affiliates made in accordance with Section 4.5, or any transfer back to Stockholder pursuant to such Section 4.5.

        2.2 Participation in Solicitations. Except with prior Disinterested Director Approval, Stockholder shall not (and Stockholder shall not permit any of its majority-owned and controlled Affiliates to) (i) "solicit" or in any way participate, directly or indirectly, in the "solicitation" of "proxies," as those terms are defined in Rule 14a-1 under the Exchange Act, in respect of any Voting Stock (provided, that Stockholder shall not be deemed to have violated the restrictions in this clause (i) by virtue of any action taken in connection with the election of directors pursuant to Section 1 above), (ii) make any public announcement in response or with respect to an Acquisition Proposal not solicited or approved by the Company's Board of Directors, (iii) deposit any shares of Voting Stock in a voting trust or subject any Voting Stock to any arrangement or agreement with respect to the voting of such Voting Stock with any Person or "group" (as such term is defined under the Exchange Act) other than the Company or other entities within Stockholder's control group or (iv) form or join any "group" (as such term is defined under the Exchange Act) with any other Person other than entities within Stockholder's control group for the purpose of voting, holding, purchasing or disposing of Voting Stock or for the purpose of taking any of the actions set forth in this Section 2.2 or Section 2.1, above.

        2.3 Suspension of Standstill Restrictions. The restrictions set forth in Sections 2.1 and 2.2 shall be suspended in the event that any Person or "group" (as such term is defined under the Exchange Act) (other than Stockholder, any Person who is then an Affiliate of Stockholder, or the Company), without the prior approval of the Board of Directors of the Company, (i) commences a tender offer for purposes of Rule 14d-2 promulgated under the Exchange Act, (ii) acquires shares of Voting Stock resulting in such Person or group having beneficial ownership of Voting Stock representing more than twenty percent (20%) of the then-outstanding Voting Stock of the Company or (iii) acquires shares of Voting Stock resulting in such Person or group having beneficial ownership of Voting Stock representing more than ten percent (10%) of the then-outstanding Voting Stock of the Company and commences or publicly announces its intention to seek to effect a Change of Control, whether through an Acquisition Transaction or otherwise. Upon the cessation of the event or events that lead to suspension of the restrictions in Sections 2.1 and 2.2 pursuant to this Section, those restrictions shall be reinstated in accordance with their terms unless this Agreement has been terminated in accordance with
Section 7.2; provided however that, notwithstanding any provision of Section 2.1 or 2.2 to the contrary, Stockholder shall have no obligation to dispose of any Voting Stock that Stockholder has acquired or agreed to acquire, or to reverse, rescind, violate or breach (x) any contractual obligation Stockholder has undertaken, (y) any other commitment Stockholder has made, the reversal, rescission, violation or breach of which would have adverse consequences to Stockholder, or (z) any legal or regulatory requirement imposed on Stockholder, in each case during any suspension of Sections 2.1 and 2.2 pursuant to this Section.

        2.4 Right to Maintain Ownership. Notwithstanding the provisions of
Section 2.1 to the extent that Stockholder's percentage beneficial ownership is reduced as a result of any issuance of Voting Stock by the Company (an "Issuance") for any reason whatsoever, Stockholder may purchase additional shares of Voting Stock in the open market or in privately negotiated transactions (to the extent Stockholder has not already exercised its rights pursuant to Section 3 below with respect to a particular Issuance) as required to maintain Stockholder's aggregate percentage beneficial ownership of the Company's outstanding Voting Stock on the Effective Date.

        2.5 Notice of Stockholder Position. Upon written request from the Company, but not more than once each calendar quarter, a duly authorized officer of Stockholder will certify to the Company in writing the numbers and classes of shares of Voting Stock beneficially owned by Stockholder and its majority-owned and controlled Affiliates as of any record date or other date reasonably requested.

        2.6 Notice of Issuances by the Company. The Company shall, as promptly as practicable, but not later than the date of Issuance, provide written notice to Stockholder of all Issuances of Voting Stock by the Company, other than issuances described under Section 3.4 (d) or (e), specifying the number of shares of Voting Stock being issued and the purchase price therefor; provided, that with respect to the foregoing Issuances of Voting Stock by the Company in amounts less than 1% of the shares of Voting Stock outstanding on such date, the Company may provide notice to Stockholder of such Issuances on a quarterly basis. Within fifteen days following the end of each fiscal quarter, the Company shall provide written notice to Stockholder of all Issuances of Voting Stock described under Section 3.4, (d), and (e), specifying the number of shares of Voting Stock so issued during the fiscal quarter.

        2.7 Company Repurchases. Stockholder shall not be deemed to have violated its obligations under Section 2.1 by virtue of any increase in the aggregate percentage of outstanding Voting Stock of the Company beneficially owned by Stockholder and its Affiliates solely as a result of a recapitalization of the Company, a repurchase of securities by the Company or other actions taken by the Company or any of the Company's Affiliates that have the effect of reducing the number of shares of Voting Stock outstanding.

        2.8 Termination. Notwithstanding any other provision in this Agreement, all rights and obligations of any party under this Section 2 shall terminate upon the earlier of (x) the fifth (5th) anniversary of the Closing regardless of whether such rights and obligations are suspended for any portion of such five-year period or (y) the termination of this Agreement pursuant to Section 7 hereof.

               3. Stockholder Right to Purchase Additional Company Stock.

        3.1 Right of Offer to Purchase Additional Shares of Common Stock. Prior to any sale or issuance by the Company of any shares of Voting Stock (other than a sale or issuance described in Section 3.4) (a "Proposed Issuance"), the Company shall give Stockholder advanced written notice (the "Notice of Issuance") of the Proposed Issuance, setting forth the proposed price, quantity (which the Company may indicate is a fixed amount to be offered to third parties, subject to increase to make allowance for issuance to Stockholder) and other material terms and conditions under which the Company proposes to make such sale (the date such notice is received by Stockholder is hereinafter referred to in this Section 3.1 as the "Notice Date"). Stockholder shall have the right, exercisable as hereinafter provided, to purchase its proportional share of such Voting Stock (as defined below) on terms which are at least as favorable to Stockholder as the terms on which the Company sells such Voting Stock to any other prospective investor. Stockholder shall have twenty (20) days after the Notice Date to notify the Company in writing that it elects to purchase some or all of its share of the Voting Stock so offered. If any material term of the Proposed Issuance is changed from those set forth in the Notice of Issuance, the Company shall give Stockholder prompt written notice (the "Revised Notice of Issuance") of the revised terms of the Proposed Issuance setting forth the revised terms of the Proposed Issuance (the date such Revised Notice of Issuance is received by Stockholder is hereinafter referred to in this
Section 3 as the "Revised Notice Date"). Stockholder shall have until the later of (x) five (5) days from the Revised Notice Date or (y) twenty (20) days from the original Notice Date to notify the Company in writing that it elects to purchase some or all of its share of the Voting Stock so offered. The proportional share amount of Voting Stock which Stockholder is entitled to acquire in the Proposed Issuance shall be equal to (i) the amount of Voting Stock proposed to be sold or issued by the Company in the Proposed Issuance (which the Company at its election may indicate to be a fixed amount to be offered to third parties, subject to increase to make allowance for sales to Stockholder) multiplied by (ii) a fraction calculated by dividing (A) the number of shares of Voting Stock owned by Stockholder as of the Notice Date by (B) the total number of shares of Voting Stock issued and outstanding as of the Notice Date.

        3.2 Company Sale. If, within the later of twenty (20) days after the Notice Date or five (5) days after the latest Revised Notice Date, Stockholder does not notify the Company that it desires to purchase a portion of the Voting Stock proposed to be sold or issued by the Company in a Proposed Issuance, then the Company may, during a period of ninety (90) days following the end of such twenty (20) day period or five (5) day period, as the case may be, sell and issue such Voting Stock not otherwise purchased by Stockholder to other third parties at a price and upon terms and conditions no more favorable to such parties than those set forth in the Notice of Issuance.

        3.3 Purchase; Payment. If Stockholder elects to purchase Voting Stock from the Company pursuant to this Section 3, Stockholder and the Company shall consummate the purchase and sale of such Voting Stock in the manner and on the terms and date of the closing of the Proposed Issuance as set forth in the Notice of Issuance or Revised Notice of Issuance, as the case may be or, if on a later date, the second (2nd) business day after all regulatory filings required for the consummation of such purchase have been obtained. Payment for such Voting Stock shall be by check (or wire transfer of immediately available funds to an account designated by the Company by written notice delivered to Stockholder not less than two (2) business days prior to the scheduled closing of such purchase) or, at Stockholder's election, to the extent practicable, such other form of consideration as set forth in the Notice of Issuance or Revised Notice of Issuance, as the case may be, against delivery of such Voting Stock at the executive offices of the Company at the time of the scheduled closing therefor. The Company shall take all such action as may reasonably be required by any regulatory authority in connection with the exercise by Stockholder of the right to purchase Voting Stock as set forth in this Section 3.

        3.4 Limitation. Stockholder's right to participate in a Proposed Issuance pursuant to this Section 3 shall not apply to the following sales and issuances of shares of Voting Stock by the Company on or after the date hereof:

               (a) Voting Stock issued to employees, officers, directors and consultants pursuant to any stock option plan, stock incentive or purchase plan or agreement approved by the Board of Directors of the Company;

               (b) Voting Stock issued pursuant to or upon exercise or conversion of securities issued in connection with a merger, consolidation, share exchange, or other reorganization or business combination involving the Company, in which the Company is the acquiring corporation or stockholders of the Company immediately prior to such merger, consolidation or other reorganization or business combination own securities with a majority of the voting power of the resulting entity;

               (c) Common Stock, in an amount up to 1.0% of the Company's outstanding Common Stock as of the date hereof, in the case of any single transaction, or 2.5% of the Company's outstanding Common Stock as of the date hereof, in the aggregate, issued pursuant to or upon exercise or conversion of securities issued in connection with (A) any equipment financing in an amount in excess of $10,000,000 or (B) any technology licensings, research or development agreements or asset acquisitions approved by the Company's Board of Directors;

               (d) Common Stock issued upon exercise of securities issued pursuant to rights distributed to holders of Common Stock generally;

               (e) Common Stock issued proportionately to all Stockholders in connection with any stock split, stock dividend or recapitalization of the Company; or

               (f) Common Stock issued pursuant to the exercise of any stock options or warrants or any other rights to acquire shares of Common Stock outstanding on the Effective Date.

        3.5 Termination. The right contained in this Section 3 shall terminate upon the earliest to occur of (i) the closing of any Acquisition Transaction that results in a Change of

Control, (ii) the sale of all or substantially all of the Company's assets, or
(iii) termination of this Agreement pursuant to Section 7 hereof.

               4. Restrictions on Transfer of Voting Stock by Stockholder.

        4.1 Lockup Period. For a period of one (1) year commencing upon the Effective Date ("Lockup Period"), except with prior Disinterested Director Approval, Stockholder shall not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Voting Stock or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Voting Stock, whether any such transaction described in this section is to be settled by delivery of Voting Stock, in cash or otherwise; provided, however, that Stockholder shall be permitted to transfer all or any portion of the Voting Stock to an Affiliate of Stockholder in accordance with Section 4.5.

        4.2 Permitted Transfers. Following the Lockup Period, Stockholder shall not, without first complying with its obligations under Section 4.4 herein, sell or transfer, directly or indirectly, any shares of Voting Stock, except (i) pursuant to a bona fide public offering of Voting Stock registered under the Securities Act (which shall be structured and conducted through an underwriter or otherwise in a manner reasonably calculated not to result in the transfer of beneficial ownership of five percent (5%) or more of the total Voting Stock of the Company then outstanding to a single Person or group (other than a qualified institutional buyer, as defined in Rule 144A(a)(1), who is purchasing the securities for investment purposes)); (ii) pursuant to and in compliance with Rule 144 (but not pursuant to Rule 144A) under the Securities Act; or (iii) to an Affiliate of Stockholder in accordance with Section 4.5.

        4.3 Transfers Subject to Company Approval. Following the Lockup Period, except with Disinterested Director Approval, Stockholder shall not sell or transfer, directly or indirectly, more than 2,400,000 shares (as adjusted as a result of stock dividends, stock splits, recapitalizations and the like after the date of this Agreement) of Voting Stock in a transaction or series of related transactions to a single Person or "group" (as such term is defined under the Exchange Act), except (i) as provided in Section 4.2(i) through (iii);
(ii) pursuant to an Acquisition Transaction that will result in a Change of Control and that has received Disinterested Director Approval or that has received approval by a majority of the stockholders of the Company excluding Stockholder; (iii) following the third (3rd) anniversary of the Effective Date; or (iv) during the suspension or following termination of the Voting Stock acquisition restrictions pursuant to Section 2.3(ii), in response to any tender or exchange offer made by another Person or group to purchase or exchange for cash or other consideration all outstanding Voting Stock of the Company.

        4.4 Right of First Refusal on Permitted Sales by Stockholder.

               (a) General. Prior to consummating any sale or transfer of any Voting Stock, except for sales or transfers described in Section 4.2(i) through
(iii), Stockholder shall give the Company the opportunity to purchase such Voting Stock in the following manner:

                      (i) Stockholder shall give notice (the "Transfer Notice") to the Company in writing of such intention, specifying the names of the proposed purchasers or transferees, the securities proposed to be sold or transferred, the proposed price per share therefor (the "Transfer Price") and the other material terms upon which such disposition is proposed to be made.

                      (ii) The Company shall have the right, exercisable by written notice given by the Company to Stockholder within twenty (20) days after receipt of such Transfer Notice, to agree to purchase all, but not less than all, of the securities specified in such Transfer Notice. The Company shall have the right to pay for such securities: (a) the same amount in cash per share, if the consideration to be paid by the third party consists of cash, or (b) to the extent the consideration to be paid by the third party does not consist of cash, consideration per share equivalent to that offered by the third party, or an amount of cash having equivalent value as determined, at the expense of the Company, by an investment banking firm mutually agreed to by the Company and Stockholder.

                      (iii) If the Company exercises its right of first refusal hereunder, the closing of the purchase of the securities with respect to which such right has been exercised shall take place within ten (10) days after the Company gives notice of such exercise, or, if later, upon the date on which the proposed transfer was to occur with the third party. Upon exercise by the Company of its right of first refusal, the Company and Stockholder shall be legally obligated to consummate the purchase contemplated thereby and shall use their reasonable commercial efforts to secure any approvals required in connection therewith. The Company may elect by notice in writing to Stockholder that, at the closing of such transaction, the shares be delivered to and payment made to Stockholder by a designee of the Company, provided that the Company shall remain liable for its obligations under this Section 4.4.

                      (iv) If the Company does not exercise its right of first refusal hereunder within the time specified for such exercise, Stockholder shall be free, subject to the terms of Section 4.3 herein, during the period of one hundred and eighty (180) days following the expiration of such time for exercise, to sell the securities specified in such Transfer Notice on terms no less favorable to Stockholder than the terms specified in such Transfer Notice.

               (b) No Assignment. The rights of first refusal provided by this
Section 4.4 may not be assigned by the Company; provided, however, that the Company may provide that a purchase of Voting Stock will be made by a designee in accordance with Section 4.4(a)(iii).

        4.5 Affiliate Transfer; Obligation to Transfer Back. As a condition to the permitted transfer of Voting Stock held by Stockholder to any Affiliate of Stockholder (each, an "Affiliate Holder"), such Affiliate Holder must agree to be bound by the terms and conditions of this Agreement and to hold such Voting Stock subject to all obligations and restrictions applicable to Stockholder, including Sections 1.3, 2, 4 and 5.11 hereof, in which event such Affiliate shall be entitled to share, jointly with Stockholder, the rights and benefits applicable to Stockholder under this Agreement. If any Affiliate Holder ceases to be an Affiliate of Stockholder, then not later than thirty (30) days following the date on which the control relationship ends between such Affiliate Holder and Stockholder, such Affiliate Holder shall transfer its Voting Stock to

Stockholder or to an Affiliate of Stockholder, or otherwise transfer such Voting Stock in accordance with Section 4 of this Agreement.

        4.6 Merger of Stockholder. For avoidance of doubt, nothing in this
Section 4 shall be deemed to prohibit a transfer of Voting Stock by operation of law to a successor entity as a result of a merger involving Stockholder.

               5. Registration Rights.

        5.1 Definitions. For purposes of this Section 5:

               (a) The terms "Holder" or "Holders" means Stockholder and/or any other person who shall subsequently own or have the right to acquire Registrable Securities or any assignee thereof in accordance with Section 5.10 hereof.

               (b) The terms "register," "registered" and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

               (c) The term "Registrable Securities" means (i) any shares of Common Stock issued by the Company to Stockholder pursuant to the Combination Agreement or subsequently acquired by Stockholder in compliance with Section 3 of this Agreement; (ii) any and all shares of Common Stock issued or issuable upon exercise, conversion or exchange of equity securities acquired by Stockholder in compliance with Section 3; (iii) equity securities issued in lieu thereof in any reorganization; or (iv) equity securities issued in respect of the stock referred to in (i) or (ii), above, as a result of a stock split, stock dividend, recapitalization or the like, excluding in all cases, however, any of the foregoing sold by a Holder pursuant to a registration statement, in a transaction pursuant to Rule 144 promulgated under the Securities Act, or in any other transaction in which registration rights are not transferred pursuant to this Section 5.

               (d) The number of shares of "Registrable Securities then outstanding" shall be determined by the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are exercisable or convertible into, Registrable Securities.

        5.2 Company Registration

               (a) If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its Common Stock under the Securities Act for sale after the Lockup Period in connection with a secondary offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock option, stock purchase or similar plan, or a registration relating solely to a transaction of the type described in Rule 145(a) under the Securities Act), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of any Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 8.3 of this Agreement, the Company shall, subject to the provisions of Section 5.2(b), include in such registration (and any related qualification under blue sky laws or other compliance) and in any underwriting involved therein, all of the Registrable Securities that each such Holder has requested to be registered.

               (b) In connection with any offering involving an underwriting of shares being issued by the Company, the Company shall not be required under this
Section 5.2 to include any Holder's securities in such underwriting unless such Holder accepts the terms of the underwriting as agreed upon between the Company and the underwriters selected by it, and then only in such quantity as will not, in the opinion of the underwriters, jeopardize the success of the offering by the Company. In the event that any registration pursuant to this Section 5.2 shall be, in whole or in part, an underwritten public offering of Registrable Securities, the number of shares of Registrable Securities of the Holders to be included in such an underwriting may be reduced (pro rata among the requesting Holders based upon the number of shares of Registrable Securities then outstanding that are owned by such Holders) if and to the extent that the managing underwriter advises the Company in writing that in its opinion such inclusion would materially adversely affect the marketing of the securities to be sold by the Company therein. If any Holder disapproves of the terms of any such underwriting, it may elect to withdraw therefrom by written notice to the Company and the underwriter delivered at least seven (7) days prior to the effective date of the Registration Statement. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration. The Holders shall have no right to participate in the selection of the underwriters for an offering pursuant to this Section 5.2.

               (c) The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 5.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.

        5.3 Form S-3 Demand Registration.

               (a) After the Lockup Period, Holders shall have the right to request registrations on Form S-3 (such requests shall be in writing and shall state the number of shares of Registrable Securities to be disposed of and the intended methods of disposition of such shares by the Holders); provided, however, that the Company shall not be obligated to effect any such registration: (i) with effectiveness prior to the end of the Lockup Period, (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) on Form S-3 at an aggregate price to the public of less than $5,000,000, (iii) if the Company reasonably determines, following consultation with its outside counsel, that a Holder's sale of Registrable Securities pursuant to the registration statement would require disclosure of material information and such disclosure would be materially detrimental to the Company, but only for so long as such disclosure is required and would be materially detrimental; (iv) in a given twelve-month period, after the Company has effected one (1) such registration pursuant to this Section 5.3 in any such period; or (v) within sixty (60) days of the effective date of a Company registration statement of the type described in
Section 5.2 involving an underwritten offering, or within one hundred twenty
(120) days of the effective date of a registration statement in which the Holders shall have been entitled to participate pursuant to Section 5.2 hereto and in which there shall have been effectively registered all of the Registrable Securities as to which registration shall have been requested by the Holders, if any; provided; however, that the Company may not postpone any registration pursuant to clause (iii) above for more than 60 days from the date of such request; and, provided, further that such right to delay a request shall be exercised by the Company not more than once in any twelve-month period.

               (b) Following receipt of any notice from Holders initiating a request for registration in accordance with Section 5.3(a), the Company shall use its best efforts to register under the Act, for public sale in accordance with the method of disposition specified in such notice from Holders, the number of shares of Registrable Securities specified in such notice and in all notices received by the Company. If such method of disposition shall be an underwritten public offering, the Holders may designate the managing underwriter of such offering, subject to the approval of the Company, which approval shall not be unreasonably withheld or delayed. If and to the extent the managing underwriter of any underwritten public offering conducted pursuant to this Section 5.3 advises the Company in writing that in its opinion the amount of securities requested to be included in such offering is sufficiently large to materially adversely affect the marketing of the securities to be sold by the stockholders therein, the amount of securities to be included in such offering by Persons other than the Holders shall be reduced.

               (c) Subject to the provisions of Section 5.3(b) above, the Company shall be entitled to include in any registration statement referred to in this Section 5.3, for sale in accordance with the method of disposition specified by the requesting Holders, shares of Common Stock to be sold by the Company for its own account, except as and to the extent that, in the opinion of the managing underwriter (if such method of disposition shall be an underwritten public offering), such inclusion would adversely affect the marketing of the Registrable Securities to be sold. Except for registration statements on Form S-4, Form S-8 or any successor forms thereto, the Company will not file with the Commission any other registration statement under the Act with respect to its Common Stock, whether for its own account or that of other stockholders, from the date of receipt of a notice from requesting Holders pursuant to this Section
5.3 until the completion of the period of distribution of the registration contemplated thereby.

        5.4 Obligations of the Company. Whenever required under this Agreement to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

               (a) prepare and file with the Commission a registration statement with respect to such Registrable Securities within 45 days after receipt of requisite requests from Holders for registration and use its best efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for the period of the distribution contemplated thereby (determined as hereinafter provided);

               (b) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to keep the registration statement effective for the period specified in paragraph (a) above and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

               (c) furnish to the Holders of Registrable Securities covered by such registration statement such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act and such other documents as they may reasonably request in order to facilitate the disposition of such Registrable Securities;

               (d) use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be requested by the Holders thereof, provided that (i) the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions and (ii) notwithstanding anything in this Agreement to the contrary, in the event any jurisdiction in which the securities shall be qualified imposes a non-waivable requirement that expenses incurred in connection with the qualification of the securities be borne by selling stockholders, such expenses shall be payable pro rata by selling stockholders;

               (e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement;

               (f) promptly notify each Holder participating in the registration covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and at the request of any Holder, within 5 days, prepare and furnish to such Holder so requesting a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; provided that, if the Company reasonably determines, following consultation with its outside counsel, that such a supplement or amendment would require disclosure of material information and such disclosure would be materially detrimental to the Company, then upon written notice to participating Holders to that effect, each Holder shall suspend any sales or trades of the Company's securities under any registration statement for so long as the Company determines such disclosure is required and materially detrimental, but in any case not longer than thirty (30) days immediately following such notice;

               (g) cause all such Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange or national market system on which similar securities issued by the Company are then listed or traded;

               (h) furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Agreement, (i) such representations and warranties to such Holder and the underwriters, if any, as is customary in primary underwritten offerings,
(ii) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, and (iii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters;

               (i) make available upon reasonable notice for inspection by each seller of Registrable Securities, any underwriter participating in any distribution pursuant to such registration statement, and any attorney, accountant or other agent retained by such seller of Registrable Securities or underwriter, all pertinent financial and other records, pertinent corporate documents and properties of the Company, and cause the Company's officers, directors and employees to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with preparation and verification of such registration statement;

               (j) otherwise use its best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months, but not more than eighteen (18) months, beginning with the first month after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act; and

               (k) take such other actions as are reasonably required in order to expedite or facilitate the sale of such Registrable Securities, including, without limitation, causing management of the Company to participate in "road show" presentations.

               For purposes of Sections 5.4(a) and 5.4(b), the period of distribution of Registrable Securities in a firm commitment underwritten public offering shall be deemed to extend until each underwriter has completed the distribution of all securities purchased by it, and the period of distribution of Common Stock in any other registration shall be deemed to extend until the earlier of the sale of all Common Stock covered thereby or 120 days after the effective date thereof.

        5.5 Provision of Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 5 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registration of the Registrable Securities.

        5.6 Expenses of Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications of Registrable Securities pursuant to Sections 5.2 and 5.3, including (without limitation) all registration, filing and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for the participating Holders, shall be borne by the Company.

        5.7 Indemnification. In the event any Registrable Securities are included in a registration statement under this Agreement:

               (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder of such Registrable Securities, the officers and directors of each such Holder, any underwriter (as defined in the Securities
Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or
(iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will reimburse each such Holder, officer or director, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 5.7(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld or delayed), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, officer, director, underwriter or controlling person.

               (b) To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities in such registration statement or any of its directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter, or other such Holder or director, officer, controlling person or underwriter may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter, or other such Holder or director, officer, controlling person or underwriter in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 5.7(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder from whom indemnification is sought (which consent shall not be unreasonably withheld or delayed); provided, that, in no event shall any indemnity under this Section 5.7(b) exceed the gross proceeds from the offering received by such Holder.

               (c) Promptly after receipt by an indemnified party under this
Section 5.7 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 5.7, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, shall only relieve such indemnifying party of any liability to the indemnified party under this Section 5.7 if and to the extent the indemnifying party is materially prejudiced by such omission, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 5.7. No indemnifying party, in the defense of any such claim or litigation against an indemnified party, shall consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation, unless such indemnified party shall otherwise consent in writing.

               (d) In order to provide for just and equitable contributions in any case in which either (i) any Holder exercising registration rights under Sections 5.2 or 5.3 of this Agreement, or any controlling person of any such Holder, makes a claim for indemnification pursuant to this Section 5.7 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and following the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 5.7 provides for indemnification in such case, or (ii) contribution under the Act may be required on the part of any such Holder or any such controlling person in circumstances for which indemnification is provided under this Section 5.7; then, and in each such case, the Company and such Holder shall contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect both the relative benefit received by such Holder and the relative fault of the Company and such Holder; provided, however, that, in any such case, (A) no such Holder will be required to contribute any amount in excess of the net proceeds received by such selling Holder from the sale of Registrable Securities covered by such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation. For purposes of the preceding sentence, the relative benefit received by such Holder shall be deemed to be in the same proportion as the public offering price of its Registrable Securities offered by the registration statement bears to the public offering price of all securities offered by such registration statement; and the relative fault of the Company and such Holder shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission of a material fact relates to information supplied by the Company or by such Holder and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

               (e) The obligations of the Company and Holders under this Section
5.7 shall survive the completion of any offering of Registrable Securities in a registration statement filed pursuant to this Agreement, the termination of this Agreement pursuant to Section 7 hereof and otherwise.

        5.8 Reports Under the Exchange Act. With a view to making available to the Holders the benefits of Rule 144 under the Securities Act and any other rule or regulation of the Commission that may at any time permit a Holder to sell securities of the Company to the public without registration, the Company agrees to:

               (a) make and keep public information available, as those terms are understood and defined in Rule 144, at all times;

               (b) file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

               (c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the Commission which permits the selling of any such securities without registration.

        5.9 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Agreement may be assigned by a Holder; provided, that within a reasonable time after such transfer, the Company is furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and provided, further, that such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act. Any assignee or transferee asserting rights under this Agreement shall be deemed to have consented to the terms and conditions hereof. Notwithstanding the foregoing, Holders' rights to cause the Company to register their Registrable Securities and to keep information available, granted to them by the Company under this Section 5, may be assigned (or assigned in part and retained in part) to one or more transferees or assignees who either (x) are Affiliates of Stockholder or (y) receive Registrable Securities which, upon full exercise and conversion, represent the right to obtain at least five hundred thousand (500,000) shares of Registrable Securities (as adjusted for stock dividends, stock split, recapitalizations and the like that occur after the date of this Agreement), provided, that (i) the Company is given written notice by such Holder at the time of or within a reasonable time after said transfer or assignment, stating the name and address of said transferee or assignee and identifying the securities with respect to which such rights are being assigned, and (ii) upon request by the Company, such permitted transferee or assignee executes a counterpart to Section 5 of this Agreement.

        5.10 "Market Stand-Off" Agreement. Each Holder hereby agrees that it shall not, to the extent requested by the Company and an underwriter of Common Stock (or other securities) of the Company, sell, make short sale of, loan, grant any option for the purchase of or otherwise transfer or dispose (other than to donees who agree to be similarly bound) of any Registrable Securities for a period of time, as agreed to by the Company and the underwriter not to exceed ninety (90) days, following the effective date of a registration statement of the Company filed under the Securities Act for an offering in which the Holder participates; provided, however, that all officers and directors of the Company and all other persons with registration rights (whether or not pursuant to this Agreement) except passive, outside investors enter into similar agreements.

        5.11 Termination of Registration Rights. The Company's obligations pursuant to this Section 5 shall terminate as to any Holder of Registrable Securities when the Holder can sell all of such Holder's Registrable Securities pursuant to Rule 144(k) under the Securities Act and shall be suspended, but not terminated, during any three-month period in which such Holder is entitled to sell all shares issued or issuable to such Holder under Rule 144. This Section 5 shall expressly survive termination of this Agreement pursuant to Section 7 hereto.

        5.12 No Inconsistent Agreements. The Company shall not, on or after the date of this Agreement, enter into any agreement with respect to its securities which is inconsistent with the rights granted to the Stockholder and other Holders in this Section 5 or otherwise conflicts with the provisions of this
Section 5. The Company represents and warrants to Stockholder that the rights granted to the Holders hereunder do not in any way conflict with and are not inconsistent with any registration rights granted to any holders of the Company's securities.

        5.13 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of Stockholder, enter into any agreement with any holder or prospective holder of any securities of the Company giving such holder or prospective holder any registration rights, other than registration rights which are no more favorable (in terms of rights and limitations) than those granted to Stockholder hereunder and under which the rights of such third party holder or prospective holder to include securities in such registration are subordinate to the right of Holders to include Registrable Securities therein; provided however that the Company may grant registration rights which are equivalent in priority to the registration rights granted hereunder to recipients of Voting Stock issued by the Company in connection with a transaction of the type described in Rule 145(a) under the Securities Act or a share exchange in which the Company is the acquiring corporation.

               6. Notice of Voting Stock Transfers by Mattson.

        6.1 General. Except as otherwise provided in Section 6.2, ten (10) business days prior to any sale or transfer of, or entering into any agreement to sell or transfer, Voting Stock by Mattson (other than a sale or transfer that would satisfy section 4.2(i) or (ii) if such sale or transfer were made by Stockholder), Mattson shall provide Stockholder written notice stating: (i) the number of shares of Voting Stock to be sold or transferred; (ii) the name, address and relationship to Mattson, if any, of the purchaser or transferee; and (iii) the cash price or other consideration per share for which the Voting Stock is to be sold or transferred.

        6.2 Exceptions. Section 6.1 shall not apply to any of the following sales or transfers of Voting Stock by Mattson:

               (a) any transfer to Mattson's spouse, lineal descendant or antecedent, father, mother, brother or sister, the adopted child or adopted grandchild of Mattson, or the spouse of any child, adopted child, grandchild or adopted grandchild of Mattson, or to a trust or trusts for the exclusive benefit of Mattson or his family members as described in this Section 6.2(a), transfers from Mattson by devise or descent, or transfers by way of any pledge by Mattson;

               (b) any transfer pursuant to a bona fide loan transaction that creates a mere security interest; or

               (c) sales or transfers not exceeding 100,000 shares in any single transaction or series of related transactions, or 200,000 shares in the aggregate in any twelve (12) month period.

               7. Effectiveness; Termination.

        7.1 Effectiveness. This Agreement shall become effective upon the Closing of the STEAG Transaction as contemplated by the Combination Agreement (the "Effective Date") and prior thereto shall be of no force or effect. If the Combination Agreement shall be terminated in accordance with its terms, this Agreement shall automatically be deemed to have been terminated and shall thereafter be of no force or effect.

        7.2 Termination. Except with respect to the rights and obligations set forth in Section 5 which by their terms expressly survive until terminated pursuant to Section 5.11 and the general provision set forth in Section 8, all rights, remedies, obligations and liabilities of the parties under this Agreement shall terminate upon the earliest to occur of:

               (a) Stockholder's beneficial ownership of Voting Stock constituting less than twenty percent (20%) of the then-outstanding Voting Stock;

               (b) Stockholder's beneficial ownership of fifty percent (50%) or more of the then-outstanding Voting Stock other than as a result of Stockholder's violation of Section 2 of this Agreement; or

               (c) a material breach by the Company of any of its material obligations under this Agreement. Notwithstanding the foregoing, a good faith disagreement with respect to the Company's indemnification obligations under
Section 5.7, or the failure by the Company to timely satisfy a notice or filing obligation under Sections 2.6, 3.1, 5.3, 5.4(a) or 5.8, if such notice or filing is ultimately made by the Company not more than thirty (30) days after the date prescribed therefor, shall not result in termination of the parties' rights, remedies, obligations and liabilities under this Section 7.2(c); provided, that nothing contained in this Section 7.2(c) shall limit any rights Stockholder may have to damages or other remedies, whether at law or in equity, as a result of any of the breaches described in this Section 7.2(c).

               8. Miscellaneous.

        8.1 Other Agreements Superseded. This Agreement supersedes all prior agreements or understandings written or oral between the parties hereto, relating to the subject matter hereof, and incorporates the entire understanding of the parties with respect thereto.

        8.2 Amendment or Modification; Waiver. This Agreement may be amended or supplemented only by a written instrument signed by the party against whom the amendment or supplement is sought to be enforced. The party benefited by any condition or obligation may waive the same, but such waiver shall not be enforceable by another party unless made by written instrument signed by the waiving party. Any waiver by any party of a breach of any provision of this Agreement on one occasion shall not operate as or be construed to be a waiver of any breach of any other provision of this Agreement. The failure of a party to insist upon strict compliance with any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict compliance with that term or any other term of this Agreement.

        8.3 Notices. Any notice or other communication under or relating to this Agreement shall be given in writing and shall be deemed sufficiently given and served for all purposes when personally delivered or given by telecopy with receipt verified by printout of the transmitting machine (or otherwise confirmed in writing, in which case the notice shall be deemed given when such written confirmation is received):

               (a)    If to the Company:

                      Mattson Technology, Inc.
                      3550 West Warren Avenue
                      Fremont, California  94538
                      Attn:  Chief Executive Officer
                      Fax:   510-492-7052
                      Attn:  Chief Operating Officer
                      Fax:   510-492-7052

                      with a copy to:

                      Gray Cary Ware & Freidenrich LLP
                      400 Hamilton Avenue
                      Palo Alto, California 94301
                      Attn:  Bradley J. Rock, Esq.
                      Fax:  650-327-3699

               (b)    If to Stockholder:

                      STEAG Electronic Systems AG

                      Ruettenscheider Strasse 1-3
                      45128 Essen
                      Germany
                      Attn:  Chief Executive Officer
                      Fax:   011-49-201-801-6630
                      Attn:  General Counsel
                      Fax:   011-49-201-801-6684

                      with a copy to:

                      Dewey Ballantine LLP
                      1301 Avenue of the Americas
                      New York, New York 10019
                      Attn:  Marc R. Packer, Esq.
                      Fax:   212-259-6333

               (c)    If to Brad Mattson:

                      Mr. Brad Mattson
                      c/o Mattson Technology, Inc.
                      Mattson Technology, Inc.
                      3550 West Warren Avenue
                      Fremont, California  94538
                      Fax:   510-492-7052



        8.4 Law Governing; Consent to Jurisdiction; Equitable Relief; Attorneys' Fees.

               (a) This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

               (b) Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event of any dispute arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, including, without limitation, a motion to dismiss on the grounds of forum non conveniens, (iii) agrees that it will not bring any action arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of Delaware or a Delaware state court, and (iv) waives any right to a trial by jury with respect to any claim, counterclaim, or action arising out of or in connection with this Agreement or the transactions contemplated hereby.

               (c) If any provisions of this Agreement is breached, the nonbreaching party shall be entitled without limiting any other remedy available at law or equity, to an injunction, specific performance or other forms of equitable relief. The nonbreaching party shall be entitled to recover the costs (including attorneys' fees) of enforcing its rights and the breaching party's obligations pursuant to this Agreement.

        8.5 Successors; Assignability. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any right, remedy, obligation or liability hereunder may be assigned by any of the parties hereto without the prior written consent of the other parties hereto.

        8.6 Counterparts. This Agreement may be executed in any number of counterparts, and each such executed counterpart shall be deemed to be an original instrument, but all such executed counterparts together shall constitute one and the same instrument.

        8.7 Parties in Interest. Nothing in this Agreement, express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Person other than the parties hereto and their respective permitted successors and assigns, nor is anything in this Agreement intended to relieve or discharge any obligation of any third Person to any party hereto or give any third Person any right of subrogation or action over or against any party hereto.

        8.8 Headings. The headings used in this Agreement are provided for convenience only and this Agreement shall be interpreted as though they did not appear herein.

        8.9 Transactional Expenses. Except as otherwise specifically provided herein, each party shall pay its own fees and expenses incident to the negotiation, preparation, execution, delivery and performance of this Agreement including, without limitation, the fees and expenses of its counsel, accountants and other advisors.

        8.10 Severability. Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

        8.11 Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below:

               (a) Acquisition Proposal means any offer, proposal, inquiry or indication of interest contemplating or otherwise relating to any Acquisition Transaction.

               (b) Acquisition Transaction means any transaction or series of transactions involving:

                      (i) any merger, consolidation, reorganization, share exchange, business combination, issuance of securities, recapitalization, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which the Company or any of its Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the Commission) is a constituent corporation, (ii) in which a Person or "group" (as defined in the Exchange Act) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of the Company or any of its Significant Subsidiaries or
(iii) in which the Company or any of its Significant

Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of the Company or any of its Significant Subsidiaries;

                      (ii) any sale, lease, exchange, transfer, exclusive license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated net revenues, net income or assets of the Company or any of its Significant Subsidiaries; or

                      (iii) any liquidation or dissolution of any of the Company or any of its Significant Subsidiaries.

               (c) Affiliate means any Person which controls, is controlled by or is under common control with, another Person. For purposes of this definition, "control" means with respect to a corporation or limited liability company the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the controlled corporation or limited liability company and, with respect to any individual, partnership, trust, other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

               (d) Beneficial owner, beneficially own, beneficial ownership and words of similar import have the meanings ascribed to such terms in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

               (e) Change of Control means (i) the Company's sale of all or substantially all of its assets, (ii) any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) which will result in the holders of the outstanding Voting Stock immediately prior to such transaction or series of related transactions holding less than fifty percent (50%) of the voting equity securities of the surviving entity immediately following such transaction or (iii) any Person or group (other than Stockholder or any of its Affiliates) becomes the beneficial owner of more than fifty percent (50%) of the total voting power of the outstanding voting equity securities of the Company.

               (f) Closing means the closing of the STEAG Transaction contemplated by the Combination Agreement.

               (g) Commission means the Securities and Exchange Commission.

               (h) Common Stock means the common stock, par value $0.001 per share, of the Company.

               (i) Disinterested Director means a director of the Company who is not a Stockholder Representative and who is not and has never been an officer, employee or paid consultant of Stockholder or any of its Affiliates.

               (j) Disinterested Director Approval means approval by the Board of Directors, which approval included votes to approve by a majority of all the Disinterested Directors, or a public recommendation to the stockholders of the Company approved by a majority of the Disinterested Directors.

               (k) Exchange Act means the Securities Exchange Act of 1934, as amended, or any successor rule (together with the rules and regulations of the Commission promulgated thereunder).

               (l) Independent Director means any incumbent director of the Company as of the Effective Date other than Mattson, and any future director of the Company who is not and has never been an officer, employee or paid consultant of (i) Stockholder or any of its Affiliates or (ii) the Company or any of its Affiliates.

               (m) Person means an individual, partnership, corporation, trust or unincorporated organization or any federal, state, local or foreign government or any political subdivision thereof (including, without limitation, the executive and legislative branches thereof) or any department, commission, board, bureau, agency, court, panel or other instrumentality of any kind of any of the foregoing.

               (n) Securities Act means the Securities Act of 1933, as amended, or any successor rule (together with the rules and regulations of the Commission promulgated thereunder).

               (o) Subsidiary means, with respect to any party, any corporation, limited liability company, partnership, joint venture or other business association or entity, at least a majority of the voting securities or economic interests of which is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries.

               (p) Voting Stock means Common Stock, any securities convertible into or exchangeable for Common Stock or any other right or option to acquire Common Stock of the Company.



                            [SIGNATURE PAGE FOLLOWS.]

        IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

                                       MATTSON TECHNOLOGY, INC.

                                       By:
                                          --------------------------------------
                                          Brad Mattson, Chairman and
                                          Chief Executive Officer


                                       STEAG ELECTRONIC SYSTEMS AG

                                       By:
                                          --------------------------------------
                                          Dr. Hans Betz, Chief Executive Officer



                                       By:
                                          --------------------------------------
                                          Dr. Berthold Luetke-Daldrup


                                       BRAD MATTSON


                                       -----------------------------------------

                                    EXHIBIT A

                            TO STOCKHOLDER AGREEMENT

                           STOCKHOLDER REPRESENTATIVES

                                    [TO COME]

                                    EXHIBIT C

                          TRANSITION SERVICES AGREEMENT


Set forth below are the transition services STEAG is prepared to make available to Mattson and Mattson is prepared to obtain from STEAG following the Closing. Also set forth are certain key terms that would be included in the Transition Services Agreement. This list is not intended to be exclusive or to require that the parties agree on the provision of all of the services listed. The final list of services and the terms and conditions upon which they will be provided will be set forth in the Transition Services Agreement.

Services to be provided:

1) IT Services for the German subsidiaries with regard to two issues a) SAP/R3:
Service will be delivered through the RAG subsidiary "RAG Informatik GmbH" b) Office-services (e-mail; Internet access, etc.)

2) IP Administration STEAG is currently performing the patent administration for the whole STEAG Electronic Systems semiconductor equipment group, e.g., filing of patent applications, filing of trademark applications, correspondence with patent offices and patent attorneys, checking and paying invoices of patent attorneys, supervision and payment of annual fees, Regulation of employee's compensation

3) Payroll services for the German subsidiaries, using SAP R/3 HR Monthly settlement of remuneration using the valid legal settlements; all preparation and reworking relevant for the settlement; remuneration settlement and servicing of STEAG MicroTech pensioners.

4) Supplier agreement between STEAG MicroTech and STEAG Electronic Systems spol s r.o. (Slovakia)

Pricing:

All of the above services will be provided at market rates. In the case of item 4, it will be presumed that the rates and prices charged by STEAG to the HamaTech group are market rates.

Duration:

The above services will be provided for an initial period of one year; provided that Mattson, at its option, may elect to terminate such services earlier upon at least [90 days] prior written notice.


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